                             PENNFIRST BANCORP, INC.
                               600 Lawrence Avenue
                        Ellwood City, Pennsylvania 16117
                                 (412) 758-5584

                                                                February 3, 1997

Dear Stockholder:

      You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of PennFirst Bancorp, Inc. ("PennFirst"), which will be held at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania, on Tuesday, March 18, 1997 at 10:00 a.m., Eastern Time.

      At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization and a related Agreement of Merger, both dated as of September 16, 1996 (together, the "Merger Agreement"), whereby Troy Hill Bancorp, Inc. ("THB") will be merged into PennFirst (the "Merger"), with PennFirst as the surviving corporation. If the Merger is consummated, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by THB, PennFirst or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger, subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement ("Merger Consideration").

      As a result of the Merger, Troy Hill Federal Savings Bank ("Troy Hill"), a wholly-owned subsidiary of THB, will become a wholly-owned subsidiary of PennFirst. Approval by PennFirst's stockholders of the Merger Agreement, which involves the issuance of new shares of PennFirst Common Stock in connection with the Merger, is a condition to consummation of the Merger. The terms of the proposed Merger are explained in detail in the accompanying Joint Proxy Statement/Prospectus, which we urge you to read carefully.

      THE BOARD OF DIRECTORS OF PENNFIRST HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

      Enclosed is a Notice of Special Meeting of Stockholders, the Joint Proxy Statement/Prospectus, a proxy card and, for PennFirst, its 1995 Annual Report to Stockholders and Form 10-Q for the quarter ended September 30, 1996. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                        Sincerely,

                                        /s/ Charlotte A. Zuschlag
                                        Charlotte A. Zuschlag
                                        President and Chief Executive
                                         Officer

                             PENNFIRST BANCORP, INC.
                               600 Lawrence Avenue
                        Ellwood City, Pennsylvania 16117
                                 (412) 758-5584

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 18, 1997

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of PennFirst Bancorp, Inc. ("PennFirst") will be held at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania, on Tuesday, March 18, 1997, commencing at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

      1. To consider and vote upon the Agreement and Plan of Reorganization dated as of September 16, 1996, by and between PennFirst and Troy Hill Bancorp, Inc. ("THB"), and a related Agreement of Merger (together, the "Merger Agreement"), pursuant to which (i) THB will be merged into PennFirst (the "Merger"), with PennFirst as the surviving corporation of the Merger; and (ii) each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger, subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement ("Merger Consideration"), as described in the Joint Proxy Statement/Prospectus and the Merger Agreement which is attached as Appendix A thereto; and

      2. To transact such other business, if any, as may properly come before the Special Meeting or any adjournment thereof.

      Only holders of record of the PennFirst Common Stock at the close of business on January 23, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Frank D. Martz
                               Frank D. Martz
                               Senior Vice President of Operations and Secretary

Ellwood City, Pennsylvania
February 3, 1997


--------------------------------------------------------------------------------
      YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                             TROY HILL BANCORP, INC.
                               1706 Lowrie Street
                         Pittsburgh, Pennsylvania 15212
                                 (412) 231-8238

                                                                February 3, 1997

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Troy Hill Bancorp, Inc. ("THB") on Monday, March 17, 1997 at 10:00 a.m., Eastern Time, at the Holiday Inn located at 4859 McKnight Road, Pittsburgh, Pennsylvania.

      At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization and a related Agreement of Merger, both dated as of September 16, 1996 (together, the "Merger Agreement"), whereby THB will be merged (the "Merger") into PennFirst Bancorp, Inc. ("PennFirst"), with PennFirst as the surviving corporation. If the Merger is consummated, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger, subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement ("Merger Consideration").

      As a result of the Merger, Troy Hill Federal Savings Bank ("Troy Hill"), a wholly-owned subsidiary of THB, will become a wholly-owned subsidiary of PennFirst. Approval by THB's stockholders of the Merger Agreement is a condition to consummation of the Merger. The terms of the proposed Merger are explained in detail in the accompanying Joint Proxy Statement/Prospectus, which we urge you to read carefully.

      Each stockholder entitled to vote at the THB Special Meeting will have the right to dissent from the Merger and to obtain payment for the fair value of his shares upon compliance with the applicable provisions of Pennsylvania law. For a summary of the rights of stockholders of THB to dissent, see "The Merger -Dissenters' Rights" in the attached Joint Proxy Statement/Prospectus and Appendix D thereto.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF THB'S STOCKHOLDERS.

      Enclosed is a Notice of Special Meeting of Stockholders, the Joint Proxy Statement/Prospectus, a proxy card, and, for PennFirst, its 1995 Annual Report to Stockholders and Form 10-Q for the quarter ended September 30, 1996. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                        Very truly yours,


                                        /s/ Ellry N. Davis
                                        Ellry N. Davis
                                        President and Chief Executive Officer

                             TROY HILL BANCORP, INC.
                               1706 Lowrie Street
                         Pittsburgh, Pennsylvania 15212
                                 (412) 231-8238

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 17, 1997

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Troy Hill Bancorp, Inc. ("THB") will be held at the Holiday Inn located at 4859 McKnight Road, Pittsburgh, Pennsylvania, on Monday, March 17, 1997 at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

1. To consider and vote upon the Agreement and Plan of Reorganization dated as of September 16, 1996, by and between PennFirst Bancorp, Inc. ("PennFirst") and THB, and a related Agreement of Merger (together, the "Merger Agreement"), pursuant to which (i) THB will be merged into PennFirst (the "Merger"), with PennFirst as the surviving corporation of the Merger; and (ii) each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger, subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement ("Merger Consideration"), as described in the Joint Proxy Statement/Prospectus and the Merger Agreement which is attached as Appendix A thereto; and

2. To transact such other business as may properly come before the THB Special Meeting or any adjournment thereof.

      Only holders of record of the THB Common Stock at the close of business on January 23, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

      Any stockholder entitled to vote at the THB Special Meeting will have the right to dissent from the Merger and to obtain payment for the fair value of his shares upon compliance with the applicable provisions of Pennsylvania law. For a summary of the rights of stockholders of THB to dissent, see "The Merger -Dissenters' Rights" in the attached Joint Proxy Statement/Prospectus and Appendix D thereto.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Nancy H. Kufner
                                        Nancy H. Kufner
                                        Secretary
Pittsburgh, Pennsylvania
February 3, 1997

--------------------------------------------------------------------------------
      YOU ARE CORDIALLY INVITED TO ATTEND THE THB SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                              JOINT PROXY STATEMENT

                                       for

           Special Meeting of Stockholders of PennFirst Bancorp, Inc.
                          to be held on March 18, 1997

                                       and

           Special Meeting of Stockholders of Troy Hill Bancorp, Inc.
                          to be held on March 17, 1997

                       ----------------------------------

                             PENNFIRST BANCORP, INC.

                                   PROSPECTUS

                                       for

                    up to 1,315,000 shares of Common Stock of
           PennFirst Bancorp, Inc. to be issued in connection with the acquisition of Troy Hill Bancorp, Inc. by PennFirst Bancorp, Inc.

                       ----------------------------------

      This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of PennFirst Bancorp, Inc. ("PennFirst") to be used at a special meeting of its stockholders to be held on Tuesday, March 18, 1997 (the "PennFirst Special Meeting"), and the solicitation of proxies by the Board of Directors of THB Bancorp, Inc. ("THB") to be used at a special meeting of its stockholders to be held on Monday, March 17, 1997 (the "THB Special Meeting"). The PennFirst Special Meeting and the THB Special Meeting are collectively referred to as the "Stockholder Meetings." The purpose of the Stockholder Meetings is to consider and vote upon an Agreement and Plan of Reorganization, dated as of September 16, 1996, by and between PennFirst and THB, and a related Agreement of Merger (together, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

      In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the stockholders of PennFirst and THB and receipt of all requisite regulatory approvals and the satisfaction or waiver of all conditions, THB shall be merged into PennFirst (the "Merger"), with PennFirst as the surviving corporation of the Merger. In connection with the Merger, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger, subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement ("Merger Consideration"). The Merger Agreement also provides that 60% of the aggregate Merger Consideration will consist of PennFirst Common Stock and the remaining 40% shall consist of cash. As a result of the Merger, Troy Hill Federal Savings Bank ("Troy Hill"), a wholly-owned subsidiary of THB, will become a wholly-owned subsidiary of PennFirst.

      The outstanding shares of PennFirst Common Stock are, and the shares offered hereby will be, included for quotation on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market. The closing price of PennFirst Common Stock on January 22, 1997 was $13.50 per share.

      PennFirst has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering up to 1,315,000 shares of PennFirst Common Stock. In addition to being the Joint Proxy Statement for the Stockholder Meetings, this document constitutes a prospectus of PennFirst with respect to the shares of PennFirst Common Stock to be issued in connection with the Merger.

      THB stock certificates should not be returned to THB with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal, which will be provided to THB stockholders promptly following consummation of the Merger.

      This Joint Proxy Statement/Prospectus does not cover resales of shares of PennFirst Common Stock following consummation of the Merger, and no person may make use of this Joint Proxy Statement/Prospectus in connection with any such resale.

      This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of PennFirst and THB on or about February 3, 1997.

      All information contained in this Joint Proxy Statement/Prospectus relating to PennFirst and its subsidiaries has been supplied by PennFirst, and all information contained in this Joint Proxy Statement/Prospectus relating to THB and its subsidiaries has been supplied by THB.

                       ----------------------------------

      THE SHARES OF PENNFIRST COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF PENNFIRST COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       ----------------------------------

     The date of this Joint Proxy Statement/Prospectus is February 3, 1997.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION......................................................   5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   5
SUMMARY....................................................................   8
COMPARATIVE PER SHARE DATA.................................................  17
COMPARATIVE MARKET PRICES..................................................  18
PENNFIRST SELECTED CONSOLIDATED FINANCIAL INFORMATION......................  20
THB SELECTED CONSOLIDATED FINANCIAL INFORMATION............................  22
STOCKHOLDER MEETINGS.......................................................  23
   Special Meeting of PennFirst Stockholders...............................  24
   Special Meeting of THB Stockholders.....................................  25
   Costs...................................................................  27
THE MERGER.................................................................  27
   General.................................................................  27
   Background of and Reasons for the Merger................................  27
   Opinion of THB's Financial Advisor......................................  30
   The Merger Consideration................................................  33
   Conditions to the Merger................................................  36
   Regulatory Approvals....................................................  38
   Business Pending the Merger.............................................  39
   Acquisition Proposals...................................................  40
   Representations and Warranties..........................................  40
   Effective Time of the Merger; Termination and Amendment.................  41
   Interests of Certain Persons in the Merger..............................  42
   Resale Considerations With Respect to the PennFirst Common Stock........  44
   Certain Federal Income Tax Consequences ................................  44
   Accounting Treatment of the Merger......................................  47
   Dissenters' Rights......................................................  48
   Expenses of the Merger..................................................  51
   Option Agreement........................................................  51
   Stockholders Agreement..................................................  53
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............  53
OWNERSHIP OF THB COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT OF THB.......................................................  60
THB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS...................................................  63
BUSINESS OF THB............................................................  76
REGULATION AND SUPERVISION OF THB.......................................... 101
DESCRIPTION OF PENNFIRST CAPITAL STOCK..................................... 116
   General................................................................. 116
    PennFirst Common Stock................................................. 116
    PennFirst Preferred Stock.............................................. 116
COMPARISON OF THE RIGHTS OF STOCKHOLDERS................................... 117
   Authorized Capital Stock................................................ 117
   Amendment of Governing Instruments...................................... 117
   Removal of Directors and Vacancies...................................... 118
   Director Indemnification and Liability.................................. 118
   Special Meetings of Stockholders........................................ 119

   Actions by Stockholders Without a Meeting............................... 120
   Stockholder Nominations and Proposals................................... 120
   Provisions Affecting Business Combinations and Control Share
     Acquisitions.......................................................... 120
   Acquisition of Capital Stock............................................ 121
STOCKHOLDER PROPOSALS...................................................... 122
   PennFirst............................................................... 122
   THB..................................................................... 122
LEGAL OPINIONS............................................................. 122
EXPERTS.................................................................... 122
INDEX TO THB CONSOLIDATED FINANCIAL STATEMENTS............................. 124

APPENDIX A:  Agreement and Plan of Reorganization, dated as of
             September 16, 1996, between PennFirst Bancorp, Inc.
             and Troy Hill Bancorp, Inc., including a related
             Agreement of Merger attached as Appendix A
             thereto....................................................... A-1

APPENDIX B:  Stock Option Agreement, dated as of September 16,
             1996 between PennFirst Bancorp, Inc. and Troy Hill
             Bancorp, Inc.................................................. B-1

APPENDIX C:  Opinion of Charles Webb & Company............................. C-1

APPENDIX D:  Pennsylvania Business Corporation Law provisions regarding dissenters' rights of
             appraisal..................................................... D-1

Accompanying Documents

      1.    PennFirst's 1995 Annual Report to Stockholders

      2. PennFirst's Form 10-Q Quarterly Report for the quarter ended September 30, 1996

                       ----------------------------------

      No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by PennFirst or THB or any other person. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of PennFirst or THB or any of their respective subsidiaries since the date of this Joint Proxy Statement/Prospectus.

                       ----------------------------------

                              AVAILABLE INFORMATION

      PennFirst and THB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by PennFirst and THB with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 2120, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or from the Web Site maintained by the Commission at "http:\\www.sec.gov." Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Copies of such reports, proxy statements and other information may also be inspected at the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

      PennFirst has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the PennFirst Common Stock to be issued pursuant to the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. by either of the means described above for obtaining reports, proxy statements and other information filed pursuant to the Exchange Act. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

                              ---------------------

      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by PennFirst (File No. 0-19345) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

      1. PennFirst's Annual Report on Form 10-K for the year ended December 31, 1995 (including certain information contained in PennFirst's Proxy Statement dated February 19, 1996, used in connection with PennFirst's 1996 Annual Meeting of Stockholders and incorporated by reference in the Form 10-K);

      2. PennFirst's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996;

      3. PennFirst's Current Reports on Form 8-K dated May 22, 1996, June 19, 1996, September 18, 1996 and September 25, 1996; and

      4. The following portions of PennFirst's Annual Report to Stockholders for the year ended December 31, 1995: selected consolidated financial and other data (page 5); management's discussion and analysis of financial condition and results of operations (pages 6 through 13); and audited consolidated financial statements and notes thereto (pages 14 through 35).

      Accompanying this Joint Proxy Statement/Prospectus are PennFirst's 1995 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

      Financial and other information included in the reports incorporated by reference herein do not reflect stock splits or stock dividends declared subsequent to the respective issuance dates of such reports.

      The Merger Agreement and the Stock Option Agreement between PennFirst and THB dated as of September 16, 1996 ("Option Agreement") are included herewith as Appendices A and B, respectively, and are incorporated by reference herein. Discussions of the terms and conditions of the Merger Agreement and the Option Agreement are summary in nature, and holders of PennFirst Common Stock and THB Common Stock are referred to the Merger Agreement and the Option Agreement for a more complete discussion of the terms and conditions of the Merger, the Merger Agreement, the Option Agreement and related transactions.

      Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus or any supplement hereto.

      Also incorporated herein by reference are the documents attached hereto as Appendices C and D to this Joint Proxy Statement/Prospectus.

      This Joint Proxy Statement/Prospectus incorporates by reference documents filed by PennFirst with the Commission which are not presented herein or delivered herewith. All of such documents with respect to PennFirst are available, upon written or oral request, from Mr. Frank D. Martz, Secretary, PennFirst Bancorp, Inc., 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117; telephone number (412) 758-5584. Copies will be furnished (without exhibits unless the exhibits have been specifically incorporated by reference) free of charge. In order to ensure timely delivery of such documents, any request should be made by February 25, 1997.

                                     SUMMARY

      The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and is not intended to be a complete statement of the matters described herein. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus and in the Appendices attached hereto. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety.

The Parties to the Merger

      PennFirst. PennFirst is a Pennsylvania corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). PennFirst is the parent holding company of ESB Bank, FSB ("ESBB"), a federally chartered savings bank. ESBB currently conducts business through nine offices in Lawrence, Beaver, Butler and Allegheny counties, located in western Pennsylvania. The deposits of ESBB are insured to the maximum extent provided by law by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The principal business of ESBB consists of attracting retail deposits from the general public and using such deposits to originate loans secured by first mortgage liens on existing single-family (one-to-four units) residential and commercial real estate and consumer loans and to purchase mortgage-backed securities. PennFirst's executive offices are located at 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, and its telephone number is (412) 758- 5584. At September 30, 1996, PennFirst had total consolidated assets of $700.8 million, total liabilities of $651.8 million, including deposits of $325.8 million, and stockholders' equity of $48.9 million.

      For additional information concerning PennFirst, its business, financial condition and results of operations, see "Available Information," "Incorporation Of Certain Documents By Reference," and "PennFirst Selected Consolidated Financial Information."

      THB. THB is a Pennsylvania corporation and a unitary savings and loan holding company registered under the HOLA. THB is the parent holding company of Troy Hill, a federally chartered savings bank. Troy Hill conducts business from two full-service offices located in the Troy Hill section of Pittsburgh and in Wexford, Pennsylvania. The deposits of Troy Hill are insured to the maximum extent provided by law by the SAIF. Troy Hill's principal business consists of attracting savings deposits from the general public and using such deposits to originate and purchase first mortgage loans secured by residential properties and to originate construction loans, multi-family residential real estate loans and commercial real estate loans and consumer loans. THB's executive offices are located at 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212, and its telephone number is (412) 231- 8238. At September 30, 1996, THB had total consolidated assets of $99.5 million, total liabilities of $81.5 million, including deposits of $52.7 million, and stockholders' equity of $18.0 million.

      For additional information concerning THB, see "Available Information," "THB Selected Consolidated Financial Information," "THB Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of THB," "Regulation and Supervision of THB" and the THB Consolidated Financial Statements contained elsewhere herein.

The Stockholder Meetings

      PennFirst. The PennFirst Special Meeting will be held at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania on March 18, 1997 at 10:00 a.m., Eastern Time. Only the holders of record of the outstanding shares of PennFirst Common Stock at the close of business on January 23, 1997 (the "PennFirst Record Date") are entitled to notice of and to vote at the PennFirst Special Meeting. At the PennFirst Record Date, 3,901,780 shares of PennFirst Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of PennFirst Common Stock must be represented in person or by proxy at the PennFirst Special Meeting in order for a quorum to be present. Each share of PennFirst Common Stock entitles the holder thereof to one vote on each matter to be submitted to PennFirst's stockholders at the PennFirst Special Meeting.

      At the PennFirst Special Meeting, PennFirst's stockholders will be asked to consider and vote upon (a) a proposal to approve the Merger Agreement and (b) the transaction of such other business as may properly come before the PennFirst Special Meeting and any adjournment or adjournments thereof. The affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon at the PennFirst Special Meeting is required to adopt and approve the Merger Agreement. Shares as to which the "ABSTAIN" box has been marked on the proxy and shares held by brokers in street name for customers for which voting instructions have not been received ("broker non-votes") will be counted as present for determining if a quorum is present; however, such abstentions and broker non-votes are not considered votes cast and thus will not affect the number of votes required for approval. See "Stockholder Meetings - Special Meeting of PennFirst Stockholders."

      As of the PennFirst Record Date, the directors and executive officers of PennFirst and their affiliates in the aggregate beneficially owned 434,676 shares, or 11.14%, of the outstanding PennFirst Common Stock, excluding shares subject to options.

      Revocability of Proxies. Holders of PennFirst Common Stock may revoke a proxy at any time prior to its exercise by filing with the Secretary of PennFirst (Frank D. Martz, Secretary, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117) a written notice of revocation or a proxy bearing a later date, or by voting in person at the PennFirst Special Meeting. Attendance at the PennFirst Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the PennFirst Special Meeting.

      HOLDERS OF PENNFIRST COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE PENNFIRST SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE PENNFIRST SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

      THB. The THB Special Meeting will be held at the Holiday Inn located at 4859 McKnight Road, Pittsburgh, Pennsylvania, on March 17, 1997 at 10:00 a.m., Eastern Time. Only the holders of record of the outstanding shares of THB Common Stock at the close of business on January 23, 1997 (the "THB Record Date") are entitled to notice of and to vote at the THB Special Meeting. At the THB Record Date, 1,067,917 shares of THB Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of THB Common Stock must be represented in person or by proxy at the THB Special Meeting in order for a quorum to be present. Each share of THB Common Stock entitles the holder thereof to one vote on each matter to be submitted to THB's stockholders at the THB Special Meeting.

      At the THB Special Meeting, THB's stockholders will be asked to consider and vote upon (a) a proposal to approve the Merger Agreement and (b) the transaction of such other business as may properly come before the THB Special Meeting and any adjournment or adjournments thereof. The proposal to approve the Merger Agreement will require the affirmative vote of a majority of the votes cast by all stockholders of THB entitled to vote thereon at the THB Special Meeting. Shares as to which the "ABSTAIN" box have been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, such abstentions and broker non-votes are not considered votes cast and thus will not affect the number of votes required for approval. See "Stockholder Meetings - Special Meeting of THB Stockholders."

      The directors and certain officers of THB have agreed and intend to vote or cause to be voted all shares of THB Common Stock in which they have the right to vote for approval and adoption of the Merger Agreement. At the THB Record Date, directors and executive officers of THB and their affiliates in the aggregate beneficially owned 91,691 shares, or 8.58%, of the outstanding THB Common Stock, excluding shares subject to options.

      Revocability of Proxies. Holders of THB Common Stock may revoke a proxy at any time prior to its exercise by filing with the Secretary of THB (Nancy H. Kufner, Secretary, 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212) a written notice of revocation or a proxy bearing a later date, or by voting in person at the THB Special Meeting. Attendance at the THB Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the THB Special Meeting.

      HOLDERS OF THB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE THB SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE THB SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Terms of the Merger

      In accordance with the terms of the Merger Agreement, THB will be merged with and into PennFirst, with PennFirst as the surviving corporation of the Merger. The Merger Agreement contemplates that, upon consummation of the Merger, Troy Hill will be operated as a direct, wholly-owned subsidiary of PennFirst.

      The Merger Agreement provides that at the effective time of the Merger, each share of THB Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash ("Per Share Cash Consideration") or (ii) a number of shares of PennFirst Common Stock with a value equal to $21.15 ("Per Share Stock Consideration"), as determined by the Exchange Ratio and based on the Average Share Price of PennFirst Common Stock over the 20 trading day period ("Pricing Period") ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger. The Exchange Ratio in the Merger Agreement provides that the number of shares of PennFirst Common Stock comprising the Per Share Stock Consideration shall be equal to the quotient determined by dividing (x) $21.15 by (y) the Average Share Price during the Pricing Period. The Merger Agreement also provides that 60% of the aggregate Merger Consideration will consist of PennFirst Common Stock and the remaining 40% shall consist of cash. See "The Merger - The Merger Consideration."

      No fractional shares of PennFirst Common Stock will be issued in the Merger to holders of THB Common Stock. Each holder of THB Common Stock who otherwise would have been entitled to a fraction of a share of PennFirst Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of THB Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $21.15.

Opinions of THB's Financial Advisor

      The Board of Directors of THB has received a written opinion from Charles Webb & Company, a Division of Keefe Bruyette & Woods, Inc. ("Webb"), dated as of the date of this Joint Proxy Statement/Prospectus to the effect that, based on the factors stated therein, the consideration to be received by THB's stockholders pursuant to the Merger Agreement is fair to the stockholders of THB from a financial point of view. A copy of the fairness opinion of Webb is attached hereto as Appendix C and should be read in its entirety.

Recommendation of the Boards of Directors of PennFirst and THB

      The Boards of Directors of PennFirst and THB have determined that the Merger is in the best interests of their respective stockholders and, accordingly, have unanimously approved the Merger. THE BOARDS OF DIRECTORS OF PENNFIRST AND THB UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF AND REASONS FOR THE MERGER."

Option Agreement

      In fulfillment of a condition to PennFirst's obligation under the Merger Agreement, PennFirst and THB entered into an Option Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix B. Pursuant to the Option Agreement, THB granted to PennFirst an option (the "PennFirst Option"), exercisable in whole or in part only under certain circumstances, to purchase up to 213,000 authorized but unissued shares of THB Common Stock at a price of $15.75 per share. The per share exercise price of the PennFirst Option was determined by arm's length negotiations and was based on the historical market price of the THB Common Stock prior to the announcement of the Merger. The purpose of the PennFirst Option is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire THB. See "The Merger - Option Agreement."

Stockholders Agreement

      In conjunction with the Merger Agreement and the Option Agreement, PennFirst has entered into a Stockholders Agreement, dated as of September 16, 1996, with each of the directors and certain officers of THB ("Stockholders Agreement"). Pursuant to such Stockholders Agreement, each such director and officer of THB has agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of THB Common Stock and to vote such shares of THB Common Stock in favor of the Merger Agreement. See "The Merger - Stockholders Agreement."

Effective Time of the Merger; Termination of the Merger Agreement

      The Merger shall become effective at the time and on the date specified in the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Time"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of PennFirst's and THB's respective stockholders, the expiration of all applicable regulatory waiting periods and the satisfaction or waiver of all other conditions to the Merger. See "The Merger - Effective Time of the Merger; Termination and Amendment."

      The Merger Agreement may be terminated by mutual consent of PennFirst and THB and by PennFirst or THB if either (i) the Merger has not been consummated on or prior to September 30, 1997; (ii) the stockholders of either PennFirst or THB do not approve the Merger Agreement; (iii) any of the required regulatory applications are denied or are approved contingent upon the satisfaction of any condition or requirement which materially impairs the value of THB to PennFirst; or (iv) there is a material breach of any representation, warranty, covenant or undertaking by the other party which is not cured within the specified time period. See "The Merger - Effective Time of the Merger; Termination and Amendment."

Conditions to the Merger

      Consummation of the Merger is subject to various conditions, including, without limitation, obtaining the requisite approval of the Merger Agreement by the stockholders of PennFirst and THB; receipt of all necessary regulatory approvals pertaining to the Merger, including those from the Office of Thrift Supervision ("OTS"); and certain other closing conditions. A holding company application has been filed by PennFirst with the OTS with respect to the Merger. There can be no assurance that all requisite regulatory approvals will be obtained by PennFirst promptly or at all. See "The Merger - Conditions to the Merger" and "The Merger - Regulatory Approvals." Substantially all of the conditions to consummation of the Merger (except for required stockholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended at any time by written agreement of the parties, except that no waiver or amendment occurring after approval of the Merger Agreement by PennFirst's and THB's respective stockholders shall modify either the amount or the form of the Merger Consideration.

Dissenters' Rights

      Holders of shares of THB Common Stock who object to the Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Pennsylvania Business Corporation Law ("BCL") and paid to them in cash in lieu of the shares of PennFirst Common Stock and/or cash they would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions of the BCL is attached to this Joint Proxy Statement/Prospectus as Appendix D.

Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "The Merger - Dissenters' Rights."

Certain Federal Income Tax Consequences

      Consummation of the Merger is conditioned upon an opinion of counsel delivered to both PennFirst and THB to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that no taxable gain will be recognized by PennFirst or THB in connection with the Merger. The opinion of counsel is summarized under "The Merger - Certain Federal Income Tax Consequences" and is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. No gain or loss will be recognized by the stockholders of THB upon the exchange of their shares of THB Common Stock for shares of PennFirst Common Stock, except for cash received in lieu of fractional shares. A THB stockholder who exchanges shares of THB Common Stock for cash, either as part of the Merger Consideration or through the exercise of dissenters' rights, will recognize gain or loss, but not in excess of the amount of cash received. See "The Merger - Certain Federal Income Tax Consequences."

Accounting Treatment of the Merger

      It is a condition to consummation of the Merger that the Merger be accounted for as a purchase for accounting purposes. See "The Merger - Conditions to the Merger " and "The Merger - Accounting Treatment of the Merger."

Interests of Certain Persons in the Merger

      The Merger Agreement contains provisions which require PennFirst to increase the size of its board and the size of ESBB's board by one member and elect one person (to be designated by PennFirst) as a director for a term of not less than three years. PennFirst has agreed to operate Troy Hill as a separate subsidiary for a period of not less than one year following the Effective Time. Upon consummation of the Merger, Charlotte A. Zuschlag, President and Chief Executive Officer of PennFirst and ESBB, will become President of Troy Hill. In the event Troy Hill is thereafter merged with or consolidated into ESBB, (i) the current Chairman of the Board of Troy Hill will be appointed to a newly created Troy Hill Advisory Board for at least one year and (ii) two additional current directors of Troy Hill will be elected as directors of ESBB for a term of not less than three years. Upon consummation of the Merger, Ellry N. Davis, the current President and Chief Executive Officer of THB and Troy Hill, will retire as both an officer and director of THB and Troy Hill. However, it is contemplated that PennFirst will enter into a two-year consulting agreement with Mr. Davis. See "The Merger - Interests of Certain Person in the Merger."

Unaudited Pro Forma Condensed Combined Summary Financial Information

      The unaudited pro forma condensed combined summary financial information set forth below gives effect to the Merger under the purchase accounting method. The pro forma condensed combined summary statements of income treat the Merger as if it had been consummated at the beginning of the respective periods, and the pro forma condensed combined summary balance sheet treats the Merger as if it had been consummated on September 30, 1996. The pro forma combined per share data gives effect to the assumed issuance of 985,687 shares of PennFirst Common Stock based on the Exchange Ratio. For a description of the bases for the pro forma adjustments, including the basis for the number of shares of PennFirst Common Stock which are assumed to be issued, in the Merger, see "Unaudited Pro Forma Condensed Combined Financial Information."

      This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed for purposes hereof, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Condensed Combined Financial Information."

                                    Nine Months Ended September 30, 1996
                              --------------------------------------------------
                                                         Pro Forma     Pro Forma
                              PennFirst        THB      Adjustments     Combined
                              -----------   ----------  -----------    ---------
                               (In Thousands, except shares and per share data)

Interest income                  $34,766      $ 5,246     $   (81)       $39,931

Interest expense                  24,240        2,486         304         27,030

Net interest income               10,526        2,760        (385)        12,901

Income before income
  taxes                            2,178        1,022        (626)         2,574

Net income                         1,814          618        (468)         1,964

Net income per share:
    Primary                        $0.46        $0.62         --           $0.40
    Fully diluted                  $0.46        $0.61         --           $0.40

Weighted average shares
  and share equivalents
  outstanding:
    Primary                    3,972,151    1,001,342         --       4,852,858
    Fully diluted              3,976,026    1,019,839         --       4,856,733

                                         Year Ended December 31, 1995
                                ------------------------------------------------
                                                        Pro Forma     Pro Forma
                                 PennFirst     THB     Adjustments     Combined
                                -----------  -------   ------------  -----------
                                (In Thousands, except shares and per share data)

Interest income                    $44,183    $5,911      $(130)         $49,964

Interest expense                    30,219     2,776         362          33,357

Net interest income                 13,964     3,135       (492)          16,607

Income before income
 taxes                               5,935     1,653       (814)           6,774

Net income                           3,968     1,020       (612)           4,376

Net income per share:
  Primary                            $0.94     $1.05        --             $0.86
  Fully diluted                      $0.94     $1.04        --             $0.86

Weighted average shares
 and share equivalents
 outstanding:
  Primary                        4,228,245   971,550        --         5,108,952
  Fully diluted                  4,233,307   976,157        --         5,114,014


                                  Balance Sheet Data as of September 30, 1996
                                ------------------------------------------------
                                                        Pro Forma     Pro Forma
                                 PennFirst     THB     Adjustments     Combined
                                -----------  -------   ------------  -----------
                                                    (In Thousands)

Investment securities held to
  maturity                       $ 18,083      $  --      $   --     $ 18,083

Investment securities
  available  for sale              99,701        6,591        --      106,292

Mortgage-backed securities
  held to maturity                 81,104         --          --       81,104

Mortgage-backed securities
  available for sale              252,944        2,412        --      255,356

Loans receivable, net             211,996       83,882         201    296,079

Total assets                      700,794       99,470       4,093    804,357

Deposits                          325,839       52,655         265    378,759

Borrowed funds                    317,242       27,692       9,020    353,954

Total liabilities                 651,845       81,457       9,285    742,587

Retained income                    31,333        9,348     (9,348)     31,333

Total stockholders' equity         48,949       18,013     (5,192)     61,770

                           COMPARATIVE PER SHARE DATA

      The following table sets forth certain historical per share, pro forma combined per share and pro forma equivalent per share information with respect to the PennFirst Common Stock and the THB Common Stock at the dates and for the periods indicated, giving effect to the Merger using the purchase method of accounting, based on the Exchange Ratio (assuming that 985,687 shares of PennFirst Common Stock are issued in the Merger based upon the assumptions described in the Notes to PennFirst's Pro Forma Consolidated Balance Sheet included elsewhere herein) and assuming that none of the options to purchase THB Common Stock outstanding as of the date of the Agreement are exercised. See "The Merger - Accounting Treatment of the Merger" and "Unaudited Pro Forma Condensed Combined Financial Information."

      The selected per share data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of PennFirst, including the related notes, incorporated herein by reference and the historical consolidated financial statements of THB and the unaudited pro forma combined consolidated financial information appearing elsewhere herein. See "Available Information," "Incorporation of Certain Documents by Reference," the historical consolidated financial statements of THB included elsewhere herein and "Unaudited Pro Forma Condensed Combined Financial Information." The data set forth below is not necessarily indicative of the results of the future operations of PennFirst upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                                         PennFirst Common Stock             THB Common Stock
                                       ------------------------      --------------------------
                                                       Pro Forma                        Pro Forma
                                       Historical     Combined(1)    Historical(2)    Equivalent(3)
                                       ----------    ------------    -------------   --------------
Net income per share:
  Nine months ended September 30, 1996  $ 0.46         $ 0.40          $ 0.62           $ 0.37
  Year ended December 31, 1995            0.94           0.86            1.05             0.79
Dividends declared per share:
  Nine months ended September 30, 1996    0.77           0.77            0.30             0.71
  Year ended December 31, 1995            0.36           0.36            0.27             0.33
Book value per share:
  September 30, 1996                     12.52          12.62           16.87            11.65
  December 31, 1995                      13.77          13.56           16.57            12.52
Tangible book value per share:
  September 30, 1996                     11.49          10.83           16.93            10.00
  December 31, 1995                      12.19          11.31           16.54            10.44

----------
(1) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the Merger, consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over appropriate future periods, and (ii) the assumed issuance of 985,687 shares of PennFirst Common Stock in the Merger.

(2) PennFirst's fiscal year is December 31 while THB's fiscal year is June 30. For purposes of the table above, THB financial data is presented consistent with the fiscal year end of PennFirst.

(3) Represents the PennFirst pro forma combined amounts multiplied by 0.923, which is the assumed number of shares of PennFirst Common Stock to be issued for each share of THB Common Stock.

                            COMPARATIVE MARKET PRICES

      The PennFirst Common Stock and the THB Common Stock are included for quotation on the NASDAQ National Market under the symbols "PWBC" and "THBC," respectively. The table below sets forth, for the calendar quarters indicated, the reported high and low closing sales prices of PennFirst Common Stock and THB Common Stock based on published financial sources and cash dividends paid or declared per share by PennFirst and THB. The closing sales prices and the cash dividends paid per share for the PennFirst Common Stock have been retroactively adjusted for the six-for-five stock splits paid on January 25, 1994 and January 25, 1995.

                     PennFirst Common Stock            THB Common Stock
                  ------------------------------  ----------------------------
                                        Cash                             Cash
                                      Dividends                        Dividends
                                      Paid Per                         Declared
      1994         High       Low      Share       High       Low     Per Share
--------------    ------     ------   ---------   ------    ------    ----------
First Quarter     $15.21     $12.08    $.075      $ --      $ --         $ --
Second Quarter     13.13      11.46     .075        --        --           --
Third Quarter      12.92      11.67     .075       11.88     11.58         .05
Fourth Quarter     13.25      11.25     .075       11.18     11.11         .05

      1995
--------------
First Quarter      14.13      12.75     .090       11.41     11.16         .05
Second Quarter     13.75      12.50     .090       12.18     11.86         .06
Third Quarter      13.75      12.75     .090       13.25     11.50         .06
Fourth Quarter     13.50      12.00     .090       13.50     12.25         .10

      1996
--------------
First Quarter      13.25      11.87     .090       13.75     13.00         .10
Second Quarter     13.75      13.00     .590       14.00     12.75         .10
Third Quarter      14.75      13.00     .090       15.96     13.08         .10
Fourth Quarter     14.25      13.50     .090       20.50     19.75         .10

      1997
--------------
First Quarter
(through January
22, 1997)          14.00      13.50      --        20.06     20.00         --

      Since the market price of the PennFirst Common Stock is subject to fluctuation, the market value of the shares of PennFirst Common Stock that holders of shares of THB Common Stock may receive in the Merger may increase or decrease prior to and after the Merger.

      On September 13, 1996, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the closing sales prices per share of PennFirst Common Stock and THB Common Stock on the NASDAQ National Market as reported in the Wall Street Journal were $13.75 and $17.50, respectively. On January 22, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing sales prices per share of PennFirst Common Stock and THB Common Stock on the NASDAQ National Market were $13.50 and $20.00, respectively.

      Set forth below is information regarding the price per share of PennFirst Common Stock and THB Common Stock on September 13, 1996, the last trading day preceding public announcement of the Agreement. The historical prices are as reported on NASDAQ.

                            Historical Market
                             Value Per Share
                          ----------------------

                                                      Equivalent Market
                                                     Value Per Share of
          Date            Penn First       THB             THB (1)
---------------------     ----------     -------     -------------------
September 13, 1996          $13.75       $17.50            $21.15

(1) Equivalent market value per share of THB Common Stock based on the Exchange Ratio.

      Stockholders are urged to obtain current market quotations for the PennFirst Common Stock and THB Common Stock, to the extent possible, prior to the Stockholder Meetings.

              PENNFIRST SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (Dollars in Thousands, Except Per Share Data)

      The following tables set forth certain consolidated financial and other data of PennFirst at the dates and for the periods indicated. For additional financial information about PennFirst, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of PennFirst and related notes included in PennFirst's 1995 Annual Report to Stockholders.

                                                                            December 31,
                                      September 30,  ------------------------------------------------------------
                                          1996         1995       1994(1)        1993         1992         1991
                                        --------     --------     --------     --------     --------     --------
Balance Sheet Data:
Total assets                            $700,794     $659,371     $637,916     $410,314     $331,520     $282,455
Short-term investments and cash
    equivalents                            4,797        4,599        6,393        3,431        4,200        5,760
Investment securities held to
    maturity                              18,083       20,757       25,206        1,973        8,925       12,042
Investment securities available for
    sale                                  99,701       43,932        3,260        1,015         --           --
Mortgage-backed securities held
    to maturity                           81,104       91,173      307,172      192,201      192,059      176,695
Mortgage-backed securities
    available for sale                   252,994      286,921      105,175      117,700       38,666         --
Loans receivable, net                    215,134      183,878      161,630       79,250       75,961       76,756
Savings deposits                         325,839      338,494      338,825      206,629      210,903      232,670
Borrowed funds                           317,242      259,472      246,437      160,988       80,187       11,111
Stockholders' equity                      48,949       54,926       52,407       40,099       37,615       35,825



                                              Nine Months Ended
                                                 September 30,                           Year Ended December 31,
                                           -----------------------      ---------------------------------------------------------
                                             1996            1995        1995        1994        1993         1992         1991
                                           --------         -------     -------     -------     -------     --------      -------
Operating Data:
Interest income                            $ 34,766         $32,662     $44,183     $34,873     $23,878     $ 22,671      $20,113
Interest expense                             24,240          22,398      30,219      22,159      14,585       13,365       12,494
                                           --------         -------     -------     -------     -------     --------      -------
Net interest income                          10,526          10,264      13,964      12,714       9,293        9,306        7,619
Provision for possible losses on loans          681              19          13          41         336          314          612
                                           --------         -------     -------     -------     -------     --------      -------
Net interest income after provision
  for possible losses on loans                9,845          10,245      13,951      12,673       8,957        8,992        7,007
Gains (losses) on sales of investments
  available for sale                            (31)             54          54         140         324         (244)        --
Noninterest income                              670             651         892         871         771          652          620
Noninterest expense                           8,306(2)        6,329       8,962       7,364       4,993        5,676        4,449
                                           --------         -------     -------     -------     -------     --------      -------
Income before income taxes and
  cumulative effect of change in
  accounting principle                        2,178           4,624       5,935       6,320       5,059        3,724        3,178
Income tax expense                              364           1,708       1,967       2,461       1,902        1,420        1,261
                                           --------         -------     -------     -------     -------     --------      -------
Income before cumulative effect of
  change in accounting principle              1,814           2,916       3,968        3859       3,157        2,304        1,917
Cumulative effect of change in
  accounting principle                         --              --          --          --           125         --           --
                                           --------         -------     -------     -------     -------     --------      -------
Net income                                 $  1,814         $ 2,916     $ 3,968     $ 3,859     $ 3,282     $  2,304      $ 1,917
                                           ========         =======     =======     =======     =======     ========      =======
Earnings per share (3):
  Primary                                  $    .46         $   .69     $   .94     $   .91     $   .94     $    .66      $   .55
                                           ========         =======     =======     =======     =======     ========      =======
  Fully diluted                            $    .46         $   .69     $   .94     $   .91     $   .94     $    .65      $   .55
                                           ========         =======     =======     =======     =======     ========      =======

                                                        (Continued on next page)

                                          Nine Months Ended
                                             September 30,         At or For the Year Ended December 31,
                                          ------------------   -------------------------------------------
                                           1996        1995     1995     1994     1993     1992     1991
                                          ------      ------   ------   ------   ------   ------   ------
Other Data:(4)
  Return on assets                          0.35%(5)    0.60%    0.61%    0.68%    0.83%    0.73%    0.81%
  Return on equity                          4.66(5)     7.32     7.44     7.68     8.44     6.27     5.47
  Equity to assets                          7.58        8.24     8.24     8.79     9.83    11.70    14.86
  Interest rate spread                      1.92        1.88     1.92     1.96     2.01     2.52     2.46
  Net interest margin                       2.27        2.26     2.29     2.29     2.39     3.05     3.34
  Interest-earning assets to
    interest-bearing liabilities            1.07        1.08     1.08     1.08     1.10     1.12     1.16
  Noninterest expense to assets             1.62        1.31     1.39     1.29     1.26     1.81     1.89
  Efficiency Ratio (6)                     52.14       55.97    58.25    52.98    49.89    55.65    56.35
  Allowance for loan losses to total
    loans receivable at end of period       1.40        1.31     1.29     1.43     1.64     1.48     1.22
  Non-performing assets to total
    assets at end of period                 0.59        0.36     0.13     0.40     0.49     1.16     1.03
  Cash dividends per share                $ 0.77      $ 0.27   $ 0.36   $ 0.28   $ 0.17   $ 0.12   $ 0.09
Full service offices at end of period          9           9        9        9        5        5        6

----------
(1) In March 1994, PennFirst completed its acquisition of ESB Bancorp, Inc. As a result of the merger, PennFirst acquired $147.2 million in assets, including total loans of $65.0 million, and total liabilities of $121.3 million, including $114.2 million in deposits.

(2) Includes $2.2 million in a one-time SAIF special assessment.

(3) The earnings per share have been retroactively adjusted for the six-for-five stock splits paid on January 25, 1992, July 25, 1992, January 25, 1993, June 7, 1993, January 25, 1994 and January 25, 1995.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods and are annualized where appropriate.

(5) Exclusive of the $2.2 million one-time SAIF special assessment, PennFirst's return on assets and return on equity would have been 0.62% and 8.11%, respectively, for the nine months ended September 30, 1996.

(6) The ratio is calculated by dividing noninterest operating expenses by total recurring operating revenues (securities and other asset sales excluded from revenue), adjusted by removing non-cash charges such as intangible amortization and foreclosed real estate charges. During the nine months ended September 30, 1996, the ratio excludes the $2.2 million one-time SAIF special assessment.

                 THB SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (Dollars in Thousands, Except Per Share Data)

      The following selected financial and other data of THB does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. See "Index to THB Consolidated Financial Statements."

                                                                                     June 30,
                                              September 30,  -------------------------------------------------------
                                                  1996        1996         1995       1994        1993        1992
                                                 -------     -------     -------     -------     -------     -------
Selected Financial Condition and Other Data:
Total assets                                     $99,470     $92,183     $75,091     $64,087     $57,595     $59,904
Interest-bearing deposits in other financial
   institutions                                     --          --          --          --         2,463       1,287
Investment and mortgage-backed securities,
   available for sale                              9,003      11,731      10,831        --          --          --
Investment securities, held to maturity             --          --         7,301       9,975       3,926       2,988
Mortgage-backed securities, net                     --          --          --         5,902       3,254       3,208
Loans receivable, net                             83,882      74,552      53,180      39,074      41,205      46,353
Loans held for sale                                 --          --           272        --           687        --
Deposits                                          52,655      53,960      50,610      42,410      46,725      49,560
FHLB advances                                     26,950      18,583       5,750       3,000       3,000       3,000
Stockholders' equity                              18,013      18,040      17,216      17,600       6,873       5,976
Full service offices                                   2           2           2           1           1           1


                                                  Three Months Ended
                                                     September 30,                         Year Ended June 30,
                                                   -----------------        --------------------------------------------------

                                                    1996          1995       1996       1995       1994       1993       1992
                                                   ------        ------     ------     ------     ------     ------     ------
Selected Operating Data:
Total interest income                              $1,904        $1,523     $6,469     $5,151     $4,490     $5,346     $4,988
Total interest expense                                936           738      3,072      2,155      1,935      2,409      2,813
                                                   ------        ------     ------     ------     ------     ------     ------
   Net interest income                                968           785      3,397      2,996      2,555      2,937      2,175
Provision for loan losses                              30            30        220         10         80        380        102
                                                   ------        ------     ------     ------     ------     ------     ------
   Net interest income after provision for
       loan losses                                    938           755      3,177      2,986      2,475      2,557      2,073
Noninterest income                                     59            57        210        121        338         81         68
Noninterest expense                                   914(1)        383      1,700      1,599      1,323        999        868
                                                   ------        ------     ------     ------     ------     ------     ------
Earnings before income taxes and cumulative
   effect of change in accounting principle 83        429         1,687      1,508      1,490      1,639      1,273
Income taxes                                           31           167        599        589        611        742        487
                                                   ------        ------     ------     ------     ------     ------     ------
Earnings before cumulative effect of
   change in accounting principle ..                   52           262      1,088        919        879        897        786
Cumulative effect of change in accounting for
   income taxes                                      --            --         --         --          200       --         --
                                                   ------        ------     ------     ------     ------     ------     ------
Net earnings                                       $   52        $  262     $1,088     $  919     $1,079     $  897     $  786
                                                   ======        ======     ======     ======     ======     ======     ======
Earnings per share(2)                              $ 0.05        $ 0.25     $ 1.09     $ 0.89     $ --       $ --       $ --
                                                   ======        ======     ======     ======     ======     ======     ======


                                                      At or For the Three
                                                          Months Ended
                                                          September 30,                At or For the Year Ended June 30,
                                                       ------------------    ------------------------------------------------------

                                                        1996        1995      1996        1995        1994        1993        1992
                                                       ------      ------    ------      ------      ------      ------      ------
Selected Operating and Other Ratios(3):
Performance Ratios:
Return on average assets(4)                               .22%       1.33%     1.34%       1.35%       1.89%       1.53%       1.47%
Return on average equity(4)                              1.14        5.93      6.04        5.21       14.15       13.99       14.17
Interest rate spread(5)                                  3.19        2.95      3.16        3.54        4.21        4.64        3.66
Net interest margin(5)                                   4.11        4.07      4.27        4.61        4.67        5.09        4.17
Average interest-earning assets to average
   interest-bearing liabilities                        123.28      129.04    128.54      133.15      113.36      110.90      109.30
Net interest income after provision for loan
   losses to total noninterest expense                 102.63      196.61    186.88      186.74      187.07      255.96      238.82
Noninterest expense to average total assets 3.80         1.95        2.09      2.35        2.31        1.70        1.62

Asset Quality Ratios:
Non-performing loans to total loans at end of
   period(6)                                              .99        2.09      1.22        3.39        2.67        1.53        0.51
Non-performing assets to total assets at end of
   period(6)                                             1.39        1.62      1.57        3.09        2.03        1.24        0.46
Allowance for loan losses to total loans
   outstanding at end of period                           .76        1.20      0.81        1.15        1.45        1.34        0.50
Allowance for loan losses to total
   non-performing loans at end of period 76.50          51.98       66.73     33.55       54.39       87.85       97.07

Capital Ratios:
Average equity to average assets                        18.95       22.38     22.14       25.94       13.32       10.91       10.37
Equity to assets at end of period                       18.11       21.12     19.57       22.93       27.46       11.93        9.98

                                                   (Footnotes on following page)

----------
(1) Includes $326,000 in a one-time SAIF special assessment. See "Regulation and Supervision of THB - Troy Hill - Insurance of Accounts."

(2) Earnings per share have been stated only for periods subsequent to June 30, 1994 because of Troy Hill's conversion to stock form on June 24, 1994.

(3) With the exception of end of period ratios, all ratios are based on month-end or quarter-end balances during the periods and are annualized where appropriate. Management does not believe that the use of month-end or quarter-end balances instead of daily average balances has caused any material differences in the information presented.

(4) Exclusive of the $326,000 one-time SAIF special assessment, THB's return on assets and return on equity would have been 1.11% and 5.84%, respectively, for the three months ended September 30, 1996. Return on average assets and return on average equity before cumulative effect of accounting change amounted to 1.54% and 11.53%, respectively, for the year ended June 30, 1994.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                              STOCKHOLDER MEETINGS

      This Joint Proxy Statement/Prospectus is being furnished to PennFirst stockholders in connection with the solicitation of proxies by the Board of Directors of PennFirst for use at the PennFirst Special Meeting to be held on March 18, 1997, and at any adjournment or adjournments thereof. This Joint Proxy Statement/Prospectus also serves as a prospectus of PennFirst in connection with the issuance of PennFirst Common Stock to holders of THB Common Stock upon consummation of the Merger.

      This Joint Proxy Statement/Prospectus is being furnished to THB stockholders in connection with the solicitation of proxies by the Board of Directors of THB for use at the THB Special Meeting to be held on March 17, 1997, and at any adjournment or adjournments thereof.

      THB STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

      This Joint Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders of PennFirst and the Notice of Special Meeting of Stockholders of THB and the accompanying proxies solicited by the Boards of Directors of PennFirst and THB, respectively, are first being mailed to the stockholders of PennFirst and THB on or about February 3, 1997.

      The principal executive offices of PennFirst are located at 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, and its telephone number is (412) 758-5584. The principal executive offices of THB are located at 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212, and its telephone number is (412) 231-8238.

Special Meeting of PennFirst Stockholders

      The PennFirst Special Meeting will be held on March 18, 1997, commencing at 10:00 a.m., Eastern Time, at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania.

      Purpose of Meeting. The purpose of the PennFirst Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the issuance of PennFirst Common Stock provided for in connection therewith and the transaction of such other business as may properly come before the PennFirst Special Meeting and any adjournment or adjournments thereof. It is not anticipated that any matter other than the proposal to adopt and approve the Merger Agreement will be brought before the PennFirst Special Meeting. If any other matter is properly presented at the PennFirst Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

      Shares Outstanding and Entitled to Vote; Record Date. The close of business on January 23, 1997 has been fixed by the Board of Directors of PennFirst as the PennFirst Record Date for the determination of holders of PennFirst Common Stock entitled to notice of and to vote at the PennFirst Special Meeting and any adjournment or adjournments thereof. At the close of business on the PennFirst Record Date, there were 3,901,780 shares of PennFirst Common Stock outstanding and entitled to vote, held by approximately 2,500 holders of record. Each share of PennFirst Common Stock entitles the holder thereof to one vote on each matter to be submitted to PennFirst stockholders at the PennFirst Special Meeting.

      Vote Required. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of PennFirst entitled to vote at the PennFirst Special Meeting, must be present in person or by proxy before any action may be taken at the PennFirst Special Meeting. Under the BCL, the affirmative vote of a majority of the votes cast by all stockholders of PennFirst entitled to vote thereon is required to approve the Merger Agreement. The votes may be made in person or by proxy. Shares as to which the "ABSTAIN" box has been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, under the BCL, an abstention or a broker non-vote is not a vote cast and thus will not affect the number of votes required for approval. PennFirst is also seeking stockholder approval of the Merger pursuant to the regulations of the National Association of Securities Dealers, Inc. ("NASD") because the Merger may result in more than a 20% increase in the number of shares outstanding of PennFirst Common Stock. The vote required under the NASD regulations is also a majority of the total votes cast on the proposal in person or by proxy, and thus abstentions and broker non-votes will not affect the number of votes required for approval.

      As of the PennFirst Record Date, the directors and executive officers of PennFirst and their affiliates in the aggregate beneficially owned and are entitled to vote 434,676 shares or 11.14% of the outstanding shares of PennFirst Common Stock (exclusive of shares of PennFirst Common Stock which may be acquired upon the exercise of outstanding stock options and stock appreciation rights).

      Voting; Solicitation and Revocation of Proxies. A proxy for use at the PennFirst Special Meeting is being furnished to each PennFirst stockholder together with this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of PennFirst. Any PennFirst stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of PennFirst, at the address of PennFirst set forth on the Notice of Special Meeting of Stockholders, written notice of such revocation; by executing a later-dated proxy; or by attending the PennFirst Special Meeting and giving notice of such revocation in person. Attendance at the PennFirst Special Meeting will not, in and of itself, constitute revocation of a proxy. Each proxy returned to PennFirst (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH INVOLVES THE ISSUANCE OF PENNFIRST COMMON STOCK IN CONNECTION WITH THE MERGER.

Special Meeting of THB Stockholders

      The THB Special Meeting will be held on March 17, 1997, commencing at 10:00 a.m., Eastern Time, at the Holiday Inn located at 4859 McKnight Road, Pittsburgh, Pennsylvania.

      Purpose of Meeting. The purpose of the THB Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transaction of such other business as may properly come before the THB Special Meeting and any adjournment or adjournments thereof. It is not anticipated that any matter other than the proposal to adopt and approve the Merger Agreement will be brought before the THB Special Meeting. If any other matter is properly presented at the THB Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

      Shares Outstanding and Entitled to Vote; Record Date. The close of business on January 23, 1997 has been fixed by the Board of Directors of THB as the THB Record Date for the determination of holders of THB Common Stock entitled to notice of and to vote at the THB Special Meeting and any adjournment or adjournments thereof. At the close of business on the THB Record Date, there were 1,067,917 shares outstanding and entitled to vote, held by approximately 900 holders of record. Each share of THB Common Stock entitles the holder thereof to one vote on each matter to be submitted to THB stockholders at the THB Special Meeting.

      Vote Required. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of THB entitled to vote at the THB Special Meeting, must be present in person or by proxy before any action may be taken at the THB Special Meeting. The affirmative vote of a majority of the votes cast by all stockholders of THB entitled to vote thereon is required to approve the Merger Agreement. The votes may be made in person or by proxy. Shares as to which the "ABSTAIN" box has been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, under the BCL, an abstention or a broker non-vote is not a vote cast and thus will not affect the number of votes required for approval.

      As of the THB Record Date, the directors and executive officers of THB and their affiliates in the aggregate beneficially owned and are entitled to vote 91,691 shares or 8.58% of the outstanding THB Common Stock (exclusive of shares of THB Common Stock which may be acquired upon the exercise of outstanding stock options). The directors and certain officers of THB and Troy Hill have signed a Stockholders Agreement which provides, among other things, that they will vote any shares of THB Common Stock over which they have voting power in favor of the Merger Agreement. The directors and officers of THB and Troy Hill who signed the Stockholders Agreement beneficially owned 91,691 shares or 8.58% of the THB Common Stock outstanding on the THB Record Date (exclusive of shares of THB Common Stock which may be acquired upon the exercise of outstanding stock options).

      Voting; Solicitation and Revocation of Proxies. A proxy for use at the THB Special Meeting is being furnished to each THB stockholder together with this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of THB. Any THB stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of THB, at the address of THB set forth on the Notice of Special Meeting of Stockholders, written notice of such revocation; by executing a later-dated proxy; or by attending the THB Special Meeting and giving notice of such revocation in person. Attendance at the THB Special Meeting will not, in and of itself, constitute revocation of a proxy. Each proxy returned to THB (and not revoked) will be voted in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

Costs

      PennFirst will bear the costs of printing and mailing this Joint Proxy Statement/Prospectus, the accompanying proxy and the additional reports filed pursuant to the Exchange Act which accompany this Joint Proxy Statement/Prospectus. Proxies will be solicited by mail and may be further solicited, for no additional compensation by officers, directors or employees of PennFirst and THB, by further mailing, by telephone or by personal contact. PennFirst will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of PennFirst Common Stock and THB Common Stock, respectively, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of PennFirst Common Stock and THB Common Stock entitled to vote at the PennFirst Special Meeting and the THB Special Meeting, respectively. All other costs incurred in connection with the solicitation of proxies from PennFirst stockholders and THB stockholders will be borne by the party incurring such costs.

                                   THE MERGER

      The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy
Statement/Prospectus as Appendix A. All stockholders of PennFirst and THB are urged to read such document carefully.

General

      The Boards of Directors of PennFirst and THB have determined that the acquisition of THB by PennFirst is desirable and in the best interests of PennFirst's and THB's respective stockholders and have unanimously approved the Merger. The Merger will be accomplished through the Merger of THB with and into PennFirst pursuant to the Merger Agreement, with PennFirst being the surviving corporation. THE BOARDS OF DIRECTORS OF PENNFIRST AND THB UNANIMOUSLY RECOMMEND A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. Upon consummation of the Merger, each share of THB Common Stock outstanding at the Effective Time will be converted into and represent the right to receive shares of PennFirst Common Stock, cash or a combination of both, as described under "The Merger - The Merger Consideration."

Background of and Reasons for the Merger

      Background of the Merger. In connection with its strategic planning process, THB reviews its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition within the banking and financial services industries in the Pittsburgh market area. The Pittsburgh market is home to several large regional commercial banking entities which have substantially greater financial and marketing resources available to them as well as a significant number of commercial banks and savings institutions which are reasonably comparable to THB and PennFirst in size and resources. In recent years, competition within the local banking and financial services industries has intensified, especially for smaller institutions such as THB, leading to THB's exploration of a possible business combination with PennFirst.

      In early June 1996, a representative of THB approached executive management of PennFirst, indicating that THB was interested in meeting with representatives of PennFirst to discuss a possible transaction between the two companies. As a result of this indication of interest, Ellry N. Davis, President and Chief Executive Officer of THB, and Charlotte A. Zuschlag, President and Chief Executive Officer of PennFirst, met on June 6, 1996 in order to discuss the respective companies, the competitive challenges faced by each, consolidation within the banking industry generally and the possible strategic benefits of a business combination between PennFirst and THB.

      On June 14, 1996, THB received a letter from PennFirst, dated June 13, 1996, which indicated PennFirst's interest in continuing to discuss a possible transaction with THB, proposed in general terms the structure of a possible transaction and outlined certain potential plans for integrating the combined companies. The June 13th letter summarized the informal discussions that Ms. Zuschlag and Mr. Davis had held to date, but did not include any formal offer. On June 14, 1996, Ms. Zuschlag met with the full Board of Directors of THB in order to familiarize them with PennFirst, its business strategies and long range goals and to discuss the June 13th letter. Additional telephone conversations and meetings among the parties continued over the next several weeks, during which the parties continued to discuss the possible strategic benefits of a business combination, as well as certain considerations related to the proposed management and staffing of the combined company. On August 23, 1996, PennFirst and THB entered into a mutual confidentiality agreement and, between September 4, 1996 and September 15, 1996, PennFirst and THB conducted reciprocal due diligence analysis. On September 9, 1996, THB engaged Webb as its financial advisor.

      On September 16, 1996, at a meeting of the Board of Directors of THB, the THB Board discussed the reasons for, and the potential benefits of, the Merger; THB's legal counsel reviewed the terms of the Merger Agreement, the Option Agreement and the Stockholders Agreement and the transactions contemplated thereby; and THB's financial advisor made a presentation regarding the financial terms of the Merger Agreement and delivered its opinion that the Merger Consideration was fair, from a financial point of view, to holders of THB Common Stock. After a thorough discussion and consideration of the factors discussed below under "The Merger - Background of and Reasons for the Merger Reasons for the Merger," the Board of Directors of THB unanimously approved the Merger Agreement and the transactions contemplated thereby and authorized the execution of the Merger Agreement and the Option Agreement.

      On September 16, 1996, at a meeting of the Board of Directors of PennFirst, Ms. Zuschlag reviewed with the PennFirst Board the reasons for, and the potential benefits of the Merger; and PennFirst's legal counsel reviewed the terms of the Merger Agreement, the Option Agreement and the Stockholders Agreement and the transactions contemplated thereby. After a thorough discussion and consideration of the factors discussed below under "The Merger - Background of and Reasons for the Merger - Reasons for the Merger," the Board of Directors of PennFirst unanimously approved the Merger Agreement and the transactions contemplated thereby and authorized the execution of the Merger Agreement, the Option Agreement and the Stockholders Agreement. The Merger Agreement, the Option Agreement and the Stockholders Agreement were entered into on September 16, 1996.

      Reasons for the Merger. The terms of the Merger Agreement, including the Merger Consideration to be paid to THB's stockholders, were the result of arm's-length negotiations between the representatives of PennFirst and THB. Among the factors considered by the Boards of Directors of PennFirst or THB, as appropriate, in deciding to approve and recommend the terms of the Merger were
(i) the Merger Consideration to be paid to THB's stockholders in relation to the market value, book value, earnings per share and dividend rates of the PennFirst Common Stock and the THB Common Stock, (ii) the ability to expand PennFirst's presence in Allegheny County, Pennsylvania, (iii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of PennFirst and THB, (iv) the short-term and long-term impact the Merger will have on PennFirst's consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas and expanded consumer lending and retail banking products and services, (v) the general structure of the transaction and the compatibility of management and business philosophy, (vi) the improvement of the franchise value of PennFirst to its stockholders as a result of the enhanced network and products and services,
(vii) the likelihood of receiving the requisite regulatory approvals in a timely manner, (viii) the tax-free nature of the stock portion of the Merger Consideration to the stockholders of THB, (ix) the ability of the combined enterprise to compete in relevant banking and non-banking markets, (x) industry and economic conditions, (xi) the impact of the Merger on the depositors, employees, customers and communities served by PennFirst and THB through expanded consumer lending and retail banking products and services, and (xii) the opinion of THB's financial advisor as to the fairness of the Merger Consideration from a financial point of view to the holders of the THB Common Stock. In making their determination, the Boards of Directors of PennFirst and THB did not ascribe relative weights to the factors which they considered.

      The Boards of Directors of PennFirst and THB believe that the Merger is in the best interest of their respective organizations and their respective stockholders. THE PENNFIRST AND THB DIRECTORS UNANIMOUSLY RECOMMEND THAT PENNFIRST AND THB STOCKHOLDERS, RESPECTIVELY, VOTE FOR THE APPROVAL OF THE MERGER.

Opinion of THB's Financial Advisor

      On September 9, 1996, the Board of Directors of THB retained Webb as its financial advisor to issue an opinion as to the fairness ("Fairness Opinion"), from a financial point of view, to the shareholders of THB with respect to the proposed merger of THB with PennFirst. Webb, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The THB Board of Directors selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior work for and relationship with THB in connection with THB's public offering of common stock.

      Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to shareholders of THB. Webb delivered its opinion to the THB Board of Directors dated as of September 16, 1996, that the Merger Consideration was fair, from a financial point of view, to the shareholders of THB. Such Opinion was updated as of the date of this Joint Proxy Statement/Prospectus. No limitations were imposed by the THB Board of Directors upon Webb with respect to the investigations made or procedures followed by it in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the THB Board of Directors and to the reference to the entire opinion attached hereto as Appendix C.

      The full text of the opinion of Webb, which is attached as Appendix C to this Joint Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Webb, and should be read in its entirety. The summary of the opinion of Webb set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by Webb to any THB shareholder as to how such shareholder should vote with respect to the Merger.

      In rendering its opinion, Webb (i) reviewed drafts of the Merger Agreement; (ii) reviewed THB's Annual Reports, Proxy Statements and Form 10-K's for the years ended June 30, 1995, 1994, and a draft of June 30, 1996 financial statements; (iii) reviewed PennFirst's Annual Reports, Proxy Statements and Form 10-K's for the years ended December 31, 1995, 1994 and 1993, subsequent 10-Q's, and certain other internal financial analysis considered relevant; (iv) discussed with senior management and the boards of directors of THB and its wholly-owned subsidiary, Troy Hill, the current position and prospective outlook for THB; (v) discussed with senior management PennFirst's operations, financial performance and future plans and prospects; (vi) considered historical quotations, levels of activity and prices of recorded transactions in THB's and PennFirst's Common Stocks; (vii) reviewed financial and stock market data of other thrifts in a comparable asset range to THB; (viii) reviewed financial and stock market data of other thrifts in a comparable asset range to PennFirst; (ix) reviewed certain recent business combinations with thrifts as the acquired company, which Webb deemed comparable in whole or in part; (x) performed other analyses which Webb considered appropriate.

      In rendering it opinion, Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by THB and PennFirst. In its review, with the consent of the THB Board of Directors, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities of THB or PennFirst, and potential or contingent liabilities of THB or PennFirst.

      Analysis of Comparable Publicly Traded Companies. Webb compared selected publicly available financial information of a comparable peer group of THB consisting of assets between $50-$200 million and located in the Mid-Atlantic Region. The peer group consisted of eleven institutions located in the states of Pennsylvania, New York, New Jersey, and Maryland. Financial data and comparisons included, but were not limited to, (i) stock price to tangible book value (THB was 81% of book value compared to the peer group median of 81%); (ii) stock price to last twelve months ("LTM") earnings (THB was 12.6x LTM earnings compared to the peer group median of 15.2x); (iii) return on average assets (THB, based on LTM earnings, was 1.38% compared to the peer group median of
 .80%); (iv) return on average equity (THB, based on LTM earnings, was 6.1% compared to the peer group median of 5.2%); and (v) tangible equity as a percentage of total assets (THB reported 22.2% compared to the peer group median of 15.7%).

      Webb also analyzed the performance and financial condition of PennFirst relative to a peer group of thrifts with assets between $500 million and $750 million and located in the Mid-Atlantic region. The peer group consisted of thirteen financial institutions located in Pennsylvania, New York, Maryland, and New Jersey. Financial data and comparisons included but were not limited to, (i) stock price to tangible book value (PennFirst's 117% of tangible book value compared to the peer group median of 118%); (ii) stock price to LTM earnings (PennFirst's 12.9x LTM earnings compared to the peer group median of 12.7x);
(iii) return on average assets (PennFirst's, based on LTM earnings, was .62% compared to the peer group median of .91%); (iv) return on average equity (PennFirst, based on LTM earnings, reported 7.7% compared to the peer group median of 7.7%); and (v) tangible equity as a percentage of total assets (PennFirst reported 6.3% compared to the peer group median of 8.2%).

      Analysis of Recent Comparable Acquisition Transactions. In preparing its opinion, Webb analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to stated book value, tangible book value, LTM earnings, total assets, total deposits, and premium to core deposits. The analysis included a comparison of the average and median of the above ratios for completed and pending acquisitions, based on the following three comparable groups: (i) all thrift acquisitions since June 30, 1995 with the target thrift having assets between $25 million and

$250 million ("Recent Transactions"); (ii) all thrift acquisitions since June 30, 1995 with the selling thrift having a return on average equity between 4.5% and 9.0% ("Comparable Earnings Ratio"); and (iii) all acquisitions since June 30, 1995 with the selling thrift having 15% or more equity to total assets ("Comparable Equity Ratio").

      The information in the following table summarizes the material information analyzed by Webb with respect to the Merger. The summary does not purport to be a complete description of the analyses performed by Webb and should not be construed independently of the other information considered by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                                                           SUMMARY OF SELECTED ACQUISITIONS
                                                       WHERE THE TARGET IS A SAVINGS INSTITUTION
                                                                                                                   Tangible
                             Price/        Price/          Price/        Price/        Price/     Core Deposit    Equity to
                              Book      Tangible Book    LTM EPS(a)     Deposits       Assets        Premium        Assets
                          ----------    -----------     -----------    ---------    ----------    -----------    ----------
THB/PennFirst Merger
  based on Merger
  Consideration of
  $21.15 per share            127.9%         127.9%           21.6x        43.2%         25.3%           9.7%         19.6%

Recent Transactions:
  Completed (68 deals)
    Average                   144.3%         150.4%           23.1x        18.9%         15.1%           6.6%          9.9%
    Median                    145.1%         145.2%           20.3x        16.5%         13.9%           6.2%          8.6%

  Pending (25 deals)
    Average                   132.1%         134.7%           25.2x        22.2%         17.0%           5.7%         12.5%
    Median                    128.1%         128.8%           21.6x        18.7%         14.8%           5.6%          9.5%

Comparable Earnings Ratios:
  Completed (42 deals)
    Average                   142.3%         146.2%           22.5x        20.6%         16.0%           6.7%         10.9%
    Median                    141.5%         148.7%           21.2x        20.6%         14.7%           6.5%         10.4%

  Pending (15 deals)
    Average                   129.6%         133.1%           19.4x        20.4%         15.9%           5.7%         11.8%
    Median                    133.0%         133.0%           18.7x        22.4%         16.6%           4.8%         10.6%

Comparable Equity Ratios:
  Completed (16 deals)
    Average                   132.5%         145.1%           26.9x        33.1%         25.7%           9.5%         17.9%
    Median                    125.3%         125.3%           23.6x        30.1%         24.9%           7.0%         17.5%

  Pending (9 deals)
    Average                   119.3%         119.3%           31.8x        37.6%         26.8%           6.8%         21.7%
    Median                    119.2%         119.2%           31.4x        37.3%         26.6%           6.4%         21.2%

(a) Last twelve months earnings per share.

      In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and THB. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

      Webb will receive a fee of $80,000 for services rendered in connection with advising, issuing a fairness opinion and coordinating the due diligence sessions of PennFirst with respect to the Merger. As of the date of the Joint Proxy Statement/Prospectus, Webb has received $30,000 of such fee; the remainder of the fee is due upon approval by THB's shareholders of the Merger. Webb was paid a fee in connection with the services it performed in connection with THB's stock offering in 1994.

The Merger Consideration

      The Merger Agreement provides that at the Effective Time of the Merger, each share of THB Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash ("Per Share Cash Consideration") or (ii) a number of shares of PennFirst Common Stock with a value equal to $21.15 ("Per Share Stock Consideration"), as determined by the Exchange Ratio and based on the Average Share Price of PennFirst Common Stock over the 20 trading day period ("Pricing Period") ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger. The Exchange Ratio in the Merger Agreement provides that the number of shares of PennFirst Common Stock comprising the Per Share Stock Consideration shall be equal to the quotient determined by dividing (x) $21.15 by (y) the Average Share Price (defined as the average of the high bid and low asked price per share as reported by the NASDAQ National Market) during the Pricing Period. The Merger Agreement provides that 60% of the aggregate Merger Consideration will consist of PennFirst Common Stock and the remaining 40% shall consist of cash.

      If, between the date of this Joint Proxy Statement/Prospectus and the Effective Time, the shares of PennFirst Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within said period, the Merger Consideration as specified above shall be adjusted accordingly.

      Election and Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than seven business days following the Effective Time), PennFirst shall cause a to-be-designated exchange agent ("Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior the Effective Time represented issued and outstanding shares of THB Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of THB Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for that Merger Consideration and (ii) an election form in such form as PennFirst and THB shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive PennFirst Common stock with respect to all such holder's THB Common Stock (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all such holder's THB Common Stock (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of THB Common Stock (the "No-Election Shares"). Any shares of THB Common Stock with respect to which the holder thereof shall not, as of a to-be-specified deadline ("Election Deadline"), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares.

      Any election to receive PennFirst Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of THB Common Stock covered thereby, subject to certain limited exceptions in the case of lost or destroyed certificates. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing THB Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

      Within ten business days after the Election Deadline, the Exchange Agent will effect the allocation among holders of THB Common Stock of rights to receive PennFirst Common Stock or cash in accordance with the Election Form.

      If the number of Cash Election Shares times $21.15 is less than the product of the number of shares of THB Common Stock (other than shares of THB Common Stock owned by THB (including treasury shares) or PennFirst) outstanding at the Effective Time times .40 times $21.15 (the "Aggregate Cash
Consideration"), then:

            (1) all Cash Election Shares will be converted into the right to receive cash,

            (2) the Exchange Agent will select first from among the holders of No-Election Shares and then (if necessary) will allocate among the holders of Stock Election Shares (by the method of allocation described below), a sufficient number of Stock Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times $21.15 equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted in the right to receive cash, and

            (3) the No-Election Shares and Stock Election Shares which are not Reallocated Cash Shares will be converted into the right to receive PennFirst Common Stock.

      If the number of Cash Election Shares times $21.15 is greater than the Aggregate Cash Consideration, then:

            (1) all Stock Election Shares and No-Election Shares will be converted into the right to receive PennFirst Common Stock,

            (2) the Exchange Agent will allocate among the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares times $21.15 equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive PennFirst Common Stock, and

            (3) the Cash Election Shares which are not Reallocated Stock Shares will be converted into the right to receive cash.

      After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of THB Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of PennFirst Common stock or the amount of cash into which the aggregate number of shares of THB Common stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and, if such holder's shares of THB Common Stock have been converted into PennFirst Common Stock, any other distribution theretofore paid with respect to PennFirst Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented THB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for in the Merger Agreement shall, except as otherwise provided in the Merger Agreement, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of PennFirst Common Stock or the right to receive the amount of cash into which such THB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of THB of certificates representing shares of THB Common Stock and if such certificates are presented to PennFirst for transfer, they shall be cancelled against delivery of certificates for PennFirst Common Stock or cash as provided in the Merger Agreement. No dividends which have been declared will be remitted to any person entitled to receive shares of PennFirst Common Stock until such person surrenders the certificate or certificates representing THB Common stock, at which time such dividends shall be remitted to such person, without interest.

      No Fractional Shares of PennFirst Common Stock to be Issued. No fractional shares of PennFirst Common Stock shall be issued in the Merger to holders of shares of THB Common Stock. Each holder of shares of THB Common Stock who otherwise would have been entitled to a fraction of a share of PennFirst Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of THB Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $21.15.

      Treatment of Outstanding Stock Options for THB Common Stock. The Merger Agreement provides that upon consummation of the Merger, each outstanding option to acquire THB Common Stock ("Option"), other than the PennFirst Option, whether or not otherwise exercisable or vested, shall become fully exercisable and vested immediately prior to the Effective Time at which time each holder of an Option shall receive either (x) an amount in cash in cancellation of such Option determined by multiplying (i) the excess, if any, of $21.15 over the applicable exercise price per share of such Option by (ii) the number of shares of THB Common Stock subject to such Option, or (y) an option to acquire shares of PennFirst Common stock, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time. The number of shares of PennFirst Common Stock which may be acquired upon exercise of any such new option shall be equal to the product of the number of shares of THB Common Stock subject to the original Option multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, and the exercise price of any such new option shall be equal to the exercise price of the original THB Option divided by the Exchange Ratio, rounded up to the nearest cent.

Conditions to the Merger

      The Merger Agreement provides that consummation of the proposed transaction is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions, among others: (a) the receipt of all necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated by the Merger Agreement without any term or condition which would materially impair the value of THB and its subsidiaries to PennFirst, the satisfaction of all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents, and the expiration of all waiting periods with respect thereto; (b) all corporate action (including stockholder approvals) necessary to authorize the execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken; (c) the absence of any order, judgment or decree that would have the effect of preventing completion of the Merger and the absence of any pending or threatened suit, action or other proceeding to restrain or prohibit the Merger or seeking to obtain substantial monetary or other relief which either party determines, based upon the advice of counsel, has a significant potential to result in the deprivation of material benefits of the Merger; (d) the Registration Statement shall have become effective under the Securities Act, PennFirst shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue the PennFirst Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority; and (e) PennFirst and THB shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P. to the effect that, among other things, the Merger will qualify as a "reorganization" under Section 368(a) of the Code and no taxable gain will be recognized by PennFirst or THB (i) upon the transfer of THB's assets to PennFirst in exchange for PennFirst Common Stock, cash and the assumption of THB's liabilities or (ii) upon the distribution of PennFirst Common Stock and cash to THB's stockholders. See "The Merger - Certain Federal Income Tax Consequences."

      In addition to the foregoing conditions, PennFirst's obligations under the Merger Agreement are conditioned upon, among others: (a) the performance in all material respects by THB of all obligations to be performed by it and the accuracy as of September 16, 1996 and as of the Effective Time (as though made at and as of the Effective Time) of the representations and warranties of THB set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise provided in the Merger Agreement; (b) the receipt of all permits, consents, waivers, clearances, approvals and authorizations from regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of THB and its subsidiaries to PennFirst; (c) the receipt by PennFirst of a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for purchase accounting treatment;
(d) the amount of THB Common Stock held by stockholders of THB who dissent from the Merger pursuant to the applicable provisions of the BCL shall not exceed 15% of the THB Common Stock immediately prior to the Effective Time; (e) the execution by certain stockholders of THB of an agreement regarding compliance with Rule 145 under the Securities Act; and (f) the receipt from THB of such certificates of its officers or others and such other documents to evidence fulfillment of the conditions as PennFirst may reasonably request.

      In addition to the conditions set forth above as applicable to both parties, THB's obligations under the Merger Agreement are conditioned upon, among others: (a) the performance in all material respects by PennFirst of all obligations to be performed by it and the accuracy as of September 16, 1996 and as of the Effective Time (as though made at and as of the Effective Time) of the representations and warranties of PennFirst set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise provided in the Merger Agreement; and (b) the receipt from PennFirst of such certificates of its officers or others and such other documents to evidence fulfillment of the conditions as THB may reasonably request.

Regulatory Approvals

      Consummation of the Merger is subject to, among other things, prior receipt of all requisite approvals from the OTS and any other regulatory agency of competent jurisdiction necessary to consummate the Merger and expiration of all regulatory waiting periods applicable to the Merger. PennFirst has applied to the OTS pursuant to Section 10(e)(1)(A) of the HOLA to merge THB with and into PennFirst and to acquire Troy Hill. Other applications required under state securities laws have been filed with the appropriate regulatory authorities.

      The period for the OTS' review of any proposed acquisition, such as the acquisition of THB, commences upon receipt by the OTS of an application deemed sufficient by the OTS. Once an application is deemed sufficient, the OTS generally has a 60-day period for review of the application, which may be extended by the OTS for up to an additional 30 days.

      Generally, the OTS will approve an application unless it determines that the financial and managerial resources and future prospects of the acquiror and the savings association involved would be detrimental to the savings association or to the SAIF or the Bank Insurance Fund ("BIF"), or if the acquiror fails or refuses to furnish information requested by the OTS. The OTS will also consider the convenience and needs of the community to be served, and it will examine the impact of the acquisition under the relevant antitrust laws.

      The regulations provide that an acquiror must publish a notification, no earlier than three calendar days before and no later than three calendar days after filing an application, in the community in which the home office of the savings association to be acquired is located. Generally, within 20 calendar days of the date of filing (or up to 40 calendar days after such date if an extension is requested in writing within the initial 20-day period), anyone may file comments in favor of or in protest of the application and may also submit such information as he or she deems relevant.

      There can be no assurance that the necessary regulatory authorities will approve the Merger, and if the Merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement which would cause such approval to fail to satisfy one of the conditions to consummation of the Merger set forth in the Merger Agreement. There can likewise be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the results thereof. In the event the Merger is not consummated on or before September 30, 1997, the Merger Agreement may be terminated by either PennFirst or THB.

Business Pending the Merger

      Under the terms of the Merger Agreement, THB has agreed not to take certain actions, nor permit its subsidiaries to take certain actions, prior to consummation of the Merger without the prior written consent of PennFirst, including, among other things, the following: (1) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of it or its subsidiaries; (2) change the number of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of it or its subsidiaries, except for issuance of THB Common Stock pursuant to any outstanding Option and in compliance with the terms of the Option Agreement; (3) declare, set aside, make or pay any dividend or other distribution other than its regular quarterly cash dividends not in excess of $.10 per share; (4) grant any severance or termination pay (other than pursuant to binding contracts disclosed pursuant to the Merger Agreement) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees, or award any increase in compensation or benefits to such individuals, except, in the case of employees, such as may be granted in the ordinary course of business consistent with past practices and policies; (5) subject to certain exceptions, enter into or modify any employee benefit plan or any trust agreement related thereto with respect to any of its directors, officers or employees or make any contributions to its Employee Stock Ownership Plan or any other defined contribution plan or similar plan other than in the ordinary course of business consistent with past practice; (6) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; (7) make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on September 16, 1996, other than expenditures necessary to maintain existing assets in good repair and other than as disclosed pursuant to the Merger Agreement; (8) file any applications or make any contract with respect to branching or site location or relocation, except as disclosed pursuant to the Merger Agreement; (9) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations; (10) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law; (11) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in the Merger Agreement; (12) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; (13) take any action that would result in any of the representations and warranties of THB contained in the Merger Agreement not to be true and correct in any material respect at the Effective Time; or (14) agree to do any of the foregoing.

      Furthermore, each party has agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will either return to the other all non-public financial statements, documents and other materials previously furnished by such party or destroy such information.

Acquisition Proposals

      Until the Effective Time of the Merger or the earlier termination of the Merger Agreement, neither THB nor its subsidiaries shall, nor shall THB or its subsidiaries authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of THB or its subsidiaries to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than PennFirst) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving THB or its subsidiaries (an "Acquisition Transaction"); provided, however, that THB may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of THB, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such information should be furnished. Under the Merger Agreement, THB is required to promptly communicate to PennFirst the terms of any proposal which it may receive in respect of any such Acquisition Transaction and to provide PennFirst with copies of (i) any written legal advice provided to the Board of Directors of THB, (ii) all such written inquiries or proposals and (iii) an accurate and complete written synopsis of all such oral inquiries or proposals.

Representations and Warranties

      The Merger Agreement contains representations and warranties of PennFirst and THB which are customary in transactions of this type, including, but not limited to, representations and warranties concerning: (a) the organization and capitalization of PennFirst and its subsidiaries and THB and its subsidiaries;
(b) the due authorization, execution, delivery and enforceability of the Merger Agreement; (c) consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the Merger Agreement; (d) the documents to be filed by PennFirst and THB with the Commission and other regulatory agencies; (e) the conduct of business in the ordinary course and absence of certain changes; (f) financial statements; (g) compliance with laws; and (h) the allowance for loan losses and real estate owned.

Effective Time of the Merger; Termination and Amendment

      The Effective Time of the Merger shall be the date specified in the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania, unless a later date and time is specified as the effective time in such Articles of Merger. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of PennFirst's and THB's stockholders and the satisfaction or waiver of all other conditions to the Merger.

      A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m. on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger, or on such later date as the parties may mutually agree upon.

      The Merger Agreement may be terminated, either before or after approval by the stockholders of PennFirst and THB, as follows: (a) at any time on or prior to the Effective Time by the mutual consent of the parties; (b) by PennFirst or THB (i) if the Effective Time shall not have occurred on or prior to September 30, 1997 or (ii) if a vote of the stockholders of PennFirst or THB is taken and either of such stockholders fails to approve the Merger Agreement, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth therein to be performed or observed by such party at or before the Effective Time; (c) by PennFirst or THB upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated thereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; (d) by PennFirst in writing if THB has, or by THB in writing if PennFirst has, breached (i) any covenant or undertaking contained in the Merger Agreement, or (ii) any representation or warranty contained therein, which breach would have a material adverse effect on the business, operations, assets or financial condition of THB and its subsidiaries or PennFirst and its subsidiaries, as applicable, in each case taken as a whole, or upon the consummation of the transactions contemplated thereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; provided that either party may terminate the Merger Agreement on the basis of any such material breach of any representation or warranty contained therein, notwithstanding any qualification therein relating to the knowledge of the other party; and (e) by PennFirst or THB in writing, if any of the applications for prior regulatory approval referred to in the Merger Agreement are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of PennFirst, would materially impair the value of THB and its subsidiaries to PennFirst, and the time period for appeals and requests for reconsideration has run.

      To the extent permitted under applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of PennFirst and/or THB, the parties may by written agreement (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (d) waive compliance with any of the agreements or conditions contained therein. However, after any approval of the Merger by the stockholders of PennFirst and/or THB, there may not be, without further approval of such stockholders, any amendment or waiver of the Merger Agreement which modifies either the amount or the form of the Merger Consideration to be delivered to the stockholders of THB.

Interests of Certain Persons in the Merger

      In considering the recommendation of the THB Board of Directors, stockholders should be aware that members of THB's management and the THB Board of Directors have interests in the Merger that are in addition to the interests of stockholders generally. The THB Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

      Operations of Troy Hill. It is the intention of PennFirst to maintain Troy Hill as a separate subsidiary of PennFirst for a period of not less than one year from the Effective Time. During the period that Troy Hill is maintained as a separate subsidiary of PennFirst, Charlotte A. Zuschlag will serve as President and Chief Executive Officer of Troy Hill. Ms. Zuschlag will not receive any additional compensation for serving as President of Troy Hill. Following such one-year period, PennFirst may, in its sole discretion, determine to merge or consolidate Troy Hill with ESBB.

      Boards of Directors of PennFirst and ESBB. Pursuant to the Merger Agreement and effective as of the Effective Time, the number of directors of both PennFirst and ESBB shall be increased by one and PennFirst and ESBB shall each nominate and elect one current director of THB (to be designated by PennFirst) as a director for a term of not less than three years. Furthermore, in the event PennFirst determines to merge or consolidate Troy Hill and ESBB, an additional two of the current directors of Troy Hill shall be elected to the Board of Directors of ESBB for a term of not less than three years, and the current Chairman of the Board of Troy Hill will be appointed to a newly created Troy Hill Advisory

Board for a period of not less than one year and shall be compensated for his services in an amount of not less than $1,300 per month.

      Board of Directors of Troy Hill. Pursuant to the Merger Agreement and effective as of the Effective Time, the number of directors of Troy Hill shall be increased by at least one, and the resulting vacancy shall be filled by the election of the President and Chief Executive Officer of PennFirst, Charlotte A. Zuschlag. Ms. Zuschlag will receive no additional compensation for serving as a director of Troy Hill.

      Employment of Troy Hill Personnel. PennFirst has agreed to continue the employment of all personnel of Troy Hill and its subsidiaries (other than Mr. Davis who will retire as of the Effective Time) as of the Effective Time, except in the event of good cause for termination, for a period of not less than twelve months subsequent to the Effective Time.

      Transferred Employees. All employees of Troy Hill or its subsidiaries immediately prior to the Effective Time who are employed by PennFirst, ESBB or Troy Hill immediately following the Effective Time ("Transferred Employees") will be covered by PennFirst's, ESBB's or Troy Hill's employee benefit plans on substantially the same basis as any employee of PennFirst, ESBB or Troy Hill in a comparable position. Notwithstanding the foregoing, PennFirst may determine to continue any of the Troy Hill benefit plans for Transferred Employees in lieu of offering participation in PennFirst's benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the Troy Hill benefit plans, or to merge any such benefit plans with PennFirst's benefit plans, provided the result is the provision of the benefits to Transferred Employees that are substantially similar to the benefits provides to PennFirst's employees generally. Except as specially provided in the Merger Agreement and as otherwise prohibited by law, Transferred Employees' service with Troy Hill shall be recognized as service with PennFirst for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under PennFirst's benefit plans, subject to applicable break-in-service rules.

      Upon consummation of the Merger, Ellry N. Davis, the current President and Chief Executive Officer of THB and Troy Hill, will retire as both an officer and director of THB and Troy Hill. It is expected that PennFirst will enter into a two-year agreement ("Consulting Agreement") with Mr. Davis pursuant to which Mr. Davis will provide certain consulting services to PennFirst subsequent to the Merger. In return for his services under the Consulting Agreement, PennFirst has agreed to pay Mr. Davis a fee of $71,000 during the first year and a fee of $48,000 during the second year and to continue Mr. Davis' medical insurance coverage during the term of the Consulting Agreement (with the costs of such medical coverage being deducted from the fees being paid to Mr. Davis).

      Health Plans. PennFirst has agreed that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Troy Hill on the Effective Time and who then change coverage to PennFirst's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

      THB ESOP. On or after the Effective Time, the THB employee stock ownership plan (the "THB ESOP") may, at PennFirst's discretion, be combined with the PennFirst employee stock ownership plan (the "PennFirst ESOP"). However, prior to any such combination of the THB ESOP and the PennFirst ESOP, the parties have agreed to take all necessary action in order to amend the THB ESOP in order to ensure that any such combination does not accelerate (other than as required by law or regulation) or materially increase the benefits available to any participant in the THB ESOP. Notwithstanding anything in the Merger Agreement to the contrary, the parties hereto will take all necessary action to amend the THB ESOP in order to provide that the Merger will not accelerate (other than as required by law or regulation) or materially increase the benefits available to any participant in the THB ESOP.

      Other than as set forth above, no director or executive officer of THB or PennFirst has any direct or indirect material interest in the Merger, except in the case of THB insofar as ownership of THB Common Stock and existing options might be deemed such an interest.

Resale Considerations With Respect to the PennFirst Common Stock

      The shares of PennFirst Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and listed on the NASDAQ National Market and will be freely transferable, except for shares of PennFirst Common Stock received by persons, including directors and executive officers of THB, who may be deemed to be "affiliates" of THB under Rule 145 promulgated under the Securities Act. Affiliates may not sell their shares of PennFirst Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares of PennFirst Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of THB generally include individuals or entities that control, are controlled by, or are under common control with, THB and may include certain officers and directors of THB as well as any stockholders who own more than 10% of the THB Common Stock.

Certain Federal Income Tax Consequences

      Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., special counsel to PennFirst, has rendered an opinion to PennFirst and THB as to the principal federal income tax consequences expected to result from the Merger. Such opinion is included as an exhibit to the Registration Statement. Neither the opinion nor this summary addresses any tax considerations under foreign, state or local laws, or the tax considerations to certain stockholders in light of their particular circumstances, including persons who are not United States citizens, or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, stockholders who received their shares through the exercise of employee stock options or through other compensation arrangements, and stockholders who do not hold their shares as "capital assets" within the meaning of Section 1221 of the Code.

      No rulings have been requested from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the Merger. Stockholders should be aware that the opinion of Elias, Matz, Tiernan & Herrick L.L.P. is not binding on the IRS. Stockholders should also be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. The opinion of Elias, Matz, Tiernan & Herrick L.L.P. is based upon the federal income tax laws as in effect on the date of such opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein.

      The federal income tax consequences discussed below are conditioned upon, and the opinion of Elias, Matz, Tiernan & Herrick L.L.P. is based upon, the accuracy as of the date hereof and at, as of and after the Effective Time of the Merger of certain assumptions, including, but not limited to, the following (taking into account for purposes hereof all of the events which are contemplated under the Merger Agreement): (A) that, pursuant to the Merger, the holders of THB Common Stock receive shares of PennFirst Common Stock having a value as of the Effective Time of the Merger of not less than fifty percent (50%) of the value of the THB Common Stock as of the same date; (B) that following the Merger, PennFirst will continue the historic business of THB or use a significant portion of THB's historic business assets in a business; and
(C) that a bona fide corporate business purpose exists for the Merger.

      PennFirst and THB believe that all of the foregoing assumptions are accurate as of the date hereof, and will be accurate at, as of and after the Effective Time of the Merger. If either PennFirst or THB learns before the Effective Time of the Merger that such assumptions are false and that its counsel therefore believes that the Merger is unlikely to be treated as a tax-free reorganization, then additional stockholder approval will be obtained before consummation of the Merger.

      Elias, Matz, Tiernan & Herrick L.L.P. has rendered an opinion to PennFirst and THB, based upon the assumptions set forth herein, that the Merger will have the following federal income tax consequences: (i) no gain or loss will be recognized by PennFirst or THB as a result of the Merger; (ii) no gain or loss will be recognized by any stockholder of THB upon the exchange of that holder's shares of THB Common Stock solely for shares of PennFirst Common Stock pursuant to the Merger; (iii) stockholders of THB will recognize gain with respect to the cash portion of the Merger Consideration (the "Cash Consideration") received, but not in excess of the amount of the Cash Consideration received; (iv) the basis of the shares of PennFirst Common Stock received by a stockholder of THB (including any fractional shares) will be the same as the basis of the shares of THB

Common Stock surrendered in exchange therefor (a) decreased by the amount of the Cash Consideration, and (b) increased by (1) the amount, if any, of the Cash Consideration that was treated as a dividend, and (2) the amount of gain recognized by that stockholder on the exchange (not including any portion of such gain that is treated as a dividend); (v) if shares of THB Common Stock were capital assets in the hands of the THB stockholder immediately prior to the Merger, the holding period of the shares of PennFirst Common Stock received by that stockholder in the Merger will include the holding period of the shares of THB Common Stock surrendered in exchange therefor; (vi) a stockholder of THB who dissents from the proposed Merger and receives solely cash in exchange for that stockholder's shares of THB Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that stockholder's shares, that stockholder will have gain to the extent of the consideration received less that stockholder's adjusted basis in those shares; and (vii) the receipt by a stockholder of THB of cash in lieu of a fractional share of PennFirst Common Stock will be treated as if that fractional share was issued to that holder in the Merger and thereafter redeemed by PennFirst for cash. That receipt of cash by a stockholder will be treated as a distribution by PennFirst in full payment in exchange for the fractional share as provided in Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a stockholder's fractional share, that stockholder will have gain to the extent of the consideration received less that stockholder's allocable adjusted basis in that fractional share.

      If the shares of THB Common Stock exchanged are a capital asset, any gain recognized will be capital gain to the extent described below. The capital gain will be long-term if the shares of THB Common Stock have been held by the applicable stockholder for more than one year. The determination of whether a stockholder would recognize a capital gain and/or dividend income is made by reference to the redemption rules of Section 302 of the Code. Under Section 302, all of the cash representing gain recognized on the exchange will be taxed as capital gain if the deemed redemption is a "substantially disproportionate redemption" of stock with respect to a stockholder or is "not essentially equivalent to a dividend." For this purpose, the Merger will be viewed as if each stockholder had received only PennFirst Common Stock in the Merger and as if PennFirst had thereafter redeemed appropriate portions of the PennFirst Common Stock in exchange for the cash received by that stockholder. The deemed redemption is a "substantially disproportionate redemption" if that stockholder's deemed percentage share of the outstanding PennFirst Common Stock after the Merger but before the deemed redemption is reduced by more than 20% as a result of the deemed redemption. The deemed redemption is "not essentially equivalent to a dividend" if that stockholder experiences a "meaningful reduction" in his proportionate interest in PennFirst by reason of the deemed redemption. In general, there are no fixed rules for determining when a meaningful reduction has occurred.

      In determining whether a stockholder has a "substantially disproportionate redemption" or experiences a "meaningful reduction" in his proportionate interest in PennFirst, shares of PennFirst Common Stock which are considered to be owned by the stockholder pursuant to certain constructive stock ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. In general, under Section 318, a stockholder constructively owns any stock which that stockholder has an option to acquire, or any stock owned directly or indirectly by (1) that stockholder's spouse (unless legally separated under court decree), children, grandchildren or parents; (2) a partnership, trust or estate in which that stockholder has an interest to the extent of that stockholder's interest; or (3) a corporation to the extent of that stockholder's interest, but only if that stockholder actually or constructively owns 50% or more in value of the corporation's stock. Also, a stockholder that is a partnership, trust or estate will be considered to own stock owned by its partners, grantors or beneficiaries, as the case may be, and a stockholder which is a corporation will be considered to own stock owned by any of its stockholders who owned 50% or more in value of the corporation's stock. An S corporation and its stockholders are treated as if they were a partnership and partners, respectively. In many instances, stock owned constructively as a result of the attribution rules can be attributed again to another (for example, stock owned due to family attribution can further be attributed to a partnership), but in other circumstances, there is no "double" attribution.

      If any of the cash received by a stockholder has the effect of a dividend, the portion of the gain recognized equal to that stockholder's share of undistributed corporate earnings and profits is treated as dividend income and the balance of the gain is capital gain. It is unclear whether it is the earnings and profits of THB which are considered or some combination of those of THB and PennFirst. It is possible that the cash distributed might exceed the applicable earnings and profits. No loss will be recognized.

      Unless an exception is available under applicable law or regulations, 31% of the cash portion of the Merger Consideration payable to a stockholder will be withheld unless that payee provides a tax identification number (social security number or employer number) and certifies that such number is correct on a Form W-9 which will be provided with the letter of transmittal that will be used to exchange shares of THB Common Stock for the Merger Consideration.

Accounting Treatment of the Merger

      The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, PennFirst will record the acquisition of THB at its cost at the Effective Time of the Merger, which cost would include the cash paid in the Merger, the fair value of the shares of PennFirst Common Stock issued in the Merger and all direct acquisition costs. The acquisition costs will be allocated to the acquired assets and liabilities of THB based upon their fair values at the Effective Time of the Merger in accordance with generally accepted accounting principles. Acquisition costs in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized over a period of 15 years for financial accounting purposes. The reported income of PennFirst will include the operations of THB after the Effective Time of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Information."

Dissenters' Rights

      Any owner of shares of THB Common Stock has the right under Subchapter 15D of the BCL to object to the Merger and demand to be paid in cash the fair value of such shares upon complying in full with the provisions of Subchapter 15D. The following does not purport to be a complete statement of the provisions of Subchapter 15D or Section 1930 of the BCL and is qualified in its entirety by reference to those provisions, a copy of which is attached hereto as Appendix D. Such provisions must be strictly complied with or a stockholder's dissenters' rights will be lost.

      If an owner of shares of THB Common Stock wants to exercise the right to dissent, such owner must satisfy all the following conditions: (a) the owner must file with THB prior to the vote with respect to the Merger a written notice of his intention to demand that he be paid the fair value of his shares of THB Common Stock if the Merger takes place (neither a vote in person or by proxy against adoption and approval of the Merger Agreement nor an abstention from voting with respect to, or a failure to vote for adoption and approval of, the Merger Agreement will constitute such a written notice.); (b) the owner must not effect any change in the beneficial ownership of his shares of THB Common Stock from the date of filing such written notice continuously through the Effective Time of the Merger; and (c) the owner must not vote in person or by proxy for adoption and approval of the Merger Agreement. (Neither an abstention from voting with respect to, nor a failure to vote in person or by proxy against adoption and approval of, the Merger Agreement will constitute a vote for adoption and approval of the Merger Agreement.) Unless an owner follows all these steps, he will not acquire any right to payment of the fair value of his shares and will be conclusively presumed to have consented to the Merger and will be bound by its terms. A written notice of an intention to demand payment of fair value should be sent prior to the THB Special Meeting to Troy Hill Bancorp, Inc., 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212, Attention:
Secretary.

      A person who is the beneficial owner, but not the record holder, of shares of THB Common Stock and who desires to exercise the rights of a dissenting stockholder may assert those rights with respect to shares held on that person's behalf. Such a person will be treated as a dissenting stockholder if he submits to THB a written consent of the record holder of those shares to such treatment no later than the time dissenters' rights are asserted with respect to those shares. A beneficial owner may not dissent with respect to less than all shares of which such person is the owner, whether or not the shares so owned are registered in such person's name.

      A record holder for more than one beneficial owner may assert dissenters' rights as to less than all of the shares registered in his name only if that holder dissents with respect to all shares beneficially owned by a person that are held by him and discloses the name and address of that person. In that event, the record holder will be treated as if the shares as to which he has dissented and the other shares held by him were registered in the names of different persons.

      If the Merger Agreement is adopted and approved by the requisite vote of the stockholders of PennFirst and THB, THB or PennFirst, as the surviving corporation, will mail a "further notice" to each owner who followed all of the steps described above (a "Dissenter"). The "further notice" will (i) state the location where and the date by which a demand for payment must be sent and certificates formerly representing shares of THB Common Stock ("Certificates") must be deposited in order to obtain payment, which date will not be less than 30 days after the date of mailing of the "further notice", (ii) supply a form for demanding payment that includes a request for certification of the date on which the Dissenter acquired beneficial ownership of his shares of THB Common Stock, and (iii) include a copy of Subchapter 15D of the BCL. If a Dissenter fails to timely demand payment or to timely deposit his Certificates as required by the "further notice," that person will not have any right to receive payment of the fair value of his shares.

      If the Merger has not been consummated within 60 days after the date specified in the "further notice" for demanding payment and depositing Certificates, THB will return any deposited Certificates. At any time thereafter, THB or PennFirst, as the surviving corporation, may send a new "further notice" containing the provisions described above to all Dissenters.

      Promptly after the Effective Time of the Merger, or upon timely receipt of demand for payment if the Merger has already occurred, PennFirst will either (i) pay the amount that PennFirst estimates is the fair value of the Dissenters' shares to the Dissenters who timely made demand for payment and timely deposited their Certificates, or (ii) provide written notice to those Dissenters that no payment will be made. This payment or written notice will be accompanied by a closing balance sheet and statement of income of THB for a fiscal year ending not more than 16 months before the date of payment or notice, the latest available interim financial statements of THB, a statement of PennFirst's estimate of the fair value of the Dissenters' shares, a notice of the right of a Dissenter to demand payment or supplemental payment, as the case may be, and a copy of Subchapter 15D of the BCL. If PennFirst does not pay its estimate of the fair value of the shares of THB Common Stock of any Dissenter, it must return his deposited Certificates to him. PennFirst may make a notation on any returned Certificate that a demand for payment of fair value with respect to that Certificate has been made. If that Certificate is transferred, any new Certificate will bear a similar notation, together with the name of the original dissenting holder or owner thereof. A transferee will not acquire by transfer any rights other than those that the original Dissenter had after making demand for payment of fair value.

      If a Dissenter believes that PennFirst's estimate of the fair value of his shares of THB Common Stock is less than their fair value, that Dissenter should send PennFirst his own estimate of their fair value. A Dissenter's estimate will constitute a demand for payment of his estimate of the fair value of his shares of THB Common Stock or for payment of the difference between the two estimates if PennFirst has paid that Dissenter its estimate. If a Dissenter does not file with PennFirst his own estimate within 30 days after the mailing to him of the payment of PennFirst's estimated fair value or its written notice thereof, that Dissenter will not be entitled to receive any amount greater than the payment remitted by PennFirst or the amount stated in that notice.

      Within 60 days after the latest of (i) the Effective Time of the Merger,
(ii) timely receipt of any demands for payment of fair value in response to a "further notice," or (iii) timely receipt of a Dissenter's estimate of the fair value of his shares of THB Common Stock, if any demand for payment remains unsettled, PennFirst may file an application for relief in the Court of Common Pleas of Allegheny County, Pennsylvania (the "County Court"), requesting that the fair value of the remaining Dissenters' shares be determined. All Dissenters whose demands for payment of the fair value of their Dissenters' shares have not been settled will be made parties to such proceeding. Each Dissenter who is made a party to such proceeding will be entitled to recover the amount by which the fair value of his Dissenters' shares exceeds any amount previously paid to that Dissenter by PennFirst for his shares, plus interest. If PennFirst fails to file an application with the County Court prior to the expiration of that 60-day period, any Dissenter who has made a demand for payment of the fair value of his Dissenters' shares, and has not already settled his claim against PennFirst may file an application with the County Court in the name of PennFirst within 30 days of the expiration of that 60-day period. If no such Dissenter files an application within that 30-day period, all remaining Dissenters will be paid PennFirst's estimate of the fair value of their Dissenters' shares and will not be entitled to any additional amounts. In any proceeding before the County Court, the fair value of the Dissenters' shares to be determined by the County Court is the fair value of those shares immediately prior to the Effective Time of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

      The costs and expenses of any proceeding to determine the fair value of the remaining Dissenters' shares will be determined by the County Court and assessed against PennFirst, although all or any part of those costs and expenses may be apportioned and assessed as the County Court deems appropriate against any Dissenters who are parties to the proceeding and whose actions in demanding supplemental payments the County Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The fees and expenses of counsel and experts for the respective parties may be assessed as the County Court deems appropriate against PennFirst and in favor of any or all Dissenters if PennFirst failed to comply substantially with the requirements of Subchapter 15D and may be assessed against PennFirst or any Dissenter, in favor of any other party, if the County Court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter 15D.

If the County Court decides that any Dissenter's counsel provided substantial benefits to other Dissenters, but that the fees of such counsel should not be assessed against PennFirst, then the County Court may award that counsel reasonable fees to be paid out of the amounts awarded to those other Dissenters.

      It is a condition to PennFirst's obligation to consummate the Merger that the number of Dissenters' shares be less than 15% of the THB Common Stock immediately prior to the Effective Time. See "The Merger - Conditions to the Merger." PennFirst has reserved the right to waive this condition at any time.

Expenses of the Merger

      The Merger Agreement provides that PennFirst and THB shall each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting, investment banking and printing expenses, provided, however, that PennFirst shall bear all costs of printing, mailing and filing, as applicable, the Registration Statement, this Joint Proxy Statement/Prospectus and all other registration and filing fees relating to the Merger.

      In order to increase the likelihood that the transactions contemplated by the Merger Agreement will be consummated, the Merger Agreement provides that in the event that, (x) PennFirst's Board of Directors fails to recommend to its stockholders the approval of the Merger Agreement and such stockholders fail to approve the Merger Agreement or (y) PennFirst fails to duly hold a meeting of its stockholders for the purpose of voting on the Merger Agreement, then PennFirst will promptly reimburse THB for its out-of-pocket costs and expenses (documented with reasonable specificity) incurred by THB in connection with entering into the Merger Agreement and carrying out any and all acts contemplated thereunder up to a maximum amount of $150,000 and shall also promptly pay THB a termination fee of $150,000.

Option Agreement

      In fulfillment of a condition to PennFirst's execution of the Merger Agreement, PennFirst and THB entered into an Option Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix B and is incorporated by reference herein. The following summary is qualified in its entirety by reference to the full text of the Option Agreement.

      Pursuant to the Option Agreement, THB granted to PennFirst an option to purchase up to an aggregate of 213,000 shares of authorized but unissued THB Common Stock (representing 19.9% of the outstanding THB Common Stock as of the date of the Option Agreement) at a price of $15.75 per share upon the occurrence of certain triggering events, subject to the receipt of any required approvals of applicable regulatory authorities. The exercise price of the PennFirst Option and the number of shares subject to the PennFirst

Option are subject to anti-dilution provisions. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with its terms by making it more difficult and more expensive for a third party to acquire control of THB.

      Pursuant to the Option Agreement, the PennFirst Option is exercisable only upon the occurrence of a Purchase Event (as defined below). A Purchase Event means any of the following events: (i) THB or any of its subsidiaries shall have entered into an agreement with any person (other than PennFirst or any subsidiary thereof) (A) to merge, consolidate or enter into any similar transaction with such person, (B) for the disposition, by sale, lease, exchange or otherwise, of all or substantially all of the consolidated assets or deposits of THB or (C) for the issuance, sale or other disposition of securities representing 15% or more of the voting power of THB or any of its subsidiaries;
(ii) any person (other than PennFirst or any subsidiary thereof) shall have acquired beneficial ownership of, or any group of persons shall have been formed which beneficially owns, 15% or more of the THB Common Stock (clauses (i) and (ii) above are collectively referred to as an "Acquisition Transaction"); (iii) any person (other than PennFirst or any subsidiary thereof) shall have commenced a tender offer or exchange offer to purchase or otherwise acquire control of 15% or more of the THB Common Stock (a "Tender Offer" or "Exchange Offer," respectively); (iv) THB's stockholders shall have failed to approve the Merger Agreement at a meeting called for such purpose or such meeting shall not have been held or shall have been cancelled prior to the termination of the Merger Agreement in accordance with its terms or THB's Board of Directors shall have withdrawn, or modified in a manner which is adverse to PennFirst, the recommendation of THB's Board of Directors with respect to the Merger Agreement after it shall have been publicly announced that any person (other than PennFirst or any subsidiary thereof) shall have (A) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, (B) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (C) filed an application (or given notice), whether in draft or final form, under the Bank Holding Company Act of 1956, the HOLA, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction or (D) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of the Merger Agreement by THB's stockholders.

      The Option Agreement further provides that, if requested by PennFirst, THB shall promptly prepare and file a registration statement with the Commission, covering the number of shares of THB Common Stock purchased by PennFirst pursuant to the Option Agreement as PennFirst shall specify in order to permit the public sale or other disposition of such shares. THB will use its best efforts to cause such registration statement to remain effective for a period of at least 180 days. PennFirst will have the right to request two such registration statements.

      The Option Agreement terminates in accordance with its terms on the date on which occurs the earliest of: (i) immediately prior to the Effective Time,
(ii) 12 months after the
first occurrence of a Purchase Event, (iii) 12 months after the termination of the Merger Agreement by PennFirst pursuant to Section 6.01(d) thereof prior to the occurrence of a Purchase Event, and (iv) a termination of the Merger Agreement in accordance with its terms (other than by PennFirst pursuant to Section 6.01(d) thereof) prior to the occurrence of a Purchase Event.

Stockholders Agreement

      In conjunction with the Merger Agreement and the Option Agreement, PennFirst has also entered into a Stockholders Agreement with each of the directors and certain officers of THB and Troy Hill. Pursuant to such Stockholders Agreement, the directors and certain officers of THB have agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of THB Common Stock prior to the final voting record date established in connection with the THB Special Meeting and to vote such shares of THB Common Stock in favor of the Merger Agreement, and against any plan or proposal pursuant to which THB is to be acquired by or merged with, or pursuant to which THB or Troy Hill proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than PennFirst or any affiliate thereof).

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

      The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of PennFirst that are incorporated by reference in this Joint Proxy Statement/Prospectus (see "Incorporation of Certain Documents by Reference" and "PennFirst Selected Consolidated Financial Information") and the historical consolidated financial statements of THB, including the notes thereto, of THB included elsewhere herein (see "Index to THB Consolidated Financial Statements" and "THB Selected Consolidated Financial Information"). The unaudited pro forma condensed combined financial information set forth below gives effect to the Merger under the purchase accounting method. The pro forma condensed combined balance sheet treats the Merger as if it had been consummated on September 30, 1996, and the pro forma condensed combined statements of income treat the Merger as if it has been consummated at the beginning of the respective periods. The pro forma combined per share data gives effect to the assumed issuance of 985,687 shares of PennFirst Common Stock, which assumes that the Per Share Stock Consideration consists of 0.923 shares of PennFirst Common Stock and that none of the outstanding stock options to purchase THB Common Stock are exercised.

      This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed for purposes hereof, nor is it necessarily indicative of future operating results or financial position.

                                                      Pro Forma Condensed Combined Balance Sheet
                                                                As of September 30, 1996
                                                ------------------------------------------------------
                                                                              Pro Forma      Pro Forma
                                                PennFirst        THB         Adjustments     Combined
                                                ---------      --------      -----------     ---------
                                                                    (In Thousands)
Assets:
  Cash on hand and due from banks               $   1,451      $  3,057      $  --           $   4,508
  Interest-earning deposits in other
    institutions                                    4,339          --           (967)(A)         3,372
  Federal funds sold                                  458          --           --                 458
  Investment securities held to maturity,
    at cost                                        18,083          --           --              18,083
  Investment securities available for sale,
    at market                                      99,701         6,591         --             106,292
  Mortgage-backed securities held to
    maturity, at cost                              81,104          --           --              81,104
  Mortgage-backed securities available
    for sale, at market                           252,944         2,412         --             255,356
  Loans receivable, net                           211,996        83,882          201 (B)       296,079
  Federal Home Loan Bank stock                     15,278         1,348         --              16,626
  Other assets                                     15,440         2,180        4,830 (C)        22,479
                                                                                  29 (D)
                                                ---------      --------      -------         ---------
    Total assets                                $ 700,794      $ 99,470      $ 4,093         $ 804,357
                                                =========      ========      =======         =========

Liabilities:
  Deposits                                      $ 325,839      $ 52,655      $   265 (E)     $ 378,759
  Borrowed funds                                  317,242        27,692           20 (E)       353,954
                                                                               9,000 (A)(F)
  Other liabilities                                 8,764         1,110         --               9,874
                                                ---------      --------      -------         ---------
      Total liabilities                           651,845        81,457        9,285           742,587
                                                ---------      --------      -------         ---------

Stockholders' Equity:
  Common stock, par value                              44            11           (1)(G)            54
  Additional paid-in capital                       26,052        10,624        2,919 (H)        39,595
  Retained income                                  31,333         9,348       (9,348)(I)        31,333
  Unrealized gain (loss) on securities
    available for sale, net                        (1,443)          (72)          72 (I)        (1,443)
  Treasury stock, at cost                          (5,854)         (703)         703 (I)        (5,854)
  ESOP debt                                        (1,183)         (732)        --              (1,915)
  Unvested shares held by Management
    Recognition Plan                                 --            (463)         463 (I)          --
                                                ---------      --------      -------         ---------
     Total stockholders' equity                    48,949        18,013       (5,192)           61,770
                                                ---------      --------      -------         ---------
     Total liabilities and stockholders'
       equity                                   $ 700,794      $ 99,470      $ 4,093         $ 804,357
                                                =========      ========      =======         =========

                             PENNFIRST BANCORP, INC.
                  Notes to Pro Forma Consolidated Balance Sheet
                                   (Unaudited)
                            As of September 30, 1996

(A) PennFirst intends to utilize $966,649 of interest-earning deposits in other institutions as a partial source of funds for the cash portion of the Merger Consideration. The total cash component of the acquisition price is calculated below:

            Shares of THB Common Stock outstanding
              at September 30, 1996                             1,067,917
            Cash payment per share                         x     $   8.46
                                                               ----------
            Cash portion of the Merger Consideration           $9,034,578
            Cash to be paid to holders of the 73,061
              Options to purchase THB Common Stock                732,071
            Estimated acquisition costs                           200,000
                                                               ----------
            Total estimated cash payment by PennFirst          $9,966,649
                                                               ==========


      The funds for the cash portion of the acquisition price were assumed to come from the following sources:

            Redemption of cash from interest-earning
              deposits in other institutions                   $  966,649
            The issuance of short-term debt                     9,000,000
                                                               ----------
                                                               $9,966,649
                                                               ==========

      The remaining acquisition price will be in the form of PennFirst Common Stock as shown below:

            Shares of THB Common Stock outstanding
              at September 30, 1996                             1,067,917
            Exchange ratio                                 x        0.923
            Total shares of PennFirst Common Stock              ---------
              to be issued                                        985,687
                                                                =========

      Fractional shares are not determinable at this point. Cash will be paid in lieu of fractional shares at a rate of $21.15 per full share.

(B) The adjustment to loans receivable, net reflects the write-up of THB's portfolio to its estimated market value by discounting the portfolio using the estimated remaining lives of the various types of loans and estimated current interest rates.

(C) This adjustment reflects the allocation of goodwill as a result of net mark to market adjustments. The calculation of this adjustment is shown below:

            Total shares of PennFirst Common Stock issued
              pursuant to Note A                                   985,687
            Market price of PennFirst Common Stock used
              for exchange                               x    $      13.75
                                                              ------------
            Market value of shares exchanged                  $ 13,553,196
            Total estimated cash payment by PennFirst
              pursuant to Note A                                 9,966,649
            Less THB's September 30, 1996 capital
              without ESOP debt                                (18,745,000)
            Plus mark to market adjustments(1)                      55,000
                                                              ------------
                                                             $   4,829,845
                                                              ============

      (1) Represents the summation of notes B, D and E.

(D) The $29,000 adjustment of other assets reflects the incurrence of a deferred tax asset pursuant to Notes B and E.

(E) The adjustments to deposits and borrowed funds reflect the adjustments of such liabilities to their estimated market value by discounting such liabilities using the estimated remaining lives of the various types of deposits and advances and estimated current interest rates.

(F) The $9,000,000 adjustment to borrowings reflects the incurrence of short-term debt by PennFirst to partially finance the cash portion of the acquisition price. Under the terms of the debt commitment, the debt will
      (i) be secured by mortgage-backed securities, (ii) have a 90-day term,
      (iii) bear a market rate of interest for secured 90- day repo advances, and (iv) be payable at the end of the 90-day term for principal and interest in total.

(G) Represents the elimination of THB's Common Stock and the issuance of 985,687 shares of PennFirst Common Stock at a par value of $.01 per share pursuant to Note A.

(H) Represents the elimination of THB's Additional Paid-in Capital and the issuance of 985,687 shares of PennFirst Common stock at the current market value of $13.75 per share on September 30, 1996 pursuant to Note C, less the par value per share pursuant to Note G.

(I) Represents the elimination of THB's retained earnings, treasury stock, unrealized loss on securities available for sale and the shares held by the recognition and retention plan.

                                       Pro Forma Condensed Combined Income Statement for
                                             Nine Months Ended September 30, 1996
                                    ------------------------------------------------------
                                                                 Pro Forma       Pro Forma
                                     PennFirst         THB       Adjustments      Combined
                                    ----------     ----------    -----------     ---------
                                        (In Thousands, except shares and per share data)
Interest income:
  Loans                             $   11,894     $    4,500     $ (59)(A)     $   16,335
  Mortgage-backed securities            17,258            300        (3)(B)         17,555
  Investments                            4,951            446       (38)(C)          5,378
                                                                     19 (D)
  FHLB stock                               663           --        --                  663
                                    ----------     ----------     -----         ----------
    Total interest income               34,766          5,246       (81)            39,931
                                    ----------     ----------     -----         ----------
Interest expense:
  Savings deposits and escrow           10,863          1,844       (63)(E)         12,644
  Borrowed funds                        13,377            642        (1)(F)         14,386
                                                                    368 (G)
                                    ----------     ----------     -----         ----------
    Total interest expense              24,240          2,486       304             27,030
                                    ----------     ----------     -----         ----------
Net interest income                     10,526          2,760      (385)            12,901
Provision for possible losses
  on loans                                 681             90      --                  771
                                    ----------     ----------     -----         ----------
Net interest income after
  provision for possible losses
  on loans                               9,845          2,670      (385)            12,130
Non-interest income                        639            180      --                  819
Non-interest expense                     8,306          1,828       241 (H)         10,375
                                    ----------     ----------     -----         ----------
Income before income taxes               2,178          1,022      (626)             2,574
Income taxes                               364            404      (158)(I)            610
                                    ----------     ----------     -----         ----------
Net income                          $    1,814     $      618     $(468)        $    1,964
                                    ==========     ==========     =====         ==========
Net income per share(J):
  Primary                           $     0.46     $     0.62       $--         $     0.40
  Fully diluted                     $     0.46     $     0.61       $--         $     0.40
Weighted average shares and
 share equivalents outstanding:
  Primary                            3,972,151      1,001,342      --            4,852,858
  Fully diluted                      3,976,026      1,019,839      --            4,856,733

                                      Pro Forma Condensed Combined Income Statement For
                                                  Year Ended December 31, 1995
                                    ------------------------------------------------------
                                                                 Pro Forma       Pro Forma
                                     PennFirst         THB       Adjustments      Combined
                                    ----------     ----------    -----------     ---------
                                        (In Thousands, except shares and per share data)
Interest income:
  Loans                             $   15,156     $  4,669     $ (98)(A)     $   19,727
  Mortgage-backed securities            25,204          500        (6)(B)         25,698
  Investments                            3,005          656       (56)(C)          3,635
                                                                   30 (D)
  FHLB stock                               818           86      --                  904
                                    ----------     --------     -----         ----------
    Total interest income               44,183        5,911      (130)            49,964
                                    ----------     --------     -----         ----------
Interest expense:
  Savings deposits and escrow           14,721        2,344      (173)(E)         16,892

  Borrowed funds                        15,498          432        (3)(F)         16,465
                                                                  538 (G)
                                    ----------     --------     -----         ----------
    Total interest expense              30,219        2,776       362             33,357
                                    ----------     --------     -----         ----------
Net interest income                     13,964        3,135      (492)            16,607
Provision for possible losses
  on loans                                  13           70      --                   83
                                    ----------     --------     -----         ----------
Net interest income after
  provision for possible losses
  on loans                              13,951        3,065      (492)            16,524
Non-interest income                        946          190      --                1,136
Non-interest expense                     8,962        1,602       322 (H)         10,886
                                    ----------     --------     -----         ----------
Income before income taxes               5,935        1,653      (814)             6,774
Income taxes                             1,967          633      (202)(I)          2,398
                                    ----------     --------     -----         ----------
Net income                          $    3,968     $  1,020     $(612)        $    4,376
                                    ==========     ========     =====         ==========
Net income per share(J):
  Primary                           $     0.94     $   1.05     $--           $     0.86
  Fully diluted                     $     0.94     $   1.04     $--           $     0.86
Weighted average shares and
 share equivalents outstanding:
  Primary                            4,228,245      971,550      --            5,108,952
  Fully diluted                      4,233,307      976,157      --            5,114,014

                             PENNFIRST BANCORP, INC.
           Notes to Pro Forma Condensed Combined Statements of Income
                                   (Unaudited)

(A) Represents the current period amortization of the adjustment to fair value of the loans receivable of THB on the level yield method over an estimated life of approximately 15 years.

(B) Represents the current period amortization of the Financial Accounting Standards Board ("FASB") No. 115 adjustment to fair value of the mortgage-backed securities of THB on the level yield method over an estimated life of approximately five years.

(C) Represents the loss of earnings on the $966,649 of cash and interest-earning deposits used to partially fund the cash portion of the acquisition price, at an average rate of 5.75% for 1995 and 5.22% for the nine months ended September 30, 1996.

(D) Represents the current period accretion of the FASB No. 115 adjustment to fair value of the investment securities of THB on the level yield method over an estimated life of ten years.

(E) Represents the current period accretion of the adjustment to fair value of the savings deposits of THB on the level yield method over an estimated life of approximately five years.

(F) Represents the current period accretion of the adjustment to fair value of the advances from the FHLB of Pittsburgh on the level yield method.

(G) Represents the current period interest expense on the short-term debt to be incurred in connection with the Merger, at an average rate of 5.98% for 1995 and 5.44% for the nine months ended September 30, 1996. An average balance of $9,000,000 was assumed to be outstanding for both periods.

(H) Represents the current period write-off of the amortization expense on intangible assets as recorded in the financial statements.

(I) Represents the reduction in current period income tax expense with respect to the adjustments described in the above Notes, excluding Note H.

(J) Earnings per share are based upon the combined historical income of PennFirst and THB, including the effects of the pro forma purchase accounting adjustments. For purposes of calculating pro forma earnings per share, the 985,687 shares of PennFirst Common Stock to be issued to THB's stockholders were assumed to be issued as of the beginning of each of the periods presented. Also, for calculating pro forma earnings per share, THB's ESOP had approximately 104,980 unallocated shares of stock that were excluded from the calculation.

                          OWNERSHIP OF THB COMMON STOCK
               BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THB

      The following table includes, as of the THB Record Date, certain information as to the THB Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which were known to THB to be the beneficial owner of more than 5% of the issued and outstanding THB Common Stock, (ii) the directors of THB, (iii) certain executive officers of THB and Troy Hill, and
(iv) all directors and executive officers of THB and Troy Hill as a group.

                                                    THB Common Stock
                                                      Beneficially
                                                       Owned as of
Name of Beneficial Owner                           January 23, 1997(1)
---------------------------------------     ---------------------------------

                                                No.                %
                                               -----             -----

Troy Hill Bancorp, Inc.                      89,930(2)             8.4%
 Employee Stock Ownership Trust
 1706 Lowrie Street
 Pittsburgh, Pennsylvania  15212

Wellington Management Company               111,300(3)            10.4%
 75 State Street
 Boston, Massachusetts  02109

PennFirst Bancorp, Inc.
 600 Lawrence Avenue
 Ellwood City, Pennsylvania  16117          213,000(4)            19.9%

Directors:
  Harry B. Thaner                            13,992(5)             1.3%
  Raymond K. Aiken                           24,612(2)(6)          2.3%
  Ellry N. Davis                             35,244(2)(7)          3.3%
  Joseph W. Snyder                           19,212(2)(8)          1.8%
  Edwin A. Thaner                            21,992(9)             2.0%

Executive officers who are not
 Directors:
  Lawrence C. Kerr                          10,491(10)                *
  Nancy H. Kufner                            3,028(11)                *
  Marilyn L. Scripko                         9,203(12)                *

All directors and executive officers of     137,774(2)(13)        12.4%
THB and Troy Hill as a group (eight
persons)

----------
*     Represents less than 1% of the outstanding THB Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of THB Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares.

(2) The Troy Hill Bancorp, Inc. Employee Stock Ownership Trust ("Trust") was established pursuant to the THB ESOP by an agreement between THB and Ellry
      N. Davis, Joseph W. Snyder and Raymond K. Aiken, who act as trustees of the plan ("Trustees"). As of the THB Record Date, 20,428 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the THB ESOP, the Trustees must vote all allocated shares held in the THB ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions and unallocated shares will be voted in the same ratio on any matter as to those shares for which instructions are given. The amount of THB Common Stock beneficially owned by each individual trustee or all directors and executive officers as a group does not include the shares held by the Trust.

(3) Consists of shares with respect to which Wellington Management Company ("WMC") shares dispositive power and which are owned by numerous investment counselling clients and, consequently, may be deemed to be beneficially owned by WMC.

(4) In connection with the execution of the Merger Agreement, THB granted PennFirst an option to purchase up to 213,000 shares of THB Common Stock upon the occurrence of certain events, none of which has occurred as of the date hereof. See "The Merger - Option Agreement." Because the PennFirst Option is not currently exercisable, PennFirst has disclaimed beneficial ownership of the shares subject to such option. The shares subject to the Option Agreement represent 19.9% of the THB Common Stock outstanding as of the THB Record Date (after giving effect to the exercise of the PennFirst Option described above).

(5) Includes 4,496 shares which are subject to stock options and are exercisable within 60 days and 2,698 shares which were awarded to Mr. Thaner pursuant to THB's Recognition and Retention Plan and Trust ("RRP") and which had not vested as of the THB Record Date. Does not include 26,382 shares beneficially owned by Edwin A. Thaner, Mr. Thaner's son.

(6) Includes 3,000 shares held by Mr. Aiken's wife, which shares may be deemed to be beneficially owned by Mr. Aiken. Also includes 9,366 shares which are subject to stock options and are exercisable within 60 days and 2,322 shares which were awarded to Mr. Aiken pursuant to THB's RRP and which had not vested as of the THB Record Date.

----------
(7) Includes 4,172 shares held by Mr. Davis' wife, and 2,919 shares held jointly with Mr. Davis' wife, which shares may be deemed to be beneficially owned by Mr. Davis. Also includes, 8,993 shares which are subject to stock options and are exercisable within 60 days, 6,070 shares which were awarded to Mr. Davis pursuant to THB's RRP and which had not vested as of the THB Record Date, and 5,134 shares which are held by THB's ESOP for the account of Mr. Davis.

(8) Includes 2,500 shares held by Mr. Snyder's wife, which shares may be deemed to be beneficially owned by Mr. Snyder. Also includes 9,366 shares which are subject to stock options and are exercisable within 60 days and 2,322 shares which were awarded to Mr. Snyder pursuant to THB's RRP and which had not vested as of the THB Record Date.

(9) Includes 4,335 shares held by Mr. Thaner's wife, which shares may be deemed to be beneficially owned by Mr. Thaner. Also includes 9,366 shares which are subject to stock options and are exercisable within 60 days and 2,322 shares which were awarded to Mr. Thaner pursuant to THB's RRP and which had not vested as of the THB Record Date. Does not include 13,992 shares beneficially owned by Harry B. Thaner, Mr. Thaner's father.

(10) Includes 780 shares which are owned jointly by Mr. Kerr and his wife. Also includes 2,248 shares which are subject to stock options and are exercisable within 60 days, 2,192 shares which were awarded to Mr. Kerr pursuant to THB's RRP and which had not vested as of the THB Record Date, and 3,186 shares which are held by THB's ESOP for the account of Mr. Kerr.

(11) Includes 450 shares which are subject to stock options and are exercisable within 60 days, 674 shares which were awarded to Ms. Kufner pursuant to THB's RRP and which had not vested as of the THB Record Date, and 1,454 shares which are held by THB's ESOP for the account of Ms. Kufner.

(12) Includes 1,798 shares which are subject to stock options and are exercisable within 60 days, 1,855 shares which were awarded to Ms. Scripko pursuant to THB's RRP and which has not vested as of the THB Record Date and 2,714 shares which are held by THB's ESOP for the account of Ms. Scripko.

(13) Includes in the case of all directors and officers of THB and Troy Hill as a group, options to purchase 46,083 shares pursuant to THB's 1994 Stock Option Plan which are exercisable within 60 days. Also includes, in the case of all directors and officers of THB and Troy Hill as a group, 20,455 shares which were awarded to certain directors and officers of THB and Troy Hill pursuant to THB's RRP and which had not vested as of the THB Record Date and 12,488 shares which are held in trust established pursuant to THB's ESOP, which have been allocated to the accounts of participating officers and consequently will be voted at the THB Meeting by such participating officers.

                   THB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The operating results of THB depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. THB's net income also is affected by its provision for loan losses, as well as the level of its noninterest income, including loan service charges, gain on sale of loans, and other income, and its noninterest expenses, such as salaries and employee benefits, occupancy expense, federal deposit insurance and miscellaneous other expenses, and income taxes.

      In general, financial institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of financial institutions, including Troy Hill, have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. This factor has historically caused the income earned by Troy Hill on its loan portfolio to adjust more slowly to changes in interest rates than its cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates. To reduce the effect of adverse changes in interest rates on its operations, THB has implemented the asset and liability management policies described below.

Asset and Liability Management

      THB maintains a program designed to monitor its exposure to material and prolonged increases in interest rates. The principal determinant of the exposure of THB's earnings to interest rate risk is the timing difference between the repricing or maturity of THB's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. As described below, THB's asset and liability management policies have increased THB's interest rate sensitivity primarily by shortening the maturities of THB's interest-earning assets. To the extent possible, THB also attempts to extend the maturities of its interest-bearing liabilities. THB's Board of Directors establishes and monitors THB's asset and liability management policies.

      THB has adopted a strategy designed to improve the interest rate sensitivity of its assets relative to its liabilities. The primary elements of this strategy include: (i) maintaining a high level of liquid assets that can be reinvested in higher yielding investments should interest rates rise; (ii) emphasizing investment in (A) shorter-term (15 years or less), fixed-rate single-family residential loans and (B) residential construction and commercial real estate loans, which generally have adjustable interest rates and/or shorter maturities than traditional single-family residential loans;

(iii) to the extent market conditions permit, increasing the origination of adjustable-rate single-family residential loans ("ARMs"); (iv) maintaining the weighted average maturity of THB's investment portfolio at five years or less; and (v) selling newly originated loans with maturities of greater than fifteen years.

      As of September 30, 1996, the implementation of these asset and liability initiatives resulted in the following: (i) $18.6 million or 22.2% of THB's total loan portfolio had adjustable interest rates or maturities of less than 12 months; (ii) $1.2 million or 48.6% of THB's portfolio of mortgage-backed securities were secured by ARMs; and (iii) $5.1 million or 81.0% of THB's investment securities portfolio had scheduled maturities of five years or less.

Changes in Financial Condition

      General. At September 30, 1996, THB's total assets amounted to $99.5 million, compared to $92.2 million at June 30, 1996 and $75.1 million at June 30, 1995. Total assets increased by $7.3 million or 7.9% from June 30, 1996 to September 30, 1996 and by $17.1 million or 22.8% from June 30, 1995 to June 30, 1996. The increases were primarily due to increases of loans receivable which was primarily due to increased relationships with real estate brokers. These increases were partially offset by decreases in investment and mortgage-backed securities (including securities available for sale) which was the result of THB selling a portion of its investments to fund the increase in loans.

      Investments in Debt and Equity Securities. In May 1993, the Financial Accounting Standards Board ("FASB") released SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. Investments are to be classified into the following three categories: 1) Debt Securities that THB has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost; 2) Debt and Equity Securities that are bought and held principally for the purpose of resale in the near future are classified as trading securities and reported at fair value, with unrealized gains and losses included in current period earnings; 3) Debt and Equity Securities not classified as either held to maturity securities or trading securities are classed as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred taxes. THB adopted SFAS No. 115 as of July 1, 1994.

      In November 1995, the FASB issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers." This guide permitted a one-time reassessment of the appropriateness of the classifications of securities as available for sale or held for investment. In December 1995, THB transferred approximately $6.9 million of investment securities with a market value of $6.8 million from the held to maturity category to the securities available for sale category. Concurrent with this redesignation, all but approximately $1.7 million of the securities transferred were sold at a realized loss of $5,000.

      As a matter of policy, THB generally emphasizes lending activities in order to enhance the weighted average yield on its interest-earning assets and, thus, its results of operations. Investment securities (excluding securities available for sale), which consist of U.S. Government and agency obligations and corporate obligations, decreased by $7.3 million or 100.0% during the year ended June 30, 1996, due primarily to the one-time transfer of securities referred to in the preceding paragraph. At September 30, 1996, all of THB's investment securities were classified as available for sale.

      Approximately $751,000 of equity securities were purchased by THB during the fiscal year ended June 30, 1996 due to the tax benefits and higher yields associated with these securities. The portfolio of equity securities primarily consist of cumulative preferred equity stocks and are classified as available for sale. No securities were purchase by THB during the three months ended September 30, 1996.

      Mortgage-Backed Securities. Mortgage-backed securities, which consist primarily of securities which are insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or the Government National Mortgage Association ("GNMA"), were all classified as available for sale at September 30, and June 30, 1996. Such securities decreased by $2.7 million or 53.2% during the three months ended September 30, 1996 due primarily to the sale of $2.5 million of such securities, and by $1.9 million or 28.7% during the year ended June 30, 1996. The decreases reflected principal repayments and the selling of mortgage-backed securities to finance the increase in loan volume.

      Loans Receivable. Loans receivable (including loans classified as held for sale) amounted to $83.9 million at September 30, 1996 and $74.6 million and $53.5 million at June 30, 1996 and 1995, respectively. Loans receivable (including loans classified as held for sale) increased by $9.3 million or 12.5% during the three months ended September 30, 1996 and by $21.1 million or 39.5% during the year ended June 30, 1996. The increases were due to generally lower interest rates which produced a higher market demand.

      Allowance for Loan Losses. At September 30, 1996, THB's allowance for loan losses totaled $687,000, which represented a $27,000 increase from the level maintained at June 30, 1996 and a $20,000 increase from the level maintained at June 30, 1995. At September 30, 1996, THB's allowance represented approximately
 .76% of the gross loan portfolio and 76.5% of total nonperforming loans. At that date, the ratio of total non-performing loans to total loans amounted to 0.99%, as compared to 1.22% at June 30, 1996 and 3.39% at June 30, 1995. Although management of THB believes that its allowance for loan losses at September 30, 1996 was adequate based on facts and circumstances available to it, there can be no assurances that future additions to such allowance will not be necessary in future periods, which could adversely affect THB's results of operations.

      Deposits. Deposits totaled $52.7 million at September 30, 1996, compared to $54.0 million at June 30, 1996 and $50.6 million at June 30, 1995. Deposit accounts subject to daily repricing (passbook, money market deposit and NOW accounts) amounted to $18.1 million at September 30, 1996, compared to $18.8 million and $18.9 million at June 30, 1996 and 1995, respectively. During the three months ended September 30, 1996, certificates of deposit decreased by $536,000 or 1.5%, compared to an increase in certificates of deposit of $3.4 million or 10.6% in fiscal 1996 compared to fiscal 1995. This increase is primarily due to the opening of an additional full-service branch office during fiscal 1995. Troy Hill has generally not engaged in sporadic increases or decreases in interest rates paid or offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.

      Borrowings. Borrowings, which consist primarily of advances from the FHLB of Pittsburgh, amounted to $27.0 million at September 30, 1996 and $18.6 million and $5.8 million at June 30, 1996 and 1995, respectively. The weighted average rate on FHLB advances was 5.40% during the three months ended September 30, 1996 and 6.06% and 5.40% during the years ended June 30, 1996 and 1995, respectively. The increase in borrowings were primarily utilized to fund loan demand.

      Stockholders' Equity. Stockholders' equity increased from $17.2 million at June 30, 1995 to $18.0 million at both June 30, 1996 and September 30, 1996. This increase was primarily due to the $1.1 million of net earnings recognized during fiscal 1996 which was offset by $449,000 of dividends paid to the stockholders and a decrease in the market value of $125,000 in securities available for sale. Stockholders' equity also increased as a result of the vesting of benefits pursuant to Troy Hill's employee stock benefit plans.

Results of Operations

      General. THB reported net earnings of $52,000 and $262,000 during the three months ended September 30, 1996 and 1995, respectively. The $210,000 or 80.2% decrease in net earnings for the three months ended September 30, 1996, as compared to the same period in the prior year, is primarily due to the $530,000 increase in noninterest expense which is primarily attributable to the $326,000 special one-time SAIF assessment and a $198,000 increase in interest expense, which were partially offset by a $381,000 increase in total interest income and a $136,000 decrease in income taxes. If not for this one-time assessment, net earnings for the three months ended September 30, 1996 would have been $266,000 or a 1.5% increase over the 1995 quarter.

      THB reported net earnings of $1.1 million, $919,000 and $1.1 million for fiscal 1996, 1995 and 1994, respectively. Net earnings during fiscal 1996 increased by $169,000 or 18.4% when compared to June 30, 1995. This increase in net earnings resulted primarily from an increase of $401,000 in net interest income and a $89,000 increase in total noninterest income, which was partially offset by a $210,000 increase in the provision for loan losses, a $10,000 increase in income taxes and an increase of $101,000 in total noninterest expense. Net earnings during fiscal 1995 increased $40,000 or 4.6% (before the $200,000 cumulative effect of the change in accounting for income taxes recognized during the fiscal year ended June 30,
1994). The increase in net earnings resulted primarily from an increase of $441,000 in net interest income, a $70,000 decline in the provision for loan losses and a $22,000 decrease in income taxes, which was partially offset by a $276,000 increase in total noninterest expense and a decrease of $217,000 in total noninterest income.

      Net Interest Income. Net interest income is determined by THB's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

      Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on month-end or quarter-end balances. Management does not believe that the use of month-end or quarter-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                  Three Months Ended
                                                                     September 30,
                                               -------------------------------------------------------
                                                           1996                         1995
                                               ---------------------------  --------------------------
                                               Average             Yield/   Average             Yield/
                                               Balance  Interest   Rate(1)  Balance  Interest    Rate
                                               -------  --------   -------  -------  --------    -----
                                                                 (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(2) .......................  $80,149   $ 1,700    8.48%   $57,338   $ 1,226    8.55%
  Mortgage-backed securities(3) .............    4,464        89    7.98      6,916       116    6.71
  Investment securities(3) ..................    6,594        95    5.76     10,861       148    5.45
  Interest-bearing deposits and other .......    2,912        20    2.75      2,056        33    6.42
                                               -------   -------            -------   -------
    Total interest-earning assets ...........   94,119   $ 1,904    8.09     77,170   $ 1,523    7.89
                                               =======   =======            =======   =======
Non-interest-earning assets .................    2,013                        1,659
                                               -------                      -------
  Total assets ..............................  $96,132                      $78,829
                                               =======                      =======

Interest-bearing liabilities:
  Deposits ..................................  $52,474   $   614    4.68    $50,943   $   615    4.83
  FHLB advances and other ...................   23,870       322    5.40      8,859       123    5.55
                                               -------   -------            -------   -------
    Total interest-bearing liabilities          76,344   $   936    4.90     59,802   $   738    4.94
                                               -------   =======            -------   =======
Non-interest-bearing liabilities ............    1,572                        1,304
                                               -------                      -------
  Total liabilities .........................   77,916                       61,106
                                               -------                      -------
Stockholders' equity ........................   18,216                       17,724
                                               -------                      -------
  Total liabilities and stockholders'
    equity ..................................  $96,132                      $78,829
                                               =======                      =======
Net interest income; interest rate
  spread ....................................            $   968    3.19%             $   785    2.95%
                                                         =======  ======              =======  ======
Net interest margin(4) ......................                       4.11%                        4.07%
                                                                  ======                       ======
Average interest-earning assets to
  average interest-bearing liabilities ......                     123.28%                      129.04%
                                                                  ======                       ======


                                                                               Year Ended June 30,
                                               ----------------------------------------------------------------------------------
                                                         1996                          1995                        1994
                                               ------------------------     -------------------------   -------------------------
                                               Average            Yield/    Average             Yield/  Average            Yield/
                                               Balance  Interest   Rate     Balance   Interest   Rate   Balance  Interest   Rate
                                               -------  --------   ----     -------   --------   ----   -------  --------   -----
                                                                              (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(2) .......................  $61,934  $ 5,334    8.61%    $46,194   $ 3,957    8.57%  $39,489  $ 3,655    9.26%
  Mortgage-backed securities(3) .............    6,360      443    6.97       7,857       493    6.27     4,069      256    6.29
  Investment securities(3) ..................    8,957      568    6.34       9,865       575    5.83     7,782      400    5.14
  Interest-bearing deposits and other .......    2,396      124    5.18       2,823       126    4.46     4,547      179    3.94
                                               -------  -------             -------   -------           -------  -------
    Total interest-earning assets ...........   79,647  $ 6,469    8.12      66,739   $ 5,151    7.72    55,890  $ 4,490    8.03
                                               =======  =======             =======   =======           =======  =======
Non-interest-earning assets .................    1,665                        1,284                       1,330
                                               -------                      -------                     -------
  Total assets ..............................  $81,310                      $68,023                     $57,220
                                               =======                      =======                     =======

Interest-bearing liabilities:
  Deposits ..................................  $52,269  $ 2,484    4.75     $45,440   $ 1,902    4.19   $45,561  $ 1,736    3.81
  FHLB advances and other ...................    9,695      588    6.06       4,684       253    5.40     3,740      199    5.32
                                               -------  -------             -------   -------           -------  -------
    Total interest-bearing liabilities          61,964  $ 3,072    4.96      50,124   $ 2,155    4.30    49,301  $ 1,935    3.92
                                               -------  =======             -------   =======           -------  =======
Non-interest-bearing liabilities ............    1,342                          251                         296
                                               -------                      -------                     -------
  Total liabilities .........................   63,306                       50,375                      49,597
                                               -------                      -------                     -------
Stockholders' equity ........................   18,004                       17,648                       7,623
                                               -------                      -------                     -------
  Total liabilities and stockholders'
    equity ..................................  $81,310                      $68,023                     $57,220
                                               =======                      =======                     =======
Net interest income; interest rate
  spread ....................................           $ 3,397    3.16%             $ 2,996     3.42%           $ 2,555    4.11%
                                                        =======  ======               =======  ======            =======  ======
Net interest margin(4) ......................                      4.27%                         4.49%                      4.57%
                                                                 ======                        ======                     ======
Average interest-earning assets to
  average interest-bearing liabilities ......                    128.54%                       133.15%                    113.36%
                                                                 ======                        ======                     ======

----------
(1) At September 30, 1996, the yields earned and rates paid were as follows: loans receivable, 8.08%; mortgage-backed securities, 7.66%; investment securities, 6.51%; other interest-earning assets, 5.85%; total interest-earning assets, 7.88%; deposits, 4.76%; FHLB advances, 6.21%; total interest-bearing liabilities, 5.25%; and interest rate spread, 2.63%

(2)   Includes non-accrual loans and loans classified as held for sale.

(3) Includes investment and mortgage-backed securities classified as available for sale.

(4) Net interest margin is net interest income divided by average interest-earning assets.

      Rate/Volume Analysis. The following table described the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected THB's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                     Three Months Ended
                                                        September 30,                           Year Ended June 30,
                                                 --------------------------  ------------------------------------------------------
                                                        1996 vs 1995                1996 vs 1995                 1995 vs 1994
                                                 --------------------------  --------------------------  --------------------------
                                                     Increase                   Increase                    Increase
                                                    (Decrease)                 (Decrease)                  (Decrease)
                                                      Due To                     Due To                      Due To
                                                 --------------              --------------              --------------
                                                                   Total                       Total                       Total
                                                                  Increase                    Increase                    Increase
                                                 Rate    Volume  (Decrease)  Rate    Volume  (Decrease)  Rate    Volume  (Decrease)
                                                 ----    ------  ----------  ----    ------  ----------  ----    ------  ----------
                                                                                   (In Thousands)
Interest-earnings assets:
   Loans receivable (1) ......................  $  (10)  $  484    $  474   $   22   $1,355    $1,377   $ (236)  $  538    $  302
   Mortgage-backed securities(2) .............      19      (46))     (27)      50     (100))     (50)      (1)     238 )     237
   Investment securities(2) ..................       9      (62))     (53)      48      (55))      (7)      58      117 )     175
   Interest-bearing deposits in other
      banks ..................................    --       --        --       --       --        --       --        (47)      (47)
   Other interest-earning assets .............     (24)      11       (13)      19      (21)       (2)      22      (28)       (6)
                                                ------   ------    ------   ------   ------    ------   ------   ------    ------
      Total interest-earning assets ..........  $   (6)  $  387    $  381   $  139   $1,179    $1,318   $ (157)  $  818    $  661
                                                ======   ======    ======   ======   ======    ======   ======   ======    ======
Interest-bearing liabilities:
   Deposits ..................................  $  (19)  $   18    $   (1)  $  276   $  306    $  582   $  171   $   (5)   $  166
   FHLB advances .............................      (4)     203       199       (7)     347       340        7       56        63
   Other interest-bearing liabilities ........    --       --        --         (3)      (2)       (5)     (10)       1        (9)
                                                ------   ------    ------   ------   ------    ------   ------   ------    ------
      Total interest-bearing liabilities        $  (23)  $  221    $  198   $  266   $  651    $  917   $  168   $   52    $  220
                                                ------   ------    ------   ------   ------    ------   ------   ------    ------
Increase (decrease) in net interest
   income ....................................  $   17   $  166    $  183   $ (127)  $  528    $  401   $ (325)  $  766    $  441
                                                ======   ======    ======   ======   ======    ======   ======   ======    ======

----------
(1)   Includes loans classified as held for sale.

(2) Includes investment and mortgage-backed securities classified as available for sale.

      THB's net interest income increased by $183,000 or 23.3% during the three months ended September 30, 1996 compared to the same period in 1995. THB's net interest income increased by $401,000 or 13.4% during fiscal 1996 and increased by $441,000 or 17.3% during fiscal 1995. The increase in net interest income during fiscal 1996 was the result of an increase in interest income primarily due to an increase in the average balance of loans receivable which was offset by an increase in interest expense due primarily to an increase in the average rate paid on deposits and on interest paid to the Federal Home Loan Bank of Pittsburgh on borrowed money. The increase in net interest income during fiscal 1995 was the result of an increase in interest income primarily due to an increase in the average balance of loans receivable, mortgage-backed securities and investment securities which offset an increase in interest expense due primarily to an increase in the average rate paid on deposits.

      Interest Income. Interest on loans increased by $474,000 or 38.7% for the three months ended September 30, 1996, when compared with the same period in 1995. The increase in interest on loans was due primarily to an increase in the balance of loans receivable for the three months ended September 30, 1996 when compared to the same period in 1995. Interest income on loans increased by $1.4 million or 34.8% during fiscal 1996, and increased $302,000 or 8.3% during fiscal 1995. The increase during fiscal 1996 was due to a $15.7 million increase in the average balance of loans receivable and an increase of 4 basis points in the average yield earned thereon (100 basis points equals 1%). The increase in interest income on loans during fiscal 1995 was due to a $6.7 million increase in the average balance of loans receivable which offset a decline of 69 basis points in the average yield earned thereon.

      Interest on mortgage-backed securities decreased $27,000 or 23.3% during the three months ended September 30, 1996 when compared with the same period in 1995. The decrease was due primarily to a decrease of $2.4 million in the average balance of mortgage-backed securities outstanding for the three months ended September 30, 1996 when compared to the same period in 1995. Interest income on mortgage-backed securities decreased by $50,000 or 10.1% during fiscal 1996, and increased by $237,000 or 92.6% during fiscal 1995. The decrease during fiscal 1996 was due to a decrease in the average balance of mortgage-backed securities of $1.5 million which was partially offset by a 70 basis point increase in the average yield earned thereon. The increase in interest income on mortgage-backed securities during fiscal 1995 was due to the reinvestment of a portion of the proceeds of THB's stock offering into mortgage-backed securities, which resulted in an increase in the average balance of such securities of $3.8 million, which was partially offset by a 2 basis point decline in the average yield earned thereon.

      Interest and dividends on investment securities and other interest-earning assets (consisting primarily of U.S. Government and agency obligations, corporate obligations, interest-bearing deposits and FHLB of Pittsburgh stock) decreased by $66,000 or 36.5% during the three months ended September 30, 1996 when compared with the same period in 1995. The decrease was the result of the sale of U.S. Government and agency obligations to fund newly originated loans. Interest and dividends on investment securities and other interest-earning assets decreased by $9,000 or 1.3% during fiscal 1996 and increased by $122,000 or 21.1% during fiscal 1995. The decrease during fiscal 1996 was due primarily to a $1.3 million decrease in the average balance of such investments, which was partially offset by an increase of 125 basis points in the average yield earned thereon. The increase during fiscal 1995 was due primarily to a $1.6 million increase in the average balance of such investments together with an increase of 129 basis points in the average yield earned thereon.

      Interest Expense. Interest expense on deposits, the largest component of THB's interest-bearing liabilities, was relatively constant in the three months ended September 30, 1996 compared to the same period in 1995 and increased by $582,000 or 30.6% during fiscal 1996 and by $166,000 or 9.6% during fiscal 1995.
The increase during fiscal 1996 was due to an increase of 56 basis points in the average rate paid thereon, and a $6.8 million increase in the average balance of deposits outstanding. The increase in interest expense on deposits during fiscal 1995 was due to an increase of 37 basis points in the average rate paid thereon, which offset a slight decline in the average balance of deposits outstanding. The decrease in the average balance of deposits during fiscal 1995 was due primarily to disintermediation (the outflow of deposits into competing investment products), and the result of the customers of the Troy Hill withdrawing their deposit accounts to purchase common stock of THB. The increase in the average rate paid on deposits during fiscal 1996 and 1995 was due to a competitive market and rising interest rates.

      THB's interest on borrowings (consisting of advances from the FHLB of Pittsburgh) increased $199,000 or 161.8% during the three months ended September 30, 1996, when compared with the same period in 1995. The increase was due to an increase in the average balance of such borrowings of $15.0 million during the three months ended September 30, 1996 as compared to the same period in 1995. Troy Hill reinvested these additional advances from the FHLB of Pittsburgh into permanent and construction loans secured by single-family residences. Interest expense on advances and other borrowings increased by $335,000 or 132.4% during fiscal 1996 and increased by $54,000 or 27.1% during fiscal 1995. The increase during fiscal 1996 was due to a $5.0 million increase in the average balance of FHLB advances and an increase of 66 basis points in the average rate paid thereon. The increase in such expense during fiscal 1995 was due to an increase in the average balance of FHLB advances which were utilized to fund the increase in loan demand.

      Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Troy Hill, the status of past due principal and interest payments, general economic conditions, particularly as they relate to Troy Hill's market area, and other factors related to the collectibility of Troy Hill's loan portfolio.

      THB established provisions for loan losses of $30,000 during the three months ended September 30, 1996 and 1995 and $220,000, $10,000 and $80,000
during fiscal 1996, 1995 and 1994, respectively. The provisions during fiscal 1996 and 1994 were due, in part, to losses experienced with respect to certain commercial leases which Troy Hill had purchased and losses on certain single-family construction loans during the fourth quarter of 1996. In addition, THB determined to increase its allowance for loan losses due to its increased origination of residential construction loans, which generally involve a higher level of risk as compared to single-family residential lending (and therefore have the inherent risk of higher levels of losses) and increased loan charge-offs of $184,000 in fiscal 1996.

      Noninterest Income. THB's noninterest income amounted to $59,000 during the three months ended September 30, 1996 compared to $57,000 during the same period in 1995. Total noninterest income increased by $89,000 or 73.6% during fiscal 1996 due primarily to a $51,000 increase in the gain on sale of loans and a $31,000 decrease in loss on the sale of investment securities. Total noninterest income decreased by $217,000 or 64.2% during fiscal 1995 due primarily to a $189,000 decrease in gain on sale of loans and a $36,000 loss on sales of investment securities recognized during the year. The increase in noninterest income during fiscal 1996 was due primarily to an increase in sales of loans to financial institutions. The decrease in gain on sales of loans during fiscal 1995 was due to an increase in market rates of interest which resulted in a decline in loan demand with respect to 30- year mortgage loans.

      Noninterest Expense. Noninterest expense increased by $530,000 or 138.0% during the three months ended September 30, 1996 when compared with the same period in 1995. The increase is primarily due to the $326,000 one-time SAIF assessment, expenses incurred with respect to the proposed merger with PennFirst and expenses incurred for properties held in real estate owned through foreclosure. Without the one-time SAIF assessment, THB's noninterest expense would have increased by $204,000 or 53.1%. Total noninterest expense increased by $101,000 or 6.3% during fiscal 1996, as compared to the prior fiscal year. The primary reason for the increase was due to a $92,000 increase in salaries and employee benefits. This increase was partially offset by a $14,000 decrease in miscellaneous other operating expenses (consisting primarily of office supplies and services and legal and professional fees). Total noninterest expense increased by $276,000 or 20.9% during fiscal 1995, due primarily to a $161,000 or 26.8% increase in salaries and employee benefits, and a $127,000 or 28.2% increase in miscellaneous other operating expenses. The increase in employee compensation and benefits during fiscal 1996 and 1995 was due to the hiring of additional employees and the funding of THB's employee stock benefit plans.

      Income Taxes. THB recognized $31,000 in income tax expense which reflected an effective rate of 37.3% for the three months ended September 30, 1996, as compared to $167,000 with an effective tax rate of 38.9% for the comparable 1995 period, due to lower pretax income. THB incurred income tax expense of $599,000, $589,000 and $611,000 during fiscal 1996, 1995 and 1994, respectively. THB's effective tax rate amounted to 35.5%, 39.1% and 41.0% during fiscal 1996, 1995 and 1994, respectively. The varied tax expense reflects, among other things, the receipt of tax free interest dividend received deductions, state taxes and other items during the periods.

      THB adopted SFAS No. 109 as of July 1, 1993. The general objective of SFAS No. 109 is to recognize annually the deferred tax assets and liabilities which will arise from future tax consequences of events that have been recognized in THB's financial statements or tax returns. As a result of the adoption of SFAS No. 109, THB recognized $200,000 in income during the year ended June 30, 1994 representing the cumulative effect of this change in accounting principle.

Liquidity and Capital Resources

      THB's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. THB's primary sources of funds are deposits, borrowings, amortization, prepayments, maturities of outstanding loans, mortgage-backed securities and investment securities, sales of loans, available for sale securities and other short-term investments and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. THB manages the pricing of its deposits to maintain a steady deposit balance. In addition, THB invests excess funds in overnight deposits and other short-term interest-earning assets which provides liquidity to meet lending requirements. THB has been able to generate enough cash through an increase in advances from the FHLB of Pittsburgh and to a lesser extent, growth in THB's deposit accounts. At September 30, 1996, THB had $27.0 million of outstanding advances from the FHLB of Pittsburgh and a line of credit of $4.9 million, all of which is currently being utilized. Furthermore, Troy Hill has access to the Federal Reserve Bank discount window.

      Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, THB maintains a strategy of investing in various lending products. THB uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of investment and mortgage-backed securities. At September 30, 1996, THB's total approved loan commitments outstanding amounted to $3.8 million. At the same date, commitments under unused lines of credit amounted to $3.0 million and the unadvanced portion of construction loans approximated $5.2 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totaled $17.8 million. Management of THB believes that a significant portion of maturing deposits will remain with Troy Hill.

      Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

      Savings institutions must satisfy three different OTS capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. For purposes of the regulation, core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying supervisory goodwill. Core capital is generally reduced by the amount of a savings institution's intangible assets, although limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights, qualifying supervisory goodwill and certain other intangibles, all of which are currently not relevant to the calculation of Troy Hill's regulatory capital. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights. Failure to meet minimum capital requirements can initiate certain mandatory--and, possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on THB's financial statements.

      Quantitative measures established by regulation to ensure capital adequacy require Troy Hill to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core Capital (as defined in the regulations) to total assets and of Total Capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 1996, that Troy Hill meets all capital adequacy requirements to which it is subject.

      As of September 30, 1996, the most recent notification from the Office of Thrift Supervision (OTS) categorized Troy Hill as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

                            Tangible         Core        Risk-Based
                             Capital        Capital       Capital
                             -------        -------       -------
                                     (Dollars in Thousands)

Regulatory
capital                      $14,254        $14,254        $15,022

Minimum required
regulatory capital             1,432          2,864          4,902
                             -------        -------        -------

Excess
regulatory
capital                      $12,822        $11,390        $10,120
                             =======        =======        =======

Regulatory
capital as
a percentage
of assets(1)                   14.93%         14.93%         24.51%

Minimum capital
required as a
percentage                      1.50%          3.00%          8.00%
                             -------        -------        -------

Excess regulatory
capital as a
percentage in
excess of
requirement                    13.43%         11.93%         16.51%
                             =======        =======        =======

----------
(1) Tangible and core capital are computed as a percentage of adjusted total assets of $95.5 million. Risk-based capital is computed as a percentage of total risk-weighted assets of $61.3 million.

                                 BUSINESS OF THB

      General. At September 30, 1996, Troy Hill's net portfolio of loans receivable totalled $83.9 million, representing approximately 84.3% of its $99.5 million of total assets at that date. The principal lending activity of Troy Hill is the origination of single-family residential loans and construction loans primarily with respect to single-family residential properties. To a much lesser extent, Troy Hill also originates multi-family residential and nonresidential real estate loans, consumer loans and, prior to 1992, Troy Hill purchased commercial leases from an investment consulting and loan servicing firm located in Monroeville, Pennsylvania. Substantially all of Troy Hill's mortgage loan portfolio consists of conventional mortgage loans, which are loans that are neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Department of Veterans Affairs ("VA").

      Historically, Troy Hill's lending activities have been concentrated in single-family residential loans secured by properties located in its primary market area of northern Allegheny and southern Butler counties, Pennsylvania. Troy Hill has increased its emphasis in recent years in construction lending, primarily on residential properties, in its primary market area. As discussed under "- Construction Loans," construction lending generally, including speculative lending to builders (where the property has not been pre-sold), is generally considered to involve a higher level of risk as compared to single-family residential lending. Troy Hill estimates that approximately 90% of its mortgage loans are secured by properties located in Troy Hill's primary market area.

      The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") imposed limitations on the aggregate amount of loans that a savings institution could make to any one borrower, including related entities. Under FIRREA, the permissible amount of loans-to-one borrower follows the national bank standard for all loans made by savings institutions, which generally does not permit loans-to-one borrower to exceed 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 1996, Troy Hill's limit on loans-to-one borrower under FIRREA was $2.1 million. At September 30, 1996, Troy Hill's five largest loans or groups of loans-to-one borrower, including related entities, ranged from an aggregate of $587,000 to $2.0 million, and are secured primarily by single-family residential properties located in Troy Hill's primary market area. All of Troy Hill's five largest loans or groups of loans were performing in accordance with their terms at September 30, 1996.

      Loan Portfolio Composition. The following table sets forth the composition of Troy Hill's loan portfolio by type of loan at the dates indicated.

                                                                                       June 30,
                                       September 30,     ---------------------------------------------------------------------
                                           1996                   1996                    1995                    1994
                                     -----------------   --------------------      ------------------     --------------------
                                      Amount       %      Amount          %         Amount        %        Amount          %
                                     -------    ------   -------       ------      -------     ------     -------       ------
Real estate loans:
  Single-family residential          $59,844     66.13%  $50,587        62.38%     $38,489      66.47%    $29,389        61.00%
  Multi-family residential             5,821      6.43     5,297         6.53          530       0.91         567         1.18
  Nonresidential real estate           6,936      7.66     7,641         9.42        4,186       7.18       1,218         2.53
  Construction(1)                     13,402     14.81    13,678        16.87       11,629      19.94      14,548        30.20
                                     -------    ------   -------       ------      -------     ------     -------       ------
      Total real estate loans         86,003     95.03    77,203        95.20       55,106      94.50      45,722        94.91
Consumer loans:
  Loans secured by savings accounts       89       .10        96         0.12           78       0.13          94         0.20
  Home equity and improvement          3,376      3.73     3,187         3.93        2,585       4.43       1,284         2.67
  Auto loans                               7       .01         8         0.01           17       0.03          34         0.07
                                     -------    ------   -------       ------      -------     ------     -------       ------
      Total consumer loans             3,472      3.84     3,291         4.06        2,680       4.59       1,412         2.94
Commercial business loans              1,026      1.13       597         0.74          525       0.91       1,043         2.15
                                     -------    ------   -------       ------      -------     ------     -------       ------
      Total Loans                     90,501    100.00%   81,091       100.00%      58,311     100.00%     48,177       100.00%
                                                ======   -------       ======      -------     ======     -------       ======
Less:
  Loans in process                     5,208               5,224                     3,557                  7,825
  Deferred loan origination fees         724                 655                       635                    578
  Allowance for loan losses              687                 660                       667                    700
                                     -------             -------                   -------                -------
      Net loans                      $83,882             $74,552                   $53,180                $39,074
                                     =======             =======                   =======                =======

----------
(1) Consisted solely of loans for the construction of single-family residential real estate at September 30, 1996 and June 30, 1996 and 1995.

      Contractual Principal Repayments and Interest Rates. The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing in Troy Hill's portfolio, based on the contractual terms to maturity, before giving effect to net items. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                    Due 1-3 years  Due 3-5 years   Due 5-10 years   Due 10-20 years    Due 20 years
                                        after          after            after            after        and more after
                             1997      9/30/96        9/30/96          9/30/96          9/30/96           9/30/96          Total
                            ------  -------------  -------------   --------------   ---------------    ------------       -------
                                                                    (In Thousands)
Single-family residential   $2,720       $3,388       $ 7,290            $6,034           $18,528         $21,884         $59,844
Multi-family residential        --          106           146                --             4,116           1,453           5,821
Nonresidential real estate     493          231         1,182             1,492             3,391             147           6,936
Construction                 1,738           --           892                --             1,668           9,104          13,402
Consumer                       711          818           725             1,068               132              18           3,472
Commercial business            189          115           722                --                --              --           1,026
                            ------       ------       -------            ------           -------         -------         -------
    Total                   $5,851       $4,658       $10,957            $8,594           $27,835         $32,606         $90,501
                            ======       ======       =======            ======           =======         =======         =======


      The following table sets forth the dollar amount of all loans, before net items, due after one year from September 30, 1996 which have fixed interest rates or which have floating or adjustable-interest rates.

                               Fixed           Floating or
                               Rates         Adjustable-Rates          Total
                               -----         ----------------          -----
                                             (In Thousands)

Single-family residential     $46,656            $10,468             $57,124
Multi-family residential        4,512              1,309               5,821
Nonresidential real estate      5,947                496               6,443
Construction                   10,240              1,424              11,664
Consumer                        1,820                941               2,761
Commercial business               837               --                   837
                              -------            -------             -------
  Total                       $70,012            $14,638             $84,650
                              =======            =======             =======

      Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give Troy Hill the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstances, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

      Origination, Purchase and Sale of Loans. The lending activities of Troy Hill are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by Troy Hill's Board of Directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio, periodical advertising and walk-in customers. Loan applications are taken by lending personnel, and the loan department supervises the obtainment of credit reports, appraisals and other documentation involved with a loan. Property valuations are generally performed by independent outside appraisers approved by Troy Hill's Board of Directors. Title and hazard insurance are required on all security property.

      Loan applications are taken at either one of Troy Hill's offices. All loan applications are required to be approved by Troy Hill's Loan Committee which meets weekly. In addition, all loans committed or approved by Troy Hill are reported to the full Board of Directors and ratified by such Board.

      Historically, Troy Hill has originated substantially all of the loans in its portfolio and has held them until maturity. Nevertheless, Troy Hill's residential loans are generally made on terms, conditions and documentation which permit the sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), the Government National Mortgage Association ("GNMA") and other institutional investors in the secondary market. Since May 1993, Troy Hill has sold a majority of all long-term (over 15 years), fixed-rate single-family residential loans to institutional investors in the secondary market as a means of minimizing interest rate risk as well as generating additional funds for lending and other purposes. Sales of loans to date generally have been under terms which do not provide any recourse to Troy Hill by the purchaser in the event of default on the loan by the borrower.

      At September 30, 1996, loans purchased and serviced by others totalled $1.8 million. Such loans consist primarily of seasoned single-family residential loans, a substantial portion of which are secured by properties located outside of Troy Hill's primary market area.

      The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                    Three Months Ended
                                       September 30,                     Year Ended June 30,
                                   ---------------------       ------------------------------------
                                     1996          1995          1996          1995           1994
                                   -------       -------       -------       -------       --------
                                                           (In Thousands)
Loan originations:
  Single-family residential(1)     $11,149       $ 5,869       $19,750       $10,477        $12,432
  Multi-family residential             572         1,350         5,368          --              517
  Nonresidential real estate            75           325         4,835         3,150            450
  Construction                       1,867         3,627        12,029        10,699         14,760
  Consumer                             268           294         2,316         2,661          1,263
  Commercial business                  482          --             382          --             --
                                   -------       -------       -------       -------       --------
    Total loans originated          14,413        11,465        44,680        26,987         29,422
Purchases                             --            --            --             297             --
                                   -------       -------       -------       -------       --------
    Total loans originated
      and purchased                 14,413        11,465        44,680        27,284         29,422
Sales and loan principal
  reductions:
  Loans sold(2)                       --          (2,719)       (7,992)         (792)        (7,921)
  Loan principal reductions         (5,050)       (3,674)      (15,507)      (11,918)       (24,227)
                                   -------       -------       -------       -------       --------
    Total loans sold and
      principal reductions          (5,050)       (6,393)      (23,499)      (12,710)       (32,148)
Increase (decrease) due to
  other items, net                     (33)          (28)          (81)         (196)           (92)
                                   -------       -------       -------       -------       --------
Net increase (decrease) in
  loan portfolio                   $ 9,330       $ 5,044       $21,100       $14,378       $ (2,818)
                                   =======       =======       =======       =======       ========

----------
(1)   Includes loans originated for sale in the secondary market.

(2)   Consists solely of loans originated for sale in the secondary market.

      Real Estate Lending Standards. Effective March 19, 1993, all financial institutions were required to adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the federal banking agencies in December 1992 ("Guidelines"). The Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as extension of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

      The policies must address certain lending considerations set forth in the Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. These policies must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with a LTV ratio being the total amount of credit to be extended divided by the appraised value of the property at the time the credit is originated, must be established for each category of real estate loans. If not a first lien, the lender must combine all senior liens when calculating this ratio. The Guidelines, among other things, establish the following supervisory LTV limits: raw land (65%); land development (75%); construction (commercial, multi-family and nonresidential) (80%); improved property (85%); and one-to-four family residential (owner occupied) (no maximum ratio; however any LTV ratio in excess of 90% should require appropriate insurance or readily marketable collateral).

      Single-Family Residential Real Estate Loans. The primary lending activity of Troy Hill is the origination of loans secured primarily by first mortgage liens on existing single-family residences. At September 30, 1996, $59.8 million or 66.1% of Troy Hill's total loan portfolio (including loans classified as held for sale) consisted of single-family residential real estate loans, substantially all of which are conventional loans.

      Historically, the single-family residential real estate loans originated by Troy Hill have consisted primarily of fixed-rate loans. However, such loans have generally been originated only under terms, conditions and documentation which permit the sale thereof in the secondary market. At September 30, 1996, approximately $46.6 million or 77.9% of the permanent single-family residential loans in Troy Hill's loan portfolio consisted of loans which provide for fixed rates of interest. Although these loans provide for repayments of principal over a fixed period of up to 30 years, it is Troy Hill's experience that such loans remain outstanding for a substantially shorter period of time. Since May 1993, Troy Hill has sold a majority of all long-term (over 15 years), fixed-rate single-family residential loans to institutional investors in the secondary market.

      As economic and market conditions permit, Troy Hill has continued to offer single-family residential loans which provide for periodic adjustments to the interest rate. The adjustable-rate loans currently being originated by Troy Hill have up to 30-year terms and an interest rate which adjusts every year in accordance with a designated index (the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board ("FRB"). There is a cap on the amount of any increase or decrease in the interest rate per year, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. Certain of Troy Hill's adjustable-rate loans can, upon payment of a fee, be converted into fixed-rate loans during certain specified periods. Troy Hill's adjustable-rate loans currently being originated are not assumable and do not contain prepayment penalties. Troy Hill has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization.

      The demand for adjustable-rate loans in Troy Hill's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Due to the generally lower rates of interest prevailing in recent periods, Troy Hill's originations of adjustable-rate loans as a percentage of total loans have decreased as consumer preference for fixed-rate loans has increased. At September 30, 1996, approximately 22.1% of the permanent single-family residential loans in Troy Hill's loan portfolio (including loans classified as held for sale) had adjustable interest rates.

      Troy Hill is permitted to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio); however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, Troy Hill is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, Troy Hill will lend up to 95% of the appraised value of the property securing a single-family residential loan, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property.

      Property appraisals on the real estate and improvements securing Troy Hill's single-family residential loans are made by independent appraisers approved by Troy Hill's Board of Directors. Appraisals are performed in accordance with federal regulations and policies. Troy Hill obtains title insurance policies on the first mortgage real estate loans originated by it. Borrowers also must obtain hazard insurance prior to closing and, when required by the United States Department of Housing and Urban Development, flood insurance. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which Troy Hill makes disbursements for items such as real estate taxes and mortgage insurance premiums as they become due.

      Multi-Family Residential and Nonresidential Real Estate Loans. Troy Hill originates mortgage loans for the acquisition and refinancing of existing multi-family residential and nonresidential real estate properties. At September 30, 1996, $12.8 million or 14.1% of Troy Hill's total loan portfolio (including loans classified as held for sale) consisted of loans secured by existing multi-family residential real estate properties and $6.9 million or 7.7% of such loan portfolio (including loans classified as held for sale) consisted of loans secured by existing nonresidential real estate properties.

      The majority of Troy Hill's multi-family residential loans are secured primarily by five to 20-unit apartment buildings, while nonresidential real estate loans are secured primarily by office buildings and small retail establishments. These types of properties constitute the majority of Troy Hill's nonresidential real estate loan portfolio. Troy Hill's multi-family residential and nonresidential real estate loan portfolio consists primarily of loans secured by properties located in its primary market area.

      Although terms vary, multi-family residential and nonresidential real estate loans generally are amortized over a period of up to 20 years and mature in 15 years or less. Troy Hill will originate these loans either with fixed interest rates or with interest rates which adjust in accordance with a designated index, which generally is negotiated at the time of origination. Loan-to-value ratios on Troy Hill's multi-family residential and nonresidential real estate loans are currently limited to 85% or lower. As part of the criteria for underwriting multi-family residential and nonresidential real estate loans, Troy Hill generally imposes a specified debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service). It is also Troy Hill's general policy to obtain personal guarantees on its multi-family residential and nonresidential real estate loans from the principals of the borrower and, when this cannot be obtained, to impose more stringent loan-to-value, debt service and other underwriting requirements.

      At September 30, 1996, Troy Hill's multi-family residential and nonresidential real estate loan portfolio consisted of approximately 55 loans with an average principal balance of $233,000. At September 30, 1996, all but $184,000 of Troy Hill's multi-family residential and nonresidential real estate loans were performing in accordance with their terms.

      Multi-family residential and nonresidential real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. Troy Hill attempts to minimize its risk exposure by limiting the extent of the nonresidential lending generally. In addition, Troy Hill imposes stringent loan-to-value ratios, requires conservative debt coverage ratios, and continually monitors the operation and physical condition of the collateral.

      Construction Loans. In recent years, Troy Hill has been increasingly active in originating loans to construct primarily single-family residences, and, to a much lesser extent, loans to acquire and develop real estate for construction of residential properties. These construction lending activities generally are limited to Troy Hill's primary market area. At September 30, 1996, construction loans amounted to $13.4 million or 14.8% of Troy Hill's total loan portfolio (including loans classified as held for sale). As of such date, Troy Hill's portfolio of construction loans consisted solely of loans for the construction of single-family residences.

      Construction loans are made to individuals for the purpose of constructing a personal residence or to local real estate builders and developers. Troy Hill will underwrite construction loans to individuals on a construction/permanent mortgage loan basis. In addition, approximately 15.7% of total outstanding construction loans at September 30, 1996 were made to local real estate builders and developers for the purpose of constructing primarily single-family homes for which there were no contracts for sale at the time of origination. Upon application, credit review and analysis of personal and corporate financial statements, Troy Hill may grant local builders with whom it has done business lines of credit up to designated amounts. These credit lines may be used for the purpose of construction of speculative (or unsold) residential properties. Troy Hill will generally limit the dollar amount of speculative construction loans made to any one builder or developer to $750,000. Troy Hill may also, on a case-by-case basis, grant a limited amount of land acquisition loans.

      Construction loans generally have maturities of 12 to 24 months, with payments being made monthly on an interest-only basis. Thereafter, the permanent financing arrangements will generally provide for either an adjustable or fixed interest rate, consistent with Troy Hill's policies with respect to residential and commercial real estate financing.

      Troy Hill intends to continue to increase its involvement in construction lending within its primary market area. Such loans afford Troy Hill the opportunity to increase the interest rate sensitivity of its loan portfolio. Construction lending is generally considered to involve a higher level of risk as compared to single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developers and managers. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not necessarily pre-sold and thus pose a greater potential risk to Troy Hill than construction loans to individuals on their personal residences.

      Troy Hill has attempted to minimize the foregoing risks by, among other things, limiting its construction lending primarily to residential properties. In addition, Troy Hill has adopted underwriting guidelines which impose stringent loan-to-value (85% with respect to single-family residential real estate and 80% with respect to multi-family residential and nonresidential real estate), debt service and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which Troy Hill will do business and by working with builders with whom it has established relationships.

      Consumer Loans. Troy Hill offers consumer loans, although such lending activity has not historically been a large part of its business. Troy Hill has been originating consumer loans in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. At September 30, 1996, $3.5 million or 3.8% of Troy Hill's total loan portfolio (including loans classified as held for sale) consisted of consumer loans. The consumer loans offered by Troy Hill include home equity and improvement loans, deposit account secured loans and, to a much lesser extent, automobile loans. Most of Troy Hill's consumer loans are secured and are primarily obtained through existing and walk-in customers.

      In recent years, Troy Hill has placed increased emphasis on home equity and improvement loans, which have increased from $1.3 million or 2.7% of total loans receivable at June 30, 1994 to $3.4 million or 3.73% of total loans receivable at September 30, 1996. Troy Hill intends to continue to increase its origination of consumer loans, primarily home equity and improvement loans.

      Commercial Business Loans. At September 30, 1996, $1.0 million or 1.13% of Troy Hill's total loan portfolio (including loans classified as held for sale) consisted of commercial lease financings. During fiscal 1990, Troy Hill began to purchase participation interests in pools of leases of general commercial chattel from an investment consulting and loan servicing firm located in Monroeville, Pennsylvania. Such commercial leases consisted generally of furniture and equipment financing loans. Such commercial leases generally had shorter terms and higher interest rates than traditional mortgage loans but also involved a higher level of credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. In most cases, any repossessed collateral for a defaulted commercial lease will not provide an adequate source of repayment because of improper repair and maintenance of the underlying security. Troy Hill ceased purchasing such participation interests in fiscal 1992 based on an increase in delinquencies with respect to some of the pools and because some of the participation interests in pools it had acquired began to sustain some losses. However, in April 1996, THB began originating, to a limited extent, commercial lease financings directly. At September 30, 1996, $165,000 of commercial lease financings were delinquent 60 days or more.

      Loan Fee Income. In addition to interest earned on loans, Troy Hill receives income from fees in connection with loan originations, loan modifications, late payments, prepayments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans made and competitive conditions.

      Troy Hill charges loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination and commitment fees and all incremental direct loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accrued and amortized in the same manner. In accordance with SFAS No. 91, Troy Hill has recognized $31,000, $141,000, $169,000 and $250,000 of amortized deferred loan fees in income during the three months ended September 30, 1996 and the years ended June 30, 1996, 1995 and 1994, respectively.

Asset Quality

      General. When a borrower fails to make a required payment on a loan, Troy Hill attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made on the twentieth day after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 20 days, the loan and payment history is reviewed and efforts are made to collect the loan. While Troy Hill generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, Troy Hill does institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

      Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Troy Hill does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery.

      Real estate acquired by Troy Hill as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Pursuant to a statement of position ("SOP 92-3") issued by the American Institute of Certified Public Accountants in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of fair value. Troy Hill's accounting for its real estate owned complies with the guidance set forth in SOP 92-3.

      Delinquent Loans. The following table sets forth information concerning delinquent loans at September 30, 1996 in dollar amount and as a percentage of Troy Hill's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                             Single-family       Multi-family        Nonresidential
                              Residential        Residential           Real Estate        Construction          Consumer
                          ------------------  ------------------   ------------------  ------------------  ------------------
                          Amount  Percentage  Amount  Percentage   Amount  Percentage  Amount  Percentage  Amount  Percentage
                          ------  ----------  ------  ----------   ------  ----------  ------  ----------  ------  ----------
                                                                                                (Dollars in Thousands)
Loans delinquent for:
30-59 days                $1,383     1.53%    $ --         --%     $ --        --%     $ --        --%     $   49      .05%
60-89 days                   114      .13       --         --        --        --       1,282     1.42         31      .03
90 days and over             299      .33        184       .20        357      .39       --        --          50      .06
                          ------   ------     ------    ------     ------   ------     ------   ------     ------   ------
  Total delinquent loans  $1,796     1.99%    $  184       .20%    $  357      .39%    $1,282     1.42%    $  130      .14%
                          ======   ======     ======    ======     ======   ======     ======   ======     ======   ======


                              Commercial
                               Business             Total
                          ------------------  ------------------
                          Amount  Percentage  Amount  Percentage
                          ------  ----------  ------  ----------

Loans delinquent for:
30-59 days                $    4     --%      $1,436     1.59%
60-89 days                    27     .03       1,454     1.60
90 days and over             138     .16       1,028     1.14
                          ------  ------      ------   ------
  Total delinquent loans  $  169     .19%     $3,918     4.33%
                          ======  ======      ======   ======

      Non-Performing Assets. The following table sets forth the amounts and categories of Troy Hill's non-performing assets at the dates indicated. Troy Hill did not have any troubled debt restructurings at any of the dates presented.

                                                                       June 30,
                                           September 30,     ----------------------------
                                               1996           1996       1995       1994
                                           -------------     ------     ------     ------
                                                       (Dollars in Thousands)
Non-accruing loans:
  Single-family residential                   $  106      $    --     $  110     $   --
  Multi-family residential                        --           --         --         --
  Nonresidential real estate                      --           --         --        104
  Construction                                    --           --         --         --
  Consumer                                       138           24         --         --
  Commercial business                            171          146        224        461
                                              ------       ------     ------     ------
      Total non-accruing loans                   415          170        334        565

Accruing loans greater than 90 days
  delinquent:
  Single-family residential                      299          714      1,541        708
  Multi-family residential                       184          105        112         --
  Nonresidential real estate                      --           --         --         --
  Construction                                    --           --         --         --
  Consumer                                        --           --          1         14
  Commercial business                             --           --         --         --
                                              ------       ------     ------     ------
    Total accruing loans greater
      than 90 days delinquent                    483          819      1,654        722
                                              ------       ------     ------     ------
    Total non-performing loans                   898          989      1,988      1,287

Real estate owned                                483          462        329         16
                                              ------       ------     ------     ------
    Total non-performing assets               $1,381       $1,451     $2,317     $1,303
                                              ======       ======     ======     ======

    Total non-performing loans as a
      percentage of total loans (1)              .99%        1.22%      3.39%      2.67%
                                              ======       ======     ======     ======
    Total non-performing assets as a
      percentage of total assets                1.39%        1.57%      3.09%      2.03%
                                              ======       ======     ======     ======

----------
(1)   Includes loans classified as held for sale.

      During the three months ended September 30, 1996 and the years ended June 30, 1996, 1995 and 1994 approximately $6,000, $23,000, $41,000 and $54,000, respectively, of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current according to the original loan agreements for the entire period. These amounts were not included in Troy Hill's interest income for the respective periods. The amount of interest income on loans accounted for on a non-accrual basis and loans greater than 90 days past due and still accruing that was included in income during the same periods amounted to approximately $21,000, $52,000, $83,000 and $36,000, respectively.

      Classified Assets. Federal regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss.

      At September 30, 1996, Troy Hill had $734,000 of assets classified substandard, $225,000 of assets classified doubtful, $169,000 of assets classified as loss and $210,000 of assets classified special mention.

      Allowance for Loan Losses. Troy Hill's policy is to establish reserves for estimated losses on delinquent loans when it determines that losses are expected to be incurred on such loans. The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

      Effective December 21, 1993, the OTS, in conjunction with the Office of the Comptroller of the Currency, the FDIC and the FRB, issued an Interagency Policy Statement on the Allowance for Loan and Lease Losses ("Policy Statement"). The Policy Statement, which effectively superseded the proposed guidance issued on September 1, 1992, includes guidance (i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified substandard; and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available on the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling."

      The following table sets forth an analysis of Troy Hill's allowance for loan and lease losses during the periods indicated.

                                               Three Months Ended
                                                  September 30,                 Year Ended June 30,
                                              --------------------      ---------------------------------
                                                1996         1995         1996         1995         1994
                                              -------      -------      -------      -------      -------
                                                                  (Dollars in Thousands)
Total loans outstanding                       $90,501      $58,217      $81,091      $58,039      $48,177
                                              =======      =======      =======      =======      =======

Average net loans outstanding                 $80,149      $57,338      $61,934      $46,194      $39,489
                                              =======      =======      =======      =======      =======

Balance at beginning of period                $   660      $   667      $   667      $   700      $   629

Charge-offs                                        (3)        --           (227)         (43)          (9)

Recoveries                                       --           --           --            --          --
                                              -------      -------      -------      -------      -------

Net charge-offs                                    (3)        --           (227)         (43)          (9)

Provision for loan and lease losses                30           30          220           10           80
                                              -------      -------      -------      -------      -------

Balance at end of period                      $   687      $   697      $   660      $   667      $   700
                                              =======      =======      =======      =======      =======

Allowance for loan and lease losses as a
  percent of total loans outstanding             .76%        1.20%        0.81%        1.15%        1.45%
                                              =======      =======      =======      =======      =======

Ratio of net charge-offs to average
loans outstanding                               .004%          --%        0.37%        0.09%        0.02%
                                              =======      =======      =======      =======      =======

      The following table sets forth information concerning the allocation of Troy Hill's allowance for loan losses by loan category at the dates indicated.

                                                                                        June 30,
                                  September 30,         -------------------------------------------------------------------------
                                      1996                       1996                     1995                      1994
                             ----------------------     ----------------------    ---------------------    ----------------------
                                        Percent of                 Percent of               Percent of                Percent of
                                         Loans to                   Loans to                 Loans to                  Loans to
                             Amount     Total Loans     Amount     Total Loans    Amount    Total Loans    Amount     Total Loans
                             ------     -----------     ------     -----------    ------    -----------    ------     -----------
                                                                   (Dollars in Thousands)
Single-family residential     $342         66.13%        $315         62.38%       $278        66.47%       $168         61.00%
Multi-family residential        10          6.43           10          6.53          --         0.91          --          1.18
Nonresidential real estate      20          7.66           20          9.42          --         7.18          --          2.53
Construction                   150         14.81          150         16.87         158        19.94         119         30.20
Consumer                        25          3.84           20          4.06          15         4.59           5          2.94
Commercial business            145          1.13          145          0.74         216         0.91         408          2.15
                              ----        ------         ----        ------        ----       ------        ----        ------
        Total                 $687        100.00%        $660        100.00%       $667       100.00%       $700        100.00%
                              ====        ======         ====        ======        ====       ======        ====        ======

      Management of Troy Hill believes that the reserves it has established are adequate to cover any potential losses in THB's loan portfolio. However, future adjustments to these reserves may be necessary, and THB's results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in making its determinations in this regard.

Mortgage-Backed Securities

      Troy Hill invests in a portfolio of mortgage-backed securities which are insured or guaranteed by the FHLMC, the FNMA and/or the GNMA. To a much more limited extent, Troy Hill also invests in collateralized mortgage obligations ("CMOs"), which are securities collateralized by FNMA and FHLMC mortgage-backed securities. Mortgage-backed securities and CMOs increase the quality of Troy Hill's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Troy Hill.

      Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

      As discussed above, Troy Hill's mortgage-backed securities include CMOs, which include securities issued by entities which have qualified under the Code as Real Estate Mortgage Investment Conduits ("REMICs"). CMOs and REMICs (collectively CMOs) have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, government sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. A CMO can be collateralized by loans or securities which are insured or guaranteed by the FNMA, the FHLMC or the GNMA. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

      At September 30, 1996, the carrying value of Troy Hill's mortgage-backed securities amounted to $2.4 million, which represented 2.4% of Troy Hill's $99.5 million of total assets at that date. All of Troy Hill's $2.4 million of mortgage-backed securities at September 30, 1996 were directly or indirectly insured or guaranteed by federal agencies, and $1.3 million or 54.2% of the total portfolio had fixed rates of interest and $1.1 million or 45.8% of the total portfolio had adjustable rates of interest.

      The following table sets forth the activity in Troy Hill's mortgage-backed securities portfolio during the periods indicated.

                                              At or For the
                                            Three Months Ended      At or For the Year Ended
                                               September 30,               June 30,
                                            ------------------    -----------------------------
                                             1996        1995      1996        1995       1994
                                            ------      ------    ------      ------     ------
                                                          (Dollars in Thousands)
Mortgage-backed securities at
  beginning of period                       $5,155      $7,069    $7,069     $ 5,902     $3,254
Purchases                                      --          --        --        3,357      4,345
Sales                                       (2,548)       (327)     (937)     (1,615)      (250)
Repayments                                    (175)        --     (1,014)       (691)    (1,442)
Amortization of premiums                        (4)        --         (5)         (2)        (5)
Market value adjustment                        (17)        (15)       42         118        --
                                            ------      ------    ------      ------     ------
Mortgage-backed securities at end of
  period(1)                                 $2,411      $6,727    $5,155      $7,069     $5,902
                                            ======      ======    ======      ======     ======

Weighted average yield at end of period       7.98%       6.81%     6.98%       6.85%      5.86%

----------
(1)   At September 30, 1996 and 1995 and June 30, 1996, 1995 and 1994, all of
      such mortgage-backed securities were classified as available for sale.

      As of September 30, 1996, all of Troy Hill's $2.4 million of mortgage-backed securities with a weighted average yield of 7.98% are scheduled to mature in over 10 years. Due to prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities.

Investment Securities

      Troy Hill invests in various types of securities, including U.S. Government and agency securities, securities of various state and municipal agencies and corporate obligations.

      Troy Hill's investment securities portfolio is managed by the Treasurer of Troy Hill in accordance with a comprehensive investment policy which addresses strategies, types and levels of allowable investments and which is reviewed and approved by the Board of Directors on an annual basis. The management of the investment securities portfolio is set in accordance with strategies developed by Troy Hill's Asset and Liability Committee.

      The following table sets forth certain information relating to Troy Hill's investment securities portfolio at the dates indicated.

                                                                                        June 30,
                                      September 30,        ----------------------------------------------------------------------
                                          1996                    1996                    1995                      1994
                                   ------------------      -------------------     --------------------      --------------------
                                   Carrying    Market      Carrying     Market     Carrying      Market      Carrying      Market
                                    Value      Value        Value       Value       Value        Value        Value        Value
                                   --------    ------      --------     ------     --------      ------      --------      ------
                                                                       (Dollars in Thousands)

Held-to-Maturity:
  U.S. Government and
    agency securities               $   --     $   --       $   --      $   --       $ 2,843     $ 2,737      $6,017       $5,861

  Municipal obligations                 --         --           --          --         4,200       4,161       3,700        3,583

  Corporate obligations                 --         --           --          --           258         236         258          244
                                    ------     ------       ------      ------       -------     -------      ------       ------
                                        --         --           --          --         7,301       7,134       9,975        9,688
                                    ------     ------       ------      ------       -------     -------      ------       ------
Available-for-Sale:
  U.S. Government and
    agency securities                2,467      2,467        2,452       2,452         1,012       1,012          --           --

  Corporate obligations              4,124      4,124        4,124       4,124         2,750       2,750          --           --
                                    ------     ------       ------      ------       -------     -------      ------       ------

    Total investment securities     $6,591     $6,591       $6,576      $6,576       $11,063     $10,896      $9,975       $9,688
                                    ======     ======       ======      ======       =======     =======      ======       ======

      Information regarding the carrying values, contractual maturities and weighted average yield of Troy Hill's investment and mortgage-backed securities portfolio (including securities classified as available for sale) at September 30, 1996 is presented below.

                                                      At September 30, 1996
                                ----------------------------------------------------------------
                                One Year      After One to   After Five to    Over 10
                                 or Less       Five Years       10 Years       Years      Total
                                -----------   ------------   -------------    -------     ------
                                                      (Dollars in Thousands)

U.S. Government and
  agency securities               $ 246          $1,246         $  975        $   --      $2,467
Collaterized mortgage
  obligations                        --              --             --           488         488
Mortgage-backed securities           --              --             --         1,924       1,924
Corporate equity securities          --              --            228         3,896       4,124
                                  -----          ------         ------        ------      ------
    Total                         $ 246          $1,246         $1,203        $6,308      $9,003
                                  =====          ======         ======        ======      ======
Weighted average yield             4.37%           4.77%          6.72%         7.23%       6.74%
                                  =====          ======         ======        ======      ======

Sources of Funds

      General. Troy Hill's principal source of funds for use in lending and for other general business purposes has traditionally come from deposits obtained through Troy Hill's offices. Troy Hill also derives funds from amortization and prepayments of outstanding loans and mortgage-backed securities, from sales of loans, from maturing investment securities and from advances from the FHLB of Pittsburgh. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

      Deposits. Troy Hill's current deposit products include passbook accounts, negotiable order of withdrawal ("NOW") accounts, money market deposit accounts, and certificates of deposit ranging in terms from 180 days to five years. Included among these deposit products are $968,000 of certificates of deposit with balances of $100,000 or more, which amounted to .02% of Troy Hill's total deposits at September 30, 1996. Troy Hill's deposit products also include Individual Retirement Account certificates ("IRA certificates").

      Troy Hill's deposits are obtained primarily from residents of northern Allegheny County, Pennsylvania. Troy Hill attracts deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient service hours. Troy Hill utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. Troy Hill does not advertise for deposits outside of its local market area or utilize the services of deposit brokers, and management believes that an insignificant number of deposit accounts were held by non-residents of Pennsylvania at September 30, 1996.

      Troy Hill has been competitive in the types of accounts and in interest rates it has offered on its deposit products but does not necessarily seek to match the highest rates paid by competing institutions. With the significant decline in interest rates paid on deposit products, Troy Hill has experienced disintermediation of deposits into competing investment products. Troy Hill intends to continue its efforts to attract deposits as a principal source of funds for supporting its lending and investment activities. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, Troy Hill intends to continue to promote longer term deposits to the extent possible and consistent with its asset and liability management goals.

      The following tables sets forth the dollar amount of deposits in the various types of deposit programs offered by Troy Hill at the dates indicated.

                                                                                  June 30,
                                  September 30,       ------------------------------------------------------------------
                                      1996                    1996                  1995                    1994
                              --------------------    --------------------   -------------------    --------------------
                              Amount    Percentage    Amount    Percentage   Amount   Percentage    Amount    Percentage
                              ------    ----------    ------    ----------   ------   ----------    ------    ----------
                                                                (Dollars in Thousands)
Certificate accounts:
2.00 - 4.00%                  $    --         --%     $    16       0.03%    $ 1,162      2.30%     $11,180      26.36%
4.01 - 6.00%                   22,411      42.56       25,614      47.47      14,724     29.09        7,572      17.85
6.01 - 8.00%                   12,147      23.07        9,464      17.54      15,214     30.06        1,897       4.47
8.01 - 10.00%                      30        .06           30       0.05         610      1.21          918       2.16
Greater than 10.00%                --         --           --         --          43      0.08          145       0.34
                              -------     ------      -------     ------     -------    ------      -------     ------
Total certificate accounts     34,588      65.69       35,124      65.09      31,753     62.74       21,712      51.18

Transaction accounts:

Passbook accounts              12,540      23.82       12,276      22.75      12,629     24.95       14,710      34.69
Money market accounts           3,367       6.39        2,359       4.37       3,542      5.31        3,105       7.32
NOW accounts                    2,160       4.10        4,201       7.79       2,686      7.00        2,883       6.81
                              -------     ------      -------     ------     -------    ------      -------     ------
Total transaction accounts     18,067      34.31       18,836      34.91      18,857     37.26       20,698      48.82
                              -------     ------      -------     ------     -------    ------      -------     ------
Total deposits                $52,655     100.00%     $53,960     100.00%    $50,610    100.00%     $42,410     100.00%
                              =======     ======      =======     ======     =======    ======      =======     ======

      The following table sets forth the savings activities of Troy Hill during the periods indicated.

                           Three Months Ended
                              September 30,            Year Ended June 30,
                           ------------------     -----------------------------
                             1996       1995        1996       1995       1994
                           -------    -------     -------    -------    -------
                                              (In Thousands)
Deposits                   $19,311    $18,309     $69,788    $57,230    $69,303

Withdrawals                (21,053)   (17,616)    (68,468)   (50,583)   (74,912)
                           -------    -------     -------    -------    -------
 Net increase (decrease)
  before interest credited  (1,742)       693       1,320      6,647     (5,609)

Interest credited              437        443       2,030      1,553      1,294
                           -------    -------     -------    -------    -------
 Net increase (decrease)
  in deposits              $(1,305)   $ 1,136     $ 3,350    $ 8,200    $(4,315)
                           =======    =======     =======    =======    =======


      The following table shows the interest rate and maturity information for Troy Hill's certificates of deposit at September 30, 1996.

                                              Maturity Date
                          ------------------------------------------------------
                          One Year      Over         Over       Over
                          or Less    1-2 Years    2-3 Years    3 Years    Total
                          --------   ---------    ---------    -------    -----
                                              (In Thousands)
 2.00 -  4.00%             $    --    $    --       $   --      $   --   $    --
 4.01 -  6.00%              16,402      3,072        2,374         563    22,411
 6.01 -  8.00%               1,434      9,461           --       1,252    12,147
 8.01 - 10.00%                  --         --           30          --        30
Greater than 10.00%             --         --           --          --        --
                           -------    -------       ------      ------   -------
  Total                    $17,836    $12,533       $2,404      $1,815   $34,588
                           =======    =======       ======      ======   =======

      The following table sets forth the maturities of Troy Hill's certificates of deposit having principal amounts of $100,000 or more at September 30, 1996.

Certificates of deposit maturing in quarter ending:
--------------------------------------------------------------------------------

                                                 (In Thousands)

    December 31, 1996                                 $100
    March 31, 1997                                      --
    June 30, 1997                                       --
    September 30, 1997                                 101
    After September 30, 1997                           767
                                                      ----

  Total certificates of deposit with
    balances of $100,000 or more                      $968
                                                      ====

      Borrowings. Troy Hill may obtain advances from the FHLB of Pittsburgh upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to credit worthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. At September 30, 1996, Troy Hill had $27.0 million of advances from the FHLB of Pittsburgh.

      The following table sets forth the maximum month-end balance and average balance of Troy Hill's FHLB advances during the periods indicated.

                                  Three Months Ended
                                     September 30,        Year Ended June 30,
                                  ------------------    ----------------------
                                    1996      1995      1996     1995     1994
                                    ----      ----      ----     ----     ----
                                              (Dollars in Thousands)

Maximum Balance                   $30,950   $16,450   $18,583   $7,500   $4,000
Average Balance                    23,870     8,859     9,695    3,978    3,083
Weighted average interest rate
  of FHLB advances                   5.40%     5.55%     6.06%    6.20%    6.00%

      The following table sets forth certain information as to Troy Hill's FHLB advances at the dates indicated.

                                                         June 30,
                                September 30,   ---------------------------
                                    1996        1995        1995       1994
                                ------------    ----        ----       ----
                                              (Dollars in Thousands)

FHLB advances                     $26,950     $18,583      $5,750     $3,000
Interest rate on FHLB advances       6.21%       5.78%       6.05%      6.17%


Offices

      At September 30, 1996, THB conducted its business from its headquarters and main office at 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212. THB owns its office, which had a net book value at September 30, 1996, of $371,000. In September 1993, Troy Hill leased an additional office located at 11279 Perry Highway, Wexford, Pennsylvania 15090, which had leasehold improvements amounting to $1,000 at September 30, 1996. The estimated net book value of the electronic data processing equipment owned by THB was $42,000 at September 30, 1996.

Competition

      Troy Hill faces significant competition in attracting deposits. Its most direct competition for deposits has historically come from commercial banks and other savings institutions located in its market area. Troy Hill faces additional significant competition for investors' funds from other financial intermediaries. Troy Hill competes for deposits principally by offering depositors a variety of deposit programs, convenient hours and other services. Troy Hill does not rely upon any individual group or entity for a material portion of its deposits.

      Troy Hill's competition for real estate loans comes principally from mortgage banking companies, other savings institutions, commercial banks and credit unions. Troy Hill competes for loan originations primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, referrals from real estate brokers and builders, and the variety of its products. Factors which affect competition include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Troy Hill holds only a small portion of the large deposit and lending market it shares with many other financial institutions, many of whom are much larger, offer a wider array of products and services and have substantially greater resources available as compared to Troy Hill.

      FIRREA eliminated many of the distinctions between commercial banks and savings institutions and holding companies and allowed bank holding companies to acquire savings institutions. FIRREA has generally resulted in an increase in the competition encountered by savings institutions and has resulted in a decrease in both the number of savings institutions and the aggregate size of the savings industry.

Employees

      Troy Hill had 18 full-time employees and two part-time employees as of September 30, 1996. None of these employees is represented by a collective bargaining agent. Troy Hill believes that it enjoys good relations with its personnel.

                        REGULATION AND SUPERVISION OF THB

      Set forth below is a brief description of certain laws and regulations which relate to the regulation of THB and Troy Hill. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

      Both PennFirst and THB are unitary savings and loan holding companies subject to the provisions of the Home Owners' Loan Act ("HOLA") and the regulations of the OTS. Upon consummation of the Merger, PennFirst will become a multiple savings and loan holding company unless and until Troy Hill is merged with and into ESBB. PennFirst does not anticipate that its status as a multiple savings and loan holding company upon consummation of the Merger will have any material effect upon its operations. Both Troy Hill and ESBB are federally chartered savings institutions subject to the same regulations and OTS oversight and supervision. The Merger will have no effect upon Troy Hill's status as a federally chartered savings institution.

THB

      General. THB, as a savings and loan holding company within the meaning of the HOLA, is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Troy Hill is subject to certain restrictions in its dealings with THB and affiliates thereof.

      Activities Restrictions. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings association. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet a qualified thrift lender ("QTL") test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings association requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- Troy Hill - Qualified Thrift Lender Test."

      If THB were to acquire control of another savings association, other than through merger or other business combination with Troy Hill, THB would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, as set forth below, the activities of THB and any of its subsidiaries (other than Troy Hill or other subsidiary savings associations) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (iv) holding or managing properties used or occupied by a subsidiary savings association; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the FRB as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

      Limitations on Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as THB) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

      In addition, Sections 22(h) and (g) of the Federal Reserve Act places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the association's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At September 30, 1996, Troy Hill was in compliance with the above restrictions.

      Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

      The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if (i) the multiple savings and loan holding company involved controls a savings association which operated a home or branch office located in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by the state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations).

      FIRREA amended provisions of the Bank Holding Company Act of 1956 to specifically authorize the FRB to approve an application by a bank holding company to acquire control of a savings association. FIRREA also authorized a bank holding company that controls a savings association to merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the Bank Insurance Fund ("BIF") with the approval of the appropriate federal banking agency and the FRB. As a result of these provisions, there have been a number of acquisitions of savings associations by bank holding companies in recent years.

Troy Hill

      General. The OTS has extensive authority over the operations of savings associations. As part of this authority, savings associations are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of savings associations are prescribed by federal laws and regulations and they are prohibited from engaging in any activities not permitted by such laws and regulations. Those laws and regulations generally are applicable to all federally chartered savings associations and may also apply to state-chartered savings associations. Such regulation and supervision is primarily intended for the protection of depositors.

      FIRREA imposed limitations on the aggregate amount of loans that a savings association could make to any one borrower, including related entities. See "Business of Troy Hill - Lending Activities - General" for a discussion of such limitations.

      The OTS' enforcement authority over all savings associations and their holding companies was substantially enhanced by FIRREA. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. FIRREA significantly increased the amount of and grounds for civil money penalties. FIRREA requires, except under certain circumstances, public disclosure of final enforcement actions by the OTS.

      Insurance of Accounts. The deposits of Troy Hill are insured up to $100,000 per insured member (as defined by law and regulation) by the SAIF administered by the FDIC and are backed by the full faith and credit of the United States Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action.

      The FDIC may terminate the deposit insurance of any insured depository institution, including Troy Hill, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of Troy Hill's deposit insurance.

      The FDIC is authorized to establish separate assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund to restore the fund's ratio of reserves to insured deposits to its statutorily set target level within a reasonable time, and may decrease such assessment rates if such target level has been met. Until the SAIF fund meets its target level, savings associations may not transfer to the BIF fund. Furthermore, any such transfers, when permitted, would be subject to exit and entrance fees. Under current FDIC regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital- "well capitalized," "adequately capitalized," and "undercapitalized" - which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the Federal Deposit Insurance Act ("FDIA") as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications. The insurance premiums for Troy Hill for the first semi-annual period in calendar 1996 was .23%.

      The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

      On September 30, 1996, President Clinton signed into law legislation which will eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation provides that all SAIF member institutions pay a one-time special assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

      Effective October 8, 1996, FDIC regulations imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996. Troy Hill's one-time special assessment amounted to $326,000. Net of related tax benefits, the one-time special assessment amounted to $214,000. The payment of such special assessment will have the effect of immediately reducing Troy Hill's capital by such an amount. Nevertheless, management does not believe that this one-time special assessment will have a material adverse effect on THB's consolidated financial condition or cause non-compliance with Troy Hill's regulatory capital requirements.

      On October 16, 1996, the FDIC proposed to lower assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates range from zero basis points to 27 basis points. From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the Financing Corporation while BIF member institutions will pay approximately 1.3 basis points. Troy Hill's insurance premiums, which have amounted to 23 basis points will be reduced to 6.4 basis points. Based upon the $53.4 million of assessable deposits at September 30, 1996, Troy Hill would expect to pay $22,000 less in insurance premiums per quarter during 1997.

      Regulatory Capital Requirements. Federally insured savings associations are required to maintain minimum levels of regulatory capital. Pursuant to FIRREA, the OTS has established capital standards applicable to all savings associations. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

      Current OTS capital standards require savings associations to satisfy three different capital requirements. Under these standards, savings associations must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets, with only a limited exception for purchased mortgage servicing rights. Both core and tangible capital are further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). A savings association is allowed to include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirement, provided that the amount of supplementary capital does not exceed the savings association's core capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for repossessed assets or loans more than 90 days past due. Single-family residential real estate loans which are not past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

      In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital requirement. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0%, multiplied by the market value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a three quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Director of the OTS indicated that it would waive the capital deductions for associations with a greater than "normal" risk until the OTS publishes an appeals process. The OTS has recently indicated that no savings association will be required to deduct capital for interest rate risk until further notice.

      Effective November 28, 1994, the OTS revised its interim policy issued in August 1993 under which savings institutions computed their regulatory capital in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the revised OTS policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

      The following table sets forth certain information concerning Troy Hill's regulatory capital at September 30, 1996.

                     Required             Actual                 Excess
                 ---------------     -----------------     -----------------
                   %      Amount       %        Amount       %        Amount
                 ------   ------     ------     ------     ------     ------
                                   (Dollars in Thousands)

Tangible (1)      1.50%   $1,432      14.93%    $14,254    13.43%     $12,822
Core (1)(2)       3.00     2,865      14.93      14,254    11.93       11,389
Risk-based (3)    8.00     4,902      24.51      15,022    16.51       10,120

----------
(1) Tangible and core capital are computed as a percentage of adjusted total assets of $95.5 million. Risk-based capital is computed as a percentage of total risk-weighted assets of $61.3 million.

(2) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized," under applicable regulations as discussed below. See "- Prompt Corrective Action."

(3) Does not reflect the interest-rate risk component to the risk-based capital requirement, the effective date of which has been postponed, as discussed above.

      Prompt Corrective Action. Under Section 38 of the FDIA, as added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In early September 1992, the federal banking agencies, including the OTS, adopted substantially similar regulations which are intended to implement Section 38 of the FDIA. These regulations became effective December 19, 1992. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Section 38 of the FDIA and the regulations promulgated thereunder also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). At September 30, 1996, Troy Hill was in the "well capitalized" category.

      Safety and Soundness. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to
(i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. The compensation standards would prohibit employment contracts or other compensatory arrangements that provide excess compensation, fees or benefits or could lead to material financial loss. In addition, each federal banking regulatory agency must prescribe, by regulation or guideline, standards relating to asset quality, earnings and stock valuation as the agency determines to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems,
(b) internal audit system, (c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth, and (g) compensation, fees and benefits. Under the proposed asset quality and earnings standards, Troy Hill would be required to establish and maintain systems to (i) identify problem assets and prevent deterioration in those assets, and (ii) evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital reserves. Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. If a savings association fails to meet any of the standards promulgated by regulation, then such institution will be required to submit a plan within 30 days to the OTS specifying the steps it will take to correct the deficiency. In the event that a savings association fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the federal banking agency, Section 39 of the FDIA provides that the OTS must order the institution to correct the deficiency and may (1) restrict asset growth; (2) require the savings association to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the savings association may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action. Troy Hill believes that it has been and will continue to be in compliance with each of the standards as they have been adopted by the OTS.

      Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the required minimum liquid asset ratio is 5%. Troy Hill has consistently exceeded such regulatory liquidity requirement and, at September 30, 1996, had a liquidity ratio of 7.10%.

      Qualified Thrift Lender Test. Under Section 2303 of the Economic Growth and regulatory Paperwork Reduction Act of 1996, a savings association can comply with the QTL test by either meeting the QTL test set forth in the HOLA and implementing regulations or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code"). A savings association that does not comply with the QTL Test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any advances from its FHLB; and
(iv) payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

      The QTL Test set forth in the HOLA requires that Qualified Thrift Investments ("QTIs") represent 65% of portfolio assets. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTIs are residential housing related assets. The 1996 amendments allow small business loans, credit card loans, student loans and loans for personal, family and household purposes to be included without limitation as qualified investments. At September 30, 1996, approximately 89.18% of Troy Hill's assets were invested in QTIs, which was in excess of the percentage required to qualify Troy Hill under the QTL test in effect at that time.

      Restrictions on Capital Distributions. OTS regulations govern capital distributions by savings associations, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings association to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from associations meeting at least their minimum capital requirements, so long as such associations notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

      Generally, savings associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, or Tier 1 associations, may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the association's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets. "Fully phased-in capital requirement" is defined to mean an association's capital requirement under the statutory and regulatory standards to be applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the association.

      Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their minimum capital requirements, may make capital distributions during any calendar year up to 75% of net income over the most recent four-quarter period.

      In order to make distributions under these safe harbors, Tier 1 and Tier 2 associations must submit written notice to the OTS 30 days prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association (a Tier 3 association is an association that does not meet current minimum capital requirements or has been notified by the OTS that it will be treated as a Tier 3 association because it is in need of more than normal supervision and, consequently, a Tier 3 association cannot make any capital distribution without obtaining prior OTS approval) as a result of such a determination. Troy Hill currently is a Tier 1 institution for purposes of the regulation dealing with capital distributions.

      On December 5, 1994, the OTS published a notice of proposed rule making to amend its capital distribution regulation. Under the proposal, associations would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized." An association is adequately capitalized if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more and does not meet the definition of well capitalized. Because Troy Hill is a subsidiary of THB, the proposal would require Troy Hill to provide notice to the OTS of its intent to make a capital distribution. Troy Hill does not believe that the proposal will adversely affect its ability to make capital distributions if it is adopted substantially as proposed.

      OTS regulations also prohibit Troy Hill from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory (or total) capital of Troy Hill would be reduced below the amount required to be maintained for the liquidation account established by it for certain depositors in connection with its conversion to stock form ("Conversion").

      Policy Statement on Nationwide Branching. Effective May 11, 1992, the OTS amended its policy statement on branching by federally chartered savings associations to delete then-existing regulatory restrictions on the branching authority of such associations and to permit nationwide branching to the extent allowed by federal statute. (Prior OTS policy generally permitted interstate branching for federally chartered savings associations only to the extent allowed with respect to state-chartered savings associations in the states where the association's home office was located and where the branch was sought or if the branching resulted from OTS approval of a supervisory interstate acquisition of a troubled institution.) Current OTS policy generally permits a federally chartered savings association to establish branch offices outside of its home state if the association meets the domestic building and loan test in Section 7701(a)(19) of the Code or the asset composition test of subparagraph (c) of that section, and if, with respect to each state outside of its home state where the association has established branches, the branches, taken alone, also satisfy one of the two tax tests. An association seeking to take advantage of this authority would have to have a branching application approved by the OTS, which would consider the regulatory capital of the association and its record under the Community Reinvestment Act of 1977, as amended, among other things.

      Federal Home Loan Bank System. Troy Hill is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

      As a member, Troy Hill is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At September 30, 1996, Troy Hill was in compliance with this requirement.

      As a result of FIRREA, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low-and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. For the three months ended September 30, 1996 and the years ended June 30, 1996, 1995 and 1994 dividends paid by the FHLB of Pittsburgh to Troy Hill totalled approximately $19,000, $32,000, $20,000 and $22,000, respectively.

      Federal Reserve System. The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At September 30, 1996, Troy Hill was in compliance with applicable requirements. However, because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

Federal and State Taxation

      General. THB and Troy Hill are subject to the generally applicable corporate tax provisions of the Code, as well as certain additional provisions of the Code which apply to thrifts and other types of financial institutions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to THB and Troy Hill.

      Fiscal Year. THB and Troy Hill file federal income tax returns on the basis of a June 30 fiscal year.

      Method of Accounting. Troy Hill maintains its books and records for federal income tax purposes using the accrual method of accounting. The accrual method of accounting generally requires that items of income be recognized when all events have occurred that establish the right to receive the income and the amount of income can be determined with reasonable accuracy, and that items of expense be deducted at the later of (i) the time when all events have occurred that establish the liability to pay the expense and the amount of such liability can be determined with reasonable accuracy or (ii) the time when economic performance with respect to the item of expense has occurred.

      Bad Debt Reserves. Under applicable provisions of the Code, savings institutions such as Troy Hill are permitted to establish reserves for bad debts and to make annual additions thereto which qualify as deductions from taxable income. The bad debt deduction is generally based on a savings institution's actual loss experience (the "Experience Method"). In addition, provided that certain definitional tests relating to the composition of assets and the nature of its business are met, a savings institution through tax years beginning in 1995 could elect annually to compute its allowable addition to its bad debt reserves for qualifying real property loans (generally loans secured by improved real estate) by reference to a percentage of its taxable income (the "Percentage Method").

      Under the Experience Method, the deductible annual addition is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (i) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (ii) the balance in the reserve account at the close of Troy Hill's "base year," which was its tax year ended December 31, 1987.

      Under the Percentage Method, the bad debt deduction with respect to qualifying real property loans was computed as a percentage of Troy Hill's taxable income before such deduction, as adjusted for certain items (such as capital gains and the dividends received deduction). Under this method, a qualifying institution such as Troy Hill generally could deduct 8% of its taxable income.

      The Percentage Method deduction was limited to the excess of 12% of savings accounts at year end over the sum of surplus, undivided profits and reserves at the beginning of the year. For taxable years ended on or before December 31, 1993, Troy Hill generally elected to use the Percentage Method to compute the amount of its bad debt deduction with respect to its qualifying real property loans.

      The income of THB would not be subject to the bad debt deduction allowed Troy Hill, whether or not consolidated tax returns are filed; however, losses of THB or its subsidiaries included in the consolidated tax returns may reduce the bad debt deduction allowed Troy Hill if a deduction is claimed under the Percentage Method.

      On August 20, 1996, President Clinton signed legislation which will eliminate the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The new legislation also requires a thrift to generally recapture the excess of its current tax reserves over its 1987 base year reserves. As THB has previously provided deferred taxes on this amount, no additional financial statement tax expense should result from this new legislation. The recapture amount may be suspended for two years if Troy Hill meets certain residential lending origination requirements.

      Distributions. If Troy Hill were to distribute cash or property to its sole stockholder having a total fair market value in excess of its accumulated tax-paid earnings and profits, or were to distribute cash or property to its stockholder in redemption of its stock, Troy Hill would generally be required to recognize as income an amount which, when reduced by the amount of federal income tax that would be attributable to the inclusion of such amount in income, is equal to the lesser of: (i) the amount of the distribution or (ii) the sum of
(a) the amount of the accumulated bad debt reserve of Troy Hill with respect to qualifying real property loans (to the extent that additions to such reserve exceed the additions that would be permitted under the experience method) and
(b) the amount of Troy Hill's supplemental bad debt reserve.

      As of September 30, 1996, Troy Hill's accumulated bad debt reserve for qualifying real property loans and its supplemental bad debt reserve balances were approximately $1.7 million and $300,000, respectively. Troy Hill believes it has approximately $7.3 million of accumulated earnings and profits as of September 30, 1996, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met.

      Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years beginning after 1989, 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over
(ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

      Audit by IRS. Troy Hill's federal income tax returns for taxable years through December 31, 1993 have been closed for the purpose of examination by the Internal Revenue Service.

      State Taxation. THB is subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporate Net Income Tax rate is currently 11.99% and is imposed on THB's unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of 1.3% of a corporation's capital stock value, which is determined in accordance with a fixed formula based upon average net income and net worth.

      Troy Hill is taxed under the Pennsylvania Mutual Thrift Institutions Tax Act (enacted on December 13, 1988 and amended in July 1989) (the "MTIT"), as amended to include thrift institutions having capital stock. Pursuant to the MTIT, Troy Hill's tax rate is 11.5%. The MTIT exempts Troy Hill from all other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The MTIT is a tax upon net earnings, determined in accordance with GAAP with certain adjustments. The MTIT, in computing GAAP income, allows for the deduction of interest earned on state and federal securities, while disallowing a percentage of a thrift's interest expense deduction in the proportion of those securities to the overall investment portfolio. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes.

                     DESCRIPTION OF PENNFIRST CAPITAL STOCK

General

      PennFirst's Amended and Restated Articles of Incorporation ("PennFirst's Articles") authorize the issuance of capital stock consisting of 10,000,000 shares of PennFirst Common Stock and 5,000,000 shares of serial preferred stock, par value $.01 per share ("PennFirst Preferred Stock"). As of the PennFirst Record Date, there were 4,364,023 shares of PennFirst Common Stock issued and 3,901,780 shares outstanding. No shares of PennFirst Preferred Stock are presently outstanding. The PennFirst Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC. Except to the extent required by governing law, rule or regulation, the shares of capital stock of PennFirst may be issued from time to time by the Board of Directors without further approval of stockholders.

PennFirst Common Stock

      Each share of PennFirst Common Stock has the same relative rights as, and is identical in all respects with, each other share of PennFirst Common Stock. The holders of shares of PennFirst Common Stock possess all rights, including exclusive voting rights, pertaining to the capital stock of PennFirst. Each share of PennFirst Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote, and stockholders of PennFirst are not entitled to cumulate their votes for the election of directors. The holders of PennFirst Common Stock are entitled to dividends when, as and if declared by PennFirst's Board of Directors out of funds legally available therefor. Holders of shares of PennFirst Common Stock are not entitled to preemptive rights with respect to any shares which may be issued. The PennFirst Common Stock is not subject to call or redemption.

      In the event of any liquidation or dissolution of PennFirst, the holders of PennFirst Common Stock are entitled to receive, after payment or provision for payment of all debts and liabilities of PennFirst, all assets of PennFirst available for distribution, in cash or in kind. If PennFirst Preferred Stock should be issued, the holders thereof may have a priority over the holders of PennFirst Common Stock in the event of liquidation or dissolution.

PennFirst Preferred Stock

      The Board of Directors of PennFirst is authorized to issue PennFirst Preferred Stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of PennFirst Preferred Stock and the qualifications, limitations and restrictions thereof. PennFirst Preferred Stock may rank prior to PennFirst Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into PennFirst Common Stock. The holders of any class or series of PennFirst Preferred Stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Pennsylvania law. PennFirst does not have any current plans to issue any such stock.

                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS

      The rights of holders of THB Common Stock are governed by the BCL and THB's Articles of Incorporation ("THB's Articles") and Bylaws, while the rights of holders of PennFirst Common Stock are governed by the BCL and PennFirst's Amended and Restated Articles of Incorporation ("PennFirst's Articles") and Bylaws. Both THB and PennFirst are Pennsylvania corporations and, as described below, there are many similarities in the substantive provisions of the respective articles of incorporation and bylaws of THB and PennFirst. Accordingly, as discussed below, the rights of stockholders of THB are similar in many respects to the rights of stockholders of PennFirst. The discussion herein is not intended to be a complete statement of the differences affecting the rights of THB's stockholders, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. This summary is qualified in its entirety by reference to the BCL, THB's Articles and Bylaws, and PennFirst's Articles and Bylaws.

Authorized Capital Stock

      THB's Articles authorize the issuance of up to 10,000,000 shares of THB Common Stock, of which 1,124,125 shares were issued and 1,067,917 shares were outstanding as of the THB Record Date, and up to 5,000,000 shares of serial preferred stock, no par value per share ("THB Preferred Stock"), of which no shares were issued and outstanding as of the THB Record Date. The THB Preferred Stock is issuable in series, each series having such rights and preferences as THB's Board of Directors may fix and determine by resolution.

      PennFirst's Articles authorize the issuance of up to 10,000,000 shares of PennFirst Common Stock, of which 4,364,023 shares were issued and 3,901,780 shares were outstanding as of the PennFirst Record Date, and up to 5,000,000 shares of PennFirst Preferred Stock, of which no shares were issued and outstanding as of the PennFirst Record Date. The PennFirst Preferred Stock is issuable in series, each series having such rights and preferences as PennFirst's Board of Directors may fix and determine by resolution.

Amendment of Governing Instruments

      Under the BCL, no amendment to a corporation's articles of incorporation may be made unless it is first proposed by the board of directors, or, unless otherwise provided in the articles, by petition of stockholders entitled to cast at least 10% of the votes that all stockholders are entitled to cast thereon.

      PennFirst's Articles provide that no amendment may be made unless it is first approved by the Board of Directors and thereafter is approved by the holders of a majority of the shares of PennFirst Common Stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Article 7 (directors), Article 8 (preemptive rights), Article 9 (indemnification, etc. of officers, directors, employees and agents), Article 10 (meetings of stockholders and stockholder proposals), Article 11 (restrictions on offers and acquisitions of PennFirst's equity securities) and Article 12 (amendment of articles and bylaws), which may not be amended without the affirmative vote of the holders of at least 75% of the shares of PennFirst Common Stock entitled to vote generally in an election of directors. THB's Articles contains comparable amendment language.

      PennFirst's Bylaws may be amended by a majority vote of the Board of Directors or by the affirmative vote of the holders of a majority of the shares of PennFirst Common Stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Sections 2.3 (organization and conduct of stockholders' meetings), 4.1 (number and powers of board of directors), 4.2 (change of number of board of directors), 4.3 (vacancies in board of directors) and 4.4 (removal of directors) of the Bylaws and Articles VIII (personal liability of directors) and XII (amendments), which may not be amended without the affirmative vote of the holders of at least 75% of the shares of PennFirst Common Stock entitled to vote generally in an election of directors. THB's Articles contain comparable amendment language for the amendment of THB's Bylaws.

Removal of Directors and Vacancies

      Under PennFirst's Articles, any director may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. In addition, under PennFirst's Articles, vacancies in PennFirst's Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by PennFirst's Board of Directors, acting by a vote of a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until his successor is elected and qualified. THB's Articles contains comparable language to remove directors and fill vacancies.

Director Indemnification and Liability

      PennFirst's Articles and Bylaws provide that a director of PennFirst will not be personally liable for monetary damages for actions taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited. This provision, which is permitted under the Pennsylvania Directors'

Liability Act, does not limit the personal liability of the directors of PennFirst for monetary damages for breaches of the standard of care imposed on directors as fiduciaries which constitute self-dealing, willful misconduct or recklessness. In addition, this provision does not limit the liability of directors arising under any criminal statute or for the payment of any federal, state or local taxes. This provision applies to actions taken by a director only in that capacity; it does not apply to actions taken in any other capacity, including that of an officer. PennFirst's Articles and Bylaws also provide that any amendment or repeal of this provision will not adversely affect any right of a director of PennFirst with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      PennFirst's Articles provide that PennFirst shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of PennFirst. Indemnification will be furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also permit PennFirst to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by PennFirst's Board of Directors, provided that the indemnified person undertakes to repay PennFirst if it is ultimately determined that such person was not entitled to indemnification.

      The rights of indemnification provided in PennFirst's Articles are not exclusive of any other rights which may be available under PennFirst's Bylaws, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, PennFirst's Articles authorize PennFirst to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of PennFirst, whether or not PennFirst would have the power to provide indemnification to such person. By action of the Board of Directors, PennFirst may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in PennFirst's Articles and Bylaws regarding indemnification.

      THB's Articles and Bylaws also contain the aforementioned director indemnification and liability provisions.

Special Meetings of Stockholders

      Pursuant to PennFirst's Articles and THB's Articles, special meetings of stockholders may be called by the Chairman of the Board, the President or by a majority of the Board of Directors.

Actions by Stockholders Without a Meeting

      PennFirst's Articles and THB's Articles provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote thereon.

Stockholder Nominations and Proposals

      PennFirst's Articles provide that all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, be made by a stockholder who has complied with the notice provisions in PennFirst's Articles. Written notice of a stockholder nomination must be communicated to the attention of the Secretary of PennFirst and either delivered to, or mailed and received at, the principal executive offices of PennFirst not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of PennFirst. Each such notice shall set forth the information required by Article 7.F of PennFirst's Articles.

      PennFirst's Articles also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. For business to be properly brought before an annual meeting, such business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Secretary of PennFirst. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive office of PennFirst not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article 10.F of PennFirst's Articles. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the PennFirst Articles, and any such business not properly brought before the annual meeting shall not be transacted. THB's Articles contain comparable language on stockholder nominations and proposals.

Provisions Affecting Business Combinations and Control Share Acquisitions

      The BCL contains four "anti-takeover" sections that apply to registered corporations relating to control share acquisitions, the disgorgement of profits by certain controlling persons, business combination transactions with interested stockholders and the ability of stockholders to put their stock following a control transaction. A corporation that was a registered corporation on April 27, 1990 could opt-out of the "control share acquisition" or "disgorgement of profits" provisions by an explicit amendment of its bylaws adopted by its board of directors on or before July 26, 1990. A corporation that became a registered corporation after April 27, 1990 could opt out by an explicit provision in its original articles of incorporation or by an explicit amendment to its articles of incorporation adopted on or before 90 days after the corporation first becomes a registered corporation. PennFirst has opted out of the "control share acquisitions" section of the BCL, while THB not has opted out of any of the four "anti-takeover" sections.

      The disgorgement of profits section of the BCL generally provides that a corporation will be entitled to recover any "profit" realized by a "controlling person or group" from the disposition of any equity security of the corporation that occurs within 18 months after the date when that person or group became a controlling person or group, if the equity security was acquired within 24 months before or 18 months after such date. Generally, a "controlling person or group" for such purposes is any person or group who has (i) acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares that would entitle the holder thereof to cast at least 20% of the votes that all stockholders would be entitled to cast in an election of directors or (ii) directly or indirectly, publicly disclosed or caused to be disclosed that it may wish to acquire control of a corporation through any means.

      The business combination transaction with an interested stockholder section of the BCL provides that certain transactions with an "interested stockholder," including mergers, consolidations, share exchanges and sales of assets, must be approved by the holders of a majority of the disinterested shares in addition to any other approvals that may be required. This requirement does not apply if the transaction is approved by a disinterested majority of the board of directors or if the consideration paid to the other stockholders in the transaction is not less than the highest amount paid by the interested stockholder in acquiring shares. An "interested stockholder" includes any stockholder who is a party to the transaction or who is treated differently from the other stockholders and affiliates of the interested stockholder.

      Under the provision of the BCL that permits stockholders to put their shares, stockholders of a registered corporation that becomes subject to a "control transaction" can demand from the controlling person or group payment in cash for his or her shares an amount equal to the fair value of his or her shares on the date that the "control transaction" occurred. A "control transaction" for such purposes is the acquisition of 20% or more of a corporation's voting shares by a person or group, with several exceptions.

Acquisition of Capital Stock

      THB's Articles and PennFirst's Articles both provide that until five years from the completion of the conversion of the respective savings bank from mutual to stock form, June 24, 1999 and June 13, 1995, respectively, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of an equity security of THB or PennFirst, respectively. With respect to THB, the foregoing restrictions do not apply to, among other things, any offer or acquisition approved in advance by the affirmative vote of two-thirds of THB's Board of Directors. The proposed Merger was approved in advance by the affirmative vote of more than two-thirds of THB's Board and, accordingly, is not subject to the foregoing restrictions.

                              STOCKHOLDER PROPOSALS

PennFirst

      Any proposal which a stockholder wished to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Stockholders of PennFirst, must have been received at the principal executive offices of PennFirst, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117,
Attention: Secretary, no later than Tuesday, October 22, 1996. No proposals were received by such date.

      Stockholder proposals which are not submitted for inclusion in PennFirst's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article 10.F of PennFirst's Articles as described above. See "Comparison of the Rights of Stockholders - Stockholder Nominations and Proposals."

THB

      If the Merger is not consummated prior to THB's annual meeting of stockholders, any proposal which a stockholder wished to have included in THB's proxy statement and form of proxy relating to THB's 1997 Annual Meeting of Stockholders must have been received by THB at 1706 Lowrie Street, Pittsburgh, Pennsylvania 15212 by June 2, 1997.

                                 LEGAL OPINIONS

      The legality of the shares of PennFirst Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to PennFirst.

                                     EXPERTS

      The consolidated financial statements of PennFirst as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for income taxes in 1993 and to a change in accounting for certain debt and equity securities during 1994.

      The consolidated financial statements of THB as of June 30, 1996, and for the year ended June 30, 1996, have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial Statements of THB as of June 30, 1995 and 1994, and for each of the years in the two-year period ended June 30, 1995, included in this Joint Proxy Statement/Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

      On April 10, 1996, the Board of Directors of THB terminated the services of Grant Thornton LLP as THB's independent auditors. For the fiscal years ended June 30, 1995 and 1994 and up to the date of the discontinuation of services of Grant Thornton LLP, there were no disagreements with Grant Thornton LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                 INDEX TO THB CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Reports of Independent Certified Public Accountants........................  F-1

Consolidated Statements of Financial Condition at September 30, 1995
  (unaudited) and June 30, 1996 and 1995 (audited).........................  F-3

Consolidated Statements of Earnings for the three months
  ended September 30, 1996 and 1995 (unaudited) and for the years ended June 30, 1996, 1995 and 1994 (audited).............................  F-4

Consolidated Statements of Stockholders' Equity for the three months ended September 30, 1996 (unaudited) and for the
  years ended June 30, 1996, 1995 and 1994 (audited).......................  F-6

Consolidated Statements of Cash Flows for the three months
  ended September 30, 1996 and 1995 (unaudited) and for the years ended June 30, 1996, 1995 and 1994 (audited).............................  F-7

Notes to Consolidated Financial Statements.................................  F-9

                          [KPMG PEAT MARWICK LLP LETTERHEAD]



                             Independent Auditors' Report




The Board of Directors
Troy Hill Bancorp, Inc.:


We have audited the accompanying consolidated statement of financial condition of Troy Hill Bancorp, Inc. and subsidiary (the Company) as of June 30, 1996, and the related consolidated statement of earnings, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of the Company as of June 30, 1995, and for each of the years in the two-year period then ended were audited by other auditors whose report thereon dated August 11, 1995, expressed an unqualified opinion with an explanatory paragraph for changes in accounting for investment securities in 1995 and income taxes in 1994 on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Troy Hill Bancorp, Inc. and subsidiary as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP



Pittsburgh, Pennsylvania
August 16, 1996, except as to
          note 18, which is as of
          September 16, 1996

                        [GRANT THORNTON LLP LETTERHEAD]



                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Troy Hill Bancorp, Inc.


          We have audited the accompanying consolidated statements of financial condition of Troy Hill Bancorp, Inc. and subsidiary as of June 30, 1995 and the related statements of earnings, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Troy Hill Bancorp, Inc. and subsidiary as of June 30, 1995 and the consolidated results of their operations and cash flows for each of the two years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

          As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1995 and income taxes in 1994.


                                        /s/ Grant Thornton LLP


Pittsburgh, Pennsylvania
August 11, 1995

                               TROY HILL BANCORP, INC.
                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    (IN THOUSANDS)

                                                  SEPTEMBER 30,            JUNE 30,
                                                      1996              1996      1995
                                                      ----              ----      ----
                                                   (UNAUDITED)
                ASSETS


Cash and due from banks                              $ 3,057             2,869     1,469

Investment and mortgage-backed securities
  - available for sale (amortized cost $9,108,
  $11,819 and $10,750) (note 2)                        9,003            11,731    10,831
Investment securities - held to maturity
  (market value $-0-, $-0- and $7,134) (note 3)           --                --     7,301
Loans held for sale                                       --                --       272
Loans receivable, net (notes 1, 4 and 5)              83,882            74,552    53,180
Premise and equipment, net (note 6)                      634               653       602
Federal Home Loan Bank stock at cost (note 8)          1,348               929       286
Real estate owned                                        483               462       330
Accrued interest receivable (notes 2 and 4)              623               546       470
Deferred income tax benefit (note 10)                    366               359       288
Other assets                                              74                82        62
                                                     -------            ------    ------
       Total assets                                  $99,470            92,183    75,091
                                                     -------            ------    ------
                                                     -------            ------    ------
   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Savings deposits (note 7)                          52,655            53,960    50,610
   Advances from Federal Home Loan Bank (note 9)      26,950            18,583     5,750
   Advances by borrowers for taxes and insurance         742             1,185       986
   Accrued expenses and other liabilities              1,110               415       529
                                                     -------            ------    ------
       Total liabilities                              81,457            74,143    57,875

Commitments and contingencies (note 5)

Stockholders' equity (notes 1, 10, 13 and 15):
   Preferred stock, no par value , 5,000,000 shares
      authorized and unissued                             --                --        --
   Common stock, $.01 par value, 10,000,000 shares
      authorized, 1,124,125 shares issued                 11                11        11
   Additional paid-in capital                         10,624            10,614    10,591
   Retained earnings, substantially restricted         9,348             9,395     8,657
   Treasury stock - at cost, 56,208 shares              (703)             (703)     (703)
   Shares acquired by the recognition and
      retention plan                                    (463)             (463)     (543)
   Unearned ESOP shares                                 (732)             (756)     (850)
   Unrealized gain (loss) on investment
      securities available for sale, net of taxes        (72)              (58)       53
                                                     -------            ------    ------
       Total stockholders' equity                     18,013            18,040    17,216
                                                     -------            ------    ------
       Total liabilities and stockholders' equity    $99,470            92,183    75,091
                                                     -------            ------    ------
                                                     -------            ------    ------


             See accompanying notes to consolidated financial statements.

                               TROY HILL BANCORP, INC.

                         Consolidated Statements of Earnings

                                    (In thousands)

                                        Three months ended            Year ended
                                           September 30,               June 30,
                                        ------------------     ------------------------
                                          1996       1995      1996      1995      1994
                                          ----       ----      ----      ----      ----
                                                                (unaudited)
Interest income:
   Loans                                  $1,700     1,226     5,334     3,957     3,655
   Investment securities                      95       148       568       575       400
   Mortgage-backed securities                 89       116       443       493       256
   Interest-bearing deposits and
      other                                   20        33       124       126       179
                                          ------     -----     -----     -----     -----
            Total interest income          1,904     1,523     6,469     5,151     4,490

Interest expense:
   Interest on savings deposits
      (note 7)                               614       615     2,484     1,902     1,736
   Interest on advances and other
      borrowings                             322       123       588       253       199
                                          ------     -----     -----     -----     -----
            Total interest expense           936       738     3,072     2,155     1,935
                                          ------     -----     -----     -----     -----

            Net interest income              968       785     3,397     2,996     2,555

Provision for loan losses (note 4)            30        30       220        10        80
                                          ------     -----     -----     -----     -----
            Net interest income after
               provision for loan
               losses                        938       755     3,177     2,986     2,475

Noninterest income:
   Loan fees and service charges              20        15        47        45        39
   Gain on sales of loans                     --        32       126        75       264
   Gain (loss) on sales of investment
      securities                               6        --        (5)      (36)       --
   Other                                      33        10        42        37        35
                                          ------     -----     -----     -----     -----
            Total noninterest income          59        57       210       121       338

Noninterest expense:
   Salaries and employee benefits
      (note 11)                              214       209       854       762       601
   Premises and occupancy expense             42        33       164       160       164
   Federal deposit insurance                  24        28       119       100       108
   SAIF insurance assessment (note 5)        326        --        --        --        --
   Other (note 12)                           308       113       563       577       450
                                          ------     -----     -----     -----     -----
            Total noninterest expense        914       383     1,700     1,599     1,323
                                          ------     -----     -----     -----     -----

            Earnings before income
               taxes and cumulative
               effect of change in
               accounting principle           83       429     1,687     1,508     1,490

                                                                     (Continued)

                               TROY HILL BANCORP, INC.

                                    (In thousands)

                                            Three months ended         Year ended
                                              September 30,             June 30,
                                            ------------------   ----------------------
                                               1996     1995     1996     1995     1994
                                               ----     ----     ----     ----     ----
                                                                 (unaudited)
Provision for income taxes (notes 1
   and 10)                                     $ 31     167        599    589        611
                                               ----     ---      -----    ---      -----
       Earnings before cumulative effect
          of change in accounting principle      52     262      1,088    919        879

Cumulative effect of change in accounting
   principle (notes 1 and 10)                    --      --         --     --        200
                                               ----     ---      -----    ---      -----
       Net earnings                            $ 52     262      1,088    919      1,079
                                               ----     ---      -----    ---      -----
                                               ----     ---      -----    ---      -----

Earnings per share (note 1)                    $.05     .25       1.09    .89        N/A
                                               ----     ---      -----    ---      -----
                                               ----     ---      -----    ---      -----

See accompanying notes to consolidated financial statements.

                               TROY HILL BANCORP, INC.

                   Consolidated Statements of Stockholders' Equity

              For the Three Months Ended September 30, 1996 (Unaudited),
                 and for the Years Ended June 30, 1996, 1995 and 1994

                                    (In thousands)

                                                                       Shares acquired                Unrealized
                                       Additional                      by recognition    Unearned   gain (loss) on     Total
                             Common     paid-in    Retained  Treasury  and retention       ESOP       investment    stockholders'
                             stock      capital    earnings   stock         plan          shares      securities       equity

Balance at June 30, 1993       $--           --       6,873        --          --            --             --           6,873

Net earnings                    --           --       1,079        --          --            --             --           1,079
Common stock issued             11       10,581          --        --          --          (944)            --           9,648
                               ---       ------       -----      ----        ----          ----           ----          ------
Balance at June 30, 1994        11       10,581       7,952        --          --          (944)            --          17,600

Net earnings                    --           --         919        --          --            --             --             919
Adoption of SFAS 115,
   unrealized loss available
   for sale securities net of
   tax                          --           --          --        --          --            --           (150)           (150)

Cash dividend declared at $.21
   per share                    --           --        (214)       --          --            --             --            (214)
Change in market value of
   securities available for
   sale, net of deferred taxes  --           --          --        --          --            --            203             203
Stock acquired for recognition
   and retention plan           --           --          --        --        (543)           --             --            (543)
Principal payment on ESOP debt  --           10          --        --          --            94             --             104
Acquisition of treasury stock   --           --          --      (703)         --            --             --            (703)
                               ---       ------       -----      ----        ----          ----           ----          ------
Balance at June 30, 1995        11       10,591       8,657      (703)       (543)         (850)            53          17,216

Net earnings                    --           --       1,088        --          --            --             --           1,088
Cash dividend declared at $.36
   per share                    --           --        (350)       --          --            --            --             (350)
Change in market value of
   securities available for
   sale, net of tax             --           --          --        --          --            --           (111)           (111)
Amortization of recognition
   and retention plan awards    --           --          --        --          80            --             --              80
Principal payment on ESOP debt  --           23          --        --          --            94             --             117
                               ---       ------       -----      ----        ----          ----           ----          ------
Balance at June 30, 1996        11       10,614       9,395      (703)       (463)         (756)           (58)         18,040

Net earnings                    --           --          52        --          --            --            --               52
Cash dividends declared at
   $.10 per share               --           --         (99)       --          --            --            --              (99)
Change in market value of
   securities available for
   sale, net of tax             --           --          --        --          --            --            (14)            (14)
Principal payment on ESOP debt  --           10          --        --          --            24             --              34
                               ---       ------       -----      ----        ----          ----           ----          ------
Balance at September 30, 1996  $11       10,624       9,348      (703)       (463)         (732)           (72)         18,013
                               ---       ------       -----      ----        ----          ----           ----          ------
                               ---       ------       -----      ----        ----          ----           ----          ------

                  See accompanying notes to consolidated financial statements.

                               TROY HILL BANCORP, INC.

                        Consolidated Statements of Cash Flows

                                    (In thousands)


                                                                        Three months ended              Year ended
                                                                           September 30,                 June 30,
                                                                        -------------------   ------------------------------
                                                                          1995       1996       1996       1995       1994
                                                                        --------   --------   --------    --------   --------
                                                                            (unaudited)

Cash flows from operating activities:
  Net earnings                                                          $     52        262      1,088        919      1,079
    Adjustments to reconcile net earnings to net
     cash provided by operating activities:
       Provision for loan losses                                              30         30        220         10         80
       Origination of loans for sale                                          --     (2,719)    (8,504)    (1,064)    (7,234)
       Proceeds from sale of loans                                            --      2,712      8,902        792      7,921
       Depreciation and amortization                                          19         16         75         72         67
       SAIF insurance assessment                                             326         --         --         --         --
       Amortization of deferred loan origination
        fees and accretion of discounts                                      (25)       (21)      (141)      (161)      (245)
       Deferred income tax expense (benefit)                                  15         21        (24)       (41)      (196)
       Decrease (increase) in accrued interest
        receivable                                                           (77)       (30)       (76)       (94)        42
       (Increase) decrease in other assets                                     8         24        (20)        12        (35)
       (Decrease) increase in other liabilities                              369         90       (155)        81        119
       Other                                                                 (28)       255         76        140        (12)
                                                                        --------   --------   --------    -------   --------
         Net cash provided by operating
          activities                                                         689        640      1,441        666      1,586

Cash flows from investing activities:
  Net (increase) decrease in interest-bearing
   deposits in other financial institutions                                   --         --         --         --      2,463
  Purchases of investment securities held to
   maturity                                                                   --         --         --       (766)   (11,894)
  Sale of mortgage-backed securities available for
   sale                                                                    2,548         --      6,691      5,662      1,752
  Purchases of investment securities available
   for sale                                                                   --         --     (2,647)    (7,799)        --
  Principal repayments of mortgage-backed
   and investment securities available for sale                              179      1,076      2,189        691      1,442
  Net decrease (increase) in loans                                        (9,329)    (5,388)   (21,897)   (14,164)     2,285
  Proceeds from sale of real estate owned                                     --         --        314         --         --
  (Purchase) redemptions of Federal Home Loan
   Bank stock                                                               (419)      (331)      (643)        36          5
  Purchases of premises and equipment                                         --         (1)      (121)       (59)       (86)
                                                                        --------   --------   --------   --------   --------
         Net cash used in investing
          activities                                                      (7,021)    (4,644)   (16,114)   (16,399)    (4,033)


                                                                    (Continued)

                               TROY HILL BANCORP, INC.

                                    (In thousands)


                                                                        Three months ended              Year ended
                                                                           September 30,                 June 30,
                                                                        -------------------   ------------------------------
                                                                          1995       1996       1996       1995       1994
                                                                        --------   --------   --------    --------   --------
                                                                            (unaudited)

Cash flows from financing activities:
  Net (decrease) increase in savings deposits                           $ (1,305)     1,136      3,350      8,200     (4,315)
  Net (decrease) increase in advances by
   borrowers for taxes and insurance                                        (443)      (396)       199        239        (29)
  Proceeds from issuance of common stock, net                                 --         --         --         --      9,648
  Proceeds from FHLB advances                                             10,367      6,583     26,083      5,750         --
  Payment of FHLB advances                                                (2,000)        --    (13,250)    (3,000)        --
  Dividends paid                                                             (99)       (57)      (309)      (214)        --
  Purchase of shares for retention plan                                       --         --         --       (543)        --
  Purchase of treasury stock                                                  --         --         --       (703)        --
                                                                        --------   --------   --------    --------   --------
         Net cash provided by financing
          activities                                                       6,520      7,266     16,073      9,729      5,304
                                                                        --------   --------   --------    --------   --------

Net (decrease) increase in cash                                              188      3,262      1,400     (6,004)     2,857
Cash and cash equivalents at beginning of year                             2,869      1,469      1,469      7,473      4,616
                                                                        --------   --------   --------    --------   --------
Cash and cash equivalents at end of year                                $  3,057      4,731      2,869      1,469      7,473
                                                                        --------   --------   --------    --------   --------
                                                                        --------   --------   --------    --------   --------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on deposits and borrowings                                 $  614          615      3,019      2,149      1,965
                                                                        --------   --------   --------    --------   --------
                                                                        --------   --------   --------    --------   --------

    Income taxes                                                        $   35           63        690        545        658
                                                                        --------   --------   --------    --------   --------
                                                                        --------   --------   --------    --------   --------

  Noncash investing and financing
   transactions:
    Transfers from loans to real estate
     acquired through foreclosure                                       $   --          335        446        374         16
                                                                        --------   --------   --------    --------   --------
                                                                        --------   --------   --------    --------   --------

    Transfer of securities held to maturity to
     available for sale (note 2)                                        $   --           --      6,950         --         --
                                                                        --------   --------   --------    --------   --------
                                                                        --------   --------   --------    --------   --------




See accompanying notes to consolidated financial statements.

                             TROY HILL BANCORP, INC.

                     Notes to Consolidated Financial Statements

          September 30, 1996 (Unaudited), and June 30, 1996, 1995 and 1994

                           (Dollar Amounts in Thousands)



(1)       Summary of Accounting Policies

          Troy Hill Bancorp, Inc. and subsidiary (the Company) is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest primarily in residential and commercial mortgage loans. The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          The following comprise the significant accounting policies which the Company follows in preparing and presenting their consolidated financial statements:

          Conversion to Stock Form

          On June 24, 1994, Troy Hill Federal Savings and Loan Association
             (the Association) completed its conversion from a federally chartered, mutual savings and loan association to a federally chartered, stock savings bank known as Troy Hill Federal Savings Bank (Troy Hill), followed by the issuance of all of Troy Hill's outstanding common shares to the Company, a newly formed holding company. The financial statements for the periods prior to June 24, 1994, are those of the Association prior to the conversion and reorganization.

          Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Troy Hill. All significant intercompany transactions have been eliminated.

          Basis of Presentation

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. The unaudited interim financial statements for the three months ended September 30, 1996 and 1995, reflect all adjustments (consisting of only normal recurring accruals except for the item noted in note 5 relating to the SAIF insurance assessment) which, in the opinion of management are necessary to present fairly the results for interim periods. Results of the interim periods are not necessarily indicative of results to be expected for the full year.

          Loans Held for Sale

          Mortgage loans originated and intended for sale are carried at lower of cost or market value determined in the aggregate.


                                                                  (Continued)
                                    F-9

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)



          Investment and Mortgage-Backed Securities Available for Sale

          On July 1, 1994, the Company adopted Statement of Financial
             Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. Those investments are classified in three categories and accounted for based on the respective classification. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included currently in income. Debt and equity securities classified as neither held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity, net of income taxes. The Company did not classify any debt or equity securities as trading securities in 1996 or 1995. In periods prior to July 1, 1994, investments securities and mortgage-backed securities were stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method.

          Gains and losses on sales of securities are recognized using the specific identification method. Purchases and sales of securities are accounted for on a settlement date basis which is not materially different than use of the trade date basis.

          Loans Receivables

          Loans receivable are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is credited to income as earned. Interest earned on loans for which no payments were received during the month is accrued. Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is re-established, in which case the loan is returned to accrual status. If the collection of principal is in doubt in whole or in part, all payments received on nonaccrual loans are credited to principal until such doubt is eliminated. Monthly mortgage loan payments are adjusted annually to cover insurance and tax requirements.

          Loan origination fees received, net of certain direct origination costs are deferred on a loan-by-loan basis and amortized to interest income using a method which approximates the interest method, giving effect to actual loan prepayments.

                                                                  (Continued)
                                    F-10

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)



          On July 1, 1995, the Company adopted SFAS No. 114, "Accounting by
             Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which provide guidelines for measuring and reporting impairment losses on loans. A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All nonperforming loans, excluding consumer, lease and certain single-family loans, are considered to be impaired loans. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference by either an allocation of the allowance for loan losses or by a provision for loan losses, depending on the adequacy of the allowance for loan losses. Impaired loans at September 30, 1996, were $184 (unaudited) and $105 at June 30, 1996, that had a related impairment reserve of $28 (unaudited) and $16 at June 30, 1996. Average impaired loans during the year ended June 30, 1996, were $269 ($131 (unaudited) for the three months ended September 30, 1996). During the year 1996, the Company recognized $15 of interest revenue on impaired loans, ($2 (unaudited) for the three months ended September 30, 1996) all of which was recognized using the cash basis method of income recognition.

          Provision for Loan Losses

          Provisions for estimated losses on loans are charged to earnings in an amount that results in an allowance for loan losses sufficient, in management's judgment, to cover anticipated losses based on management's periodic evaluation of known and inherent risks in the loan portfolio, past and expected future loss experience of the Company, current economic conditions, adverse situations which may affect a specific borrower's ability to repay, the estimated value of any underlying collateral and other relevant factors.

          Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies can require the Company to adjust the allowance based on their judgments about information available to them at the time of their examination.



                                                                  (Continued)
                                    F-11

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)



          Real Estate Owned

          Real estate owned (properties acquired by foreclosure or voluntarily conveyed by delinquent borrowers in lieu of foreclosure) are recorded as of the acquisition date at the lower of cost or fair value less estimated costs to sell as established by a current appraisal. Costs relating to development and improvement of the property are capitalized, whereas costs relating to the holding of such real estate are expensed as incurred. Subsequent to acquisition, valuations are periodically performed by management; and the carrying value of the real estate acquired is subsequently adjusted by establishing a valuation allowance and recording a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. Gains and losses from the sale of real estate are recognized upon sale and are based upon the net carrying value of the related property.

          Premises and Equipment

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the related assets of five to forty years. Accelerated methods are used for income tax purposes.

          Interest on Savings Deposits

          Interest on savings deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

          Income Taxes

          Deferred taxes are provided for under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                                                  (Continued)
                                    F-12

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)



          Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents consists of cash and due from banks.

          Earnings Per Share

          Earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares and common stock equivalents outstanding during the period. Such shares amounted to 1,005,655 (unaudited) for the three months ended September 30, 1996, and 995,480 and 1,035,235 for the years ended June 30,
             1996 and 1995. Shares outstanding for 1996 and 1995, do not include ESOP shares that were purchased and unallocated during 1996 and 1995 in accordance with SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Shares granted but not yet issued under the Company's stock option plan are considered common stock equivalents for earnings per share calculations.

          For fiscal year ended June 30, 1994, the provisions of Accounting
             Principles Board Opinion No. 15, "Earnings Per Share," are not applicable as the Company converted to the stock form of ownership in June 1994.

          Reclassifications

          Certain items previously reported have been reclassified to conform to the current year's reporting format.

(2)       Investment and Mortgage-Backed Securities Available for Sale

          The amortized cost, gross unrealized gains, gross unrealized losses and estimated market value of investment and mortgage-backed securities available for sale are as follows:

                                           September 30, 1996
                           -----------------------------------------------
                                        Gross      Gross       Estimated
                           Amortized  unrealized  unrealized    market
                              cost     gains       losses       value
                           --------   ----------  ----------   ---------
                                                (unaudited)

U.S. agency securities     $ 2,543       --         (76)         2,467

Collateralized mortgage
obligations                    500       --         (12)           488

Mortgage-backed securities   1,890       34          ---         1,924

Corporate equity securities  4,175       --         (51)         4,124
                           --------   ----------  ----------   ---------
                           $ 9,108       34        (139)         9,003
                           --------   ----------  ----------   ---------
                           --------   ----------  ----------   ---------


                                                                  (Continued)
                                    F-13

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)



                                                  June 30, 1996
                            ---------------------------------------------------
                                          Gross        Gross        Estimated
                             Amortized  unrealized   unrealized      market
                               cost       gains        losses         value
                             --------   ----------   ----------     ---------

U.S. agency securities       $ 2,532       --            (80)         2,452

Collateralized mortgage
obligations                      500       --            (11)           489

Mortgage-backed securities     4,613       68            (15)         4,666

Corporate equity securities    4,174       46            (96)         4,124
                             --------   ----------   ----------     ---------
                             $11,819      114           (202)        11,731
                             --------   ----------   ----------     ---------
                             --------   ----------   ----------     ---------


                                             June 30, 1995
                            --------------------------------------------------
                                          Gross         Gross       Estimated
                             Amortized  unrealized   unrealized      market
                               cost       gains        losses         value
                             --------   ----------   ----------     ---------

U.S. agency securities       $ 1,000        12          --             1,012
Collateralized mortgage
obligations                      500        --         (17)              483

Mortgage-backed securities     6,451       138          (3)           6,586

Corporate equity securities    2,799        45         (94)           2,750
                             --------   ----------   ----------     ---------
                             $10,750       195        (114)          10,831
                             --------   ----------   ----------     ---------
                             --------   ----------   ----------     ---------

          The amortized cost and approximate market value of investment and mortgage-backed securities available for sale by contractual maturities at September 30, 1996, and June 30, 1996, are shown below. Actual maturities will generally differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           September 30,              June 30,
                                                1996                    1996
                                       ----------------------   --------------------
                                                    Estimated              Estimated
                                       Amortized      market    Amortized   market
                                         cost         value       cost      value
                                       ---------    ---------   ---------  ---------
                                             (unaudited)

U.S. agency securities:
   Due within one year or less         $     --         246          --          --

   After one but within five years        1,293       1,246        1,285      1,247

   After five but within ten years        1,250         975        1,247      1,205
                                       ---------    ---------   ---------  ---------
                                          2,543       2,467        2,532      2,452

   Collateralized mortgage
    obligations                             500         488          500        489

   Mortgage-backed securities             1,890       1,924        4,613      4,666

   Corporate equity securities            4,175       4,124        4,174      4,124
                                       ---------    ---------   ---------  ---------
                                        $ 9,108        9,003      11,819     11,731
                                       ---------    ---------   ---------  ---------
                                       ---------    ---------   ---------  ---------

                                                                  (Continued)
                                    F-14

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)

          Sale of investment and mortgage-backed securities available for sale during the three months ended September 30, 1996, and the years ended June 30, 1996 and 1995, resulted in proceeds of $2,548 (unaudited), $6,691 and $5,662, respectively. Gross realized gains of $25 (unaudited), $17 and $60 and gross realized losses of $19 (unaudited), $22 and $96, respectively, were recorded. There were no sales of securities during the three months ended September 30, 1996, and the year ended June 30, 1994.

          Accrued income receivable on securities available for sale and held to maturity was approximately $31 (unaudited), $108 and $166 at September 30, 1996, and June 30, 1996 and 1995, respectively.

          In November 1995, the Financial Accounting Standards Board (FASB)
              issued "A Guide to Implementation of Statement 115 on
             Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers." This guide permitted a one-time reassessment of the appropriateness of the classifications of securities as available for sale or held for investment. The Company transferred approximately $6,900 of investment securities with a market value of $6,800 from the held to maturity category to the securities available for sale category. Concurrent with this redesignation, all but approximately $1,700 of the securities transferred were sold at a realized loss of $5.

(3)       Investment Securities Held to Maturity

          The amortized cost, gross unrealized gains, gross unrealized losses and approximate market value of investment and mortgage-backed securities held to maturity were as follows:

                                          June 30, 1995
                             ---------------------------------------------

                                          Gross       Gross     Estimated
                             Amortized  unrealized  unrealized   market
                               cost       gains       losses      value
                               ----       ----        ------      -----
U.S. agency securities       $ 2,843        -         (106)       2,737
Obligations of state and
   political subdivisions      4,200       11          (50)       4,161
Corporate bonds                  258        -          (22)         236
                             -------       --          ---        -----

                             $ 7,301       11         (178)       7,134
                             -------       --          ---        -----
                             -------       --          ---        -----

                                                                   (Continued)

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)

(4)       Loans Receivable and Allowance for Loan Losses

          Loans receivable are summarized as follows:

                                          September 30,         June 30,
                                              1996          1996       1995
                                              ----          ----       ----
                                          (unaudited)

First mortgage loans:
   One- to four-family residential        $ 59,844          50,587      38,489
   Multi-family residential                  5,821           5,297         530
   Nonresidential                            6,936           7,641       4,186
   Construction                             13,402          13,678      11,629
                                          --------          ------      ------
                                            86,003          77,203      54,834

Commercial loans                             1,026             597         525
Consumer loans:
   Loans secured by savings accounts            89              96          78
   Home equity and second mortgage           3,376           3,187       2,585
   Automobile                                    7               8          17
                                          --------          ------      ------
                                             3,472           3,291       2,680

Less:
   Deferred loan origination fees              724             655         635
   Loans in process                          5,208           5,224       3,557
    Allowance for loan losses                   687             660        667
                                           --------          ------     ------
                                             6,619           6,539       4,859
                                           --------          ------     ------
                                          $ 83,882          74,552      53,180
                                           --------          ------     ------
                                          --------          ------      ------

          The Company's lending efforts have historically focused on one- to four-family residential and construction real estate loans, primarily in the western Pennsylvania area. Generally, such loans have been underwritten on the basis of 80% loan to value ratio or mortgage insurance was required. The Company, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Company's primary lending area are currently stable.

                                                                   (Continued)

                              TROY HILL BANCORP, INC.

                           (Dollar Amounts in Thousands)

          In the normal course of business, the Company has made loans to directors and officers. An analysis of aggregate loan activity with related parties is as follows:

                                                                   Three months
                                                                       ended        Year ended
                                                                   September 30,     June 30,
                                                                        1996           1996
                                                                        ----           ----
                                                                    (unaudited)
                Loans outstanding at beginning of period             $  202           228
                   Loans originated                                     147             5
                   Repayments                                            58            31
                                                                     ------           ---
                Loans outstanding at end of period                   $  291           202
                                                                     ------           ---
                                                                     ------           ---

          A summary of the activity in the allowance for loan losses follows:

                                   Three months ended            Year ended
                                      September 30,               June 30,
                                    -----------------            ----------
                                    1996       1995        1996    1995   1994
                                    ----       ----        ----    ----   ----
                                       (unaudited)

Balance at beginning of year         $ 660     667         667     700    629
Charge-offs                             (3)     --        (227)    (43)    (9)
Provision charged to operations         30      30         220      10     80
                                     -----     ---         ---     ---    ---
Balance at end of year               $ 687     697         660     667    700
                                     -----     ---         ---     ---    ---
                                     -----     ---         ---     ---    ---

          There were no significant recoveries during any of the periods presented.

          Nonaccrual loans totaled $415 (unaudited) at September 30, 1996, and $170, $334 and $565 at June 30, 1996, 1995 and 1994,
             respectively. Interest income that would have been recorded under the original terms of such loans approximated $6 (unaudited) for the three months ended September 30, 1996, and $23, $41 and $54 for the years ended June 30, 1996, 1995 and 1994, respectively.

          Accrued interest receivable at September 30, 1996, was approximately $270 (unaudited) and, at June 30, 1996 and 1995, was approximately $438 and $306, respectively.
                                                                   (Continued)
                                    F-17

                        TROY HILL BANCORP, INC.

                        (Dollar Amounts in Thousands)

(5)       Commitments and Contingencies

          The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit through loans approved, but not yet funded, and lines of credit. The Company uses the same credit policy in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer's credit-worthiness on an individual basis, and the amount of collateral is based upon the credit evaluation. The commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some of the commitments may not be utilized, or utilized in amounts less than the total committed, the total commitment amounts do not necessarily represent future cash requirements. As of September 30, 1996, and June 30, 1996, the Company had outstanding commitments to originate and fund first mortgage and construction loans of $3,814 (unaudited) and $3,407, respectively, of which $131 (unaudited) and $407 were at variable rates. Unused lines of credit approximated $2,692 (unaudited) at September 30, 1996, and $7,750 at June 30, 1996.

          At June 30, 1996 and 1995, the Company had not entered into any derivative instruments with significant off-balance-sheet risk, such as futures, swaps, options or similar investments.

          The undercapitalized status of the FDIC's Savings Association
             Insurance Fund resulted in the introduction of federal legislation to recapitalize the SAIF which would require thrifts like Troy Hill Bancorp, Inc. to pay a one-time charge based on deposits to recapitalize the depleted insurance fund. The legislation became law on September 30, 1996, and resulted in a charge of $326 (unaudited), $215 (unaudited) net of taxes for the three-month period ended September 30, 1996. Payment of the assessment is due in November 1996.

(6)       Premises and Equipment

          Premises and equipment consist of the following:

                                            September 30,        June 30,
                                            -------------     ---------------
                                                1996          1996       1995
                                                ----          ----       ----
                                             (unaudited)
Buildings and improvements                     $  626          626        566
Furniture, fixtures and equipment                 456          456        390
Land and land improvements                        122          122        122
                                               ------        -----      ------
                                                1,204        1,204      1,078

       Less accumulated depreciation              570          551        476
                                               ------        -----      ------
                                               $  634          653        602
                                               ------        -----      ------
                                               ------        -----      ------

                                                                   (Continued)

                         TROY HILL BANCORP, INC.

                       (Dollar Amounts in Thousands)

(7)       Savings Deposits

          Savings deposits consisted of the following:

                                             September 30,                        June 30,
                                          -----------------      -------------------------------------------
                                                1996                     1996                    1995
                                          -----------------      -------------------    --------------------
                                          Weighted               Weighted               Weighted
                                           average                average                average
                                             rate      Amount       rate       Amount      rate       Amount
                                             ----      ------       ----       ------      ----       ------
                                            (unaudited)

          Deposit accounts:
             Passbook accounts          %  3.03     $ 12,540     %  3.03     $ 12,276   %  3.05     $ 12,629
             NOW accounts                  1.43        2,160        1.24        4,201      2.52        3,542
             Money market
               demand deposit              2.53        3,367        2.52        2,359      2.52        2,686
                                                    --------                  -------               --------
                  Total transaction
                    accounts                          18,067                   18,836                 18,857

          Certificates of deposit:
             2.01 to 4.00                    --           --        3.93           16      3.73        1,162
             4.01 to 6.00                   5.20      22,411        5.26       25,614      5.18       14,724
             6.01 to 8.00                   6.07      12,147        6.89        9,464      6.68       15,214
             8.01 to 10.00                  9.00          30        9.00           30      8.90          610
             10.01 and over                   --          --          --           --     10.18           43
                                                    --------                  -------               --------
                                                      34,588                   35,124                 31,753
                                                    --------                  -------               --------
                    Total                   4.56    $ 52,655        4.63     $ 53,960      4.79     $ 50,610
                                                    --------                 --------               --------
                                                    --------                 --------               --------

          The aggregate amount of certificates of deposit with a minimum denomination of $100 totaled approximately $968 (unaudited) at September 30, 1996, and $1,900 and $1,700 at June 30, 1996 and
             1995, respectively.

          Noninterest-bearing checking accounts included in NOW and money market accounts amounted to $285 (unaudited) at September 30, 1996, and $715 and $134 at June 30, 1996 and 1995, respectively.

          The scheduled contractual maturities of certificates of deposit are summarized as follows:

                                                         September 30,   June 30,
                                                             1996          1996
                                                             ----          ----
                                                         (unaudited)
                Within one year                             $ 17,836     21,599
                Beyond one year but within two years          12,533      8,673
                Beyond two years but within three years        2,404      2,880
                Thereafter                                     1,815      1,972
                                                            --------     ------
                               Total                        $ 34,588     35,124
                                                            --------     ------
                                                            --------     ------

                                                                  (Continued)

                        TROY HILL BANCORP, INC.

                      (Dollar Amounts in Thousands)

          Interest expense on deposits is summarized as follows:

                                             Three months ended    Year ended
                                                September 30,        June 30,
                                             ------------------  ------------------
                                                1996     1995    1996   1995   1994
                                                ----     ----    ----   ----   ----
                                                  (unaudited)
          Passbook accounts                     $ 93       94    370     416    457
          NOW accounts                            12       19     70      72     71
          Money market                            14       17     62      72     87
          Certificates of deposit                495      485  1,982   1,342  1,121
                                                ----      ---  -----   -----  -----
                                                $ 614      615  2,484   1,902 1,736
                                                ----      ---  -----   -----  -----
                                                ----      ---  -----   -----  -----

  (8)     Federal Home Loan Bank Stock

          The Company is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh. The investment is based on a predetermined formula and is carried at cost.

   (9)    Advances from Federal Home Loan Bank

          Maturities and interest rates of advances from the Federal Home
             Loan Bank of Pittsburgh are as follows:

                             September 30,                  June 30,              June 30,
                                 1996                         1996                  1995
                        --------------------          ---------------------  -----------------
          Years of      Interest                      Interest               Interest
          maturity        rates       Amount            rates        Amount    rates    Amount
          --------      --------      ------          --------       ------  --------   ------
                            (unaudited)
            1996     %         --      $   --     %         --    $     --   % 6.69     $2,750
            1997      5.37 - 5.50       6,867       5.54 - 5.91     11,500      --         --
            1998      5.40 - 6.75       5,500       5.43 - 6.15      3,500    6.90        1,000
            1999      6.10 - 6.56       5,583           6.10         2,583    6.85        1,000
            2000      6.30 - 6.73       3,000           6.30         1,000    6.30        1,000
            2001               --          --             --            --      --           --
            2002      6.63 - 7.07       6,000             --            --      --           --
                                      -------                      -------                ------
                                      $26,950                      $18,583                $5,750
                                      -------                      -------                ------
                                      -------                      -------                ------

          The Company also has a line of credit of $4.9 million of which $-0-is unused at September 30, 1996 (unaudited), with interest on borrowings computed at federal funds rate plus .34% which matures in fiscal 1997. All borrowings are collateralized by investment securities and mortgage loans.

                                                                  (Continued)

                        TROY HILL BANCORP, INC.

                       (Dollar Amounts in Thousands)

          Advances are subject to prepayment penalties predicated on current interest rates and the remaining period to maturity of any advance repaid.

(10)      Income Taxes

          The Company adopted SFAS No. 109 as of July 1, 1993. The cumulative effect of this change in method on prior periods increased net earnings by $200 and is reported separately in the consolidated statement of earnings for the year ended June 30, 1994.

          Total income tax expense (benefit) was allocated as follows:

                                    Three months ended       Years ended
                                       September 30,           June 30,
                                    ------------------    ------------------
                                       1996      1995     1996    1995  1994
                                       ----      ----     ----    ----  ----
                                        (unaudited)
Income from operations                 $31        167      599    589    611
Stockholders' equity for
   unrealized net (gain) loss
   on securities available for sale     17       (10)      48    (28)     --
Cumulative effect of change in
   accounting for income taxes          --        --       --      --    (200)
                                       ---       ---      ---     ---     ---
                                       $48       157      647     561     411
                                       ---       ---      ---     ---     ---
                                       ---       ---      ---     ---     ---

          The components of income tax expense (benefit) consist of the following:

                                    Three months ended       Years ended
                                       September 30,           June 30,
                                    ------------------    ------------------
                                       1996      1995     1996    1995  1994
                                       ----      ----     ----    ----  ----
                                        (unaudited)
Current - federal                      $ 7       119      515     522    502
Current - state                          9        27      108     107    105
Deferred                                15        21      (24)    (40)     4
                                       ---       ---      ---     ---     ---
                                      $ 31       167      599     589     611
                                       ---       ---      ---     ---     ---
                                       ---       ---      ---     ---     ---

          A reconciliation of income tax expense computed at the federal statutory rate of 34% and actual income tax expense is as follows:

                                    Three months ended       Years ended
                                       September 30,           June 30,
                                    ------------------    ------------------
                                       1996      1995     1996    1995  1994
                                       ----      ----     ----    ----  ----
                                        (unaudited)

Statutory income tax rate           % 34.0       34.0     34.0    34.0   34.0
State taxes, net of federal benefit    7.1        4.2      4.2     4.7    4.6
Dividends received deduction        (14.4)       (2.9)    (3.7)   (1.9)  (1.9)
Other, net                            10.6        3.6      1.0     2.3    4.3
                                    ------        ----     ----    ----   ----
                                    % 37.3        38.9     35.5    39.1   41.0
                                    ------        ----     ----    ----   ----
                                    ------        ----     ----    ----   ----

                                                                  (Continued)

                        TROY HILL BANCORP, INC.

                        (Dollar Amounts in Thousands)

          The tax effects of temporary differences representing the components of the Company's net deferred income tax assets are as follows:

                                     Three months ended    Years ended
                                        September 30,        June 30,
                                     ------------------    -------------
                                       1996       1995     1996     1995
                                       ----       ----     ----     ----
                                          (unaudited)

Allowance for loan losses                 $211     175    240     167
Deferred loan fees                         121     146    126     152
Accrued employee benefits                   47      53     34      86
Securities available for sale               36      --     20      --
                                          ----     ---    ---     ---
                Total deferred income
                  tax assets               415     374    420     405

Securities available for sale               --    (38)      --    (28)
Accrued interest receivable                (20)   (46)     (27)   (53)
Depreciation                               (34)   (34)     (34)   (36)
                                          ----     ---    ---     ---
                Total deferred income
                  tax liabilities          (54)  (118)     (61)   (117)
                                          ----     ---    ---     ---

                Net deferred
                  income tax assets      $  361   256      359     288
                                          ----     ---    ---     ---
                                          ----     ---    ---     ---

          The Company has not established a valuation allowance as it is management's belief that it has adequate current taxable income and carrybacks to realize the net deferred income tax assets.

          Under certain provisions of the Internal Revenue code (the Code), qualified thrift institutions were permitted to deduct from taxable income a provision for bad debts based on either actual bad debt experience or a percentage of taxable income before such deduction. The deduction percentage, subject to certain minimum tax provisions and other limitations, was 8%.

          On August 20, 1996, President Clinton signed legislation which will eliminate the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves over its 1987 base year reserves. As the Company has previously provided deferred taxes on this amount, no additional financial statement tax expense should result from this new legislation.

                                                                  (Continued)

                         TROY HILL BANCORP, INC.

                      (Dollar Amounts in Thousands)

          The Company and its subsidiaries file a consolidated federal income tax return on a June 30 fiscal year end basis. The Company is permitted under the code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purpose other than to absorb losses, no deferred income taxes have been provided prior to 1987. Retained earnings at September 30, 1996, includes approximately $1.8 million (unaudited) representing such bad debt deductions for which no deferred income taxes have been provided.

(11)      Employee Benefit Plans

          The Company maintains a defined benefit pension plan covering substantially all of its employees. The Company makes contributions to the plan equal to the amount that is tax deductible under the Internal Revenue Code. Plan assets consist primarily of certificates of deposit issued by Troy Hill.

          Pension cost is comprised of the following components:

                                                         Years ended
                                                           June 30,
                                                      -------------------
                                                      1996    1995   1994
                                                      ----    ----   ----
                Service cost                          $ 29      31     28
                Interest cost on projected benefit
                    obligation                          28      24     20
                Return on plan assets                  (20)    (14)   (14)
                Net amortization and deferral          (12)    (13)   (12)
                                                      ----      --     --
                Pension cost                          $ 25      28     22
                                                      ----      --     --
                                                      ----      --     --

                                                                  (Continued)

                        TROY HILL BANCORP, INC.

                       (Dollar Amounts in Thousands)

          The following sets forth the plan's funded status and the amounts recognized in the Company's consolidated statements of financial condition at June 30, 1996 and 1995. The plans funding status and related actuarial information is not available as of September 30, 1996. Management believes plan conditions did not materially change during the interim period.

                                                                       1996   1995
                                                                       ----   ----
             Vested benefit obligation                                 $272    205
             Nonvested                                                    1      6
                                                                        ---    ---
             Accumulated benefit obligation                             273    211

             Future compensation increases                              133    150
                                                                        ---    ---
             Projected benefit obligation                               406    361

             Plan assets at fair value                                 (394)  (313)
                                                                        ---    ---
             Projected benefit obligation in excess of plan assets       12     48

             Unrecognized net loss                                      (47)   (50)
             Unrecognized transition asset                               76     81
                                                                        ---    ---
             Pension liability recognized in consolidated
                statement of  financial condition                      $ 41     79
                                                                        ---    ---
                                                                        ---    ---

          Actuarial assumptions used in all periods presented were as follows:

                Discount rate                              %  8       8
                Rate of increase in future compensation
                   levels                                     6       6
                Expected return on assets                     8       8

          In conjunction with the conversion to the stock form of ownership, the Company implemented a tax qualified Employee Stock Ownership Plan (ESOP). The ESOP provides retirement benefits for substantially all full-time employees who have completed one year of service. The ESOP acquired 89,930 shares of the Company's common stock at a cost of $944, which was financed through a loan with the Company. The loan obligation of the ESOP is considered deferred compensation and, accordingly, has been recorded as a reduction of stockholders' equity. The loan from the Company will be repaid over a ten-year period from contributions to the ESOP by the Company. The shares acquired by the ESOP are held in a suspense account and are released to the ESOP for allocation to the various plan participants as the loan is reduced. There were approximately 2,500 (unaudited), 10,576 and 11,096 shares committed to be released to the ESOP at September 30, 1996, and June 30, 1996 and 1995, respectively. Unallocated ESOP shares at September 30, 1996, amounted to
             68,258 shares with a total fair value of approximately $1,350 (unaudited).

                                                                  (Continued)

                        TROY HILL BANCORP, INC.

                      (Dollar Amounts in Thousands)

          The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for EPS computations. Dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

          Compensation expense for the ESOP was approximately $150 and $123 for the years ended June 30, 1996 and 1995, respectively, and $42 (unaudited) for the three months ended September 30, 1996.

          In connection with the conversion to the stock form of ownership, the Company has adopted a Recognition and Retention Plan and Trust (RRP). The RRP has acquired 44,965 shares of the Company's common stock. Shares of the common stock granted to officers and directors generally vest over a five-year period and are restricted until vested. The Company has granted, under the RRP, 32,597 shares during the year ended June 30, 1995. No shares were awarded in 1996 or for the three months ended September 30, 1996. The Company accrues compensation expense for the shares granted over the respective vesting periods. Compensation expense for the RRP for the three months ended September 30, 1996, and the years ended June 30, 1996 and 1995, amounted to approximately $22 (unaudited), $80 and $56, respectively.

          The Company has implemented stock option plans for officers, directors and key employees. A total of 112,412 shares of the Company's common stock has been reserved for future issuance. Options granted may be incentive or nonqualified, and such options vest over periods ranging between six months (for options granted to nonemployee directors) to five years (for employees of the Company) and expire ten years after issuance. Options to purchase 25,290 shares and 44,963 shares were granted in fiscal 1995 at a price of $11.13 to nonemployee directors and certain employees, respectively. Options to purchase 2,808 shares were granted to nonemployee directors in fiscal 1996. At September 30, 1996, 37,094 options were exercisable. No options have been exercised. There were no options granted for the three-month period ended September 30, 1996.

                                                                  (Continued)

                               TROY HILL BANCORP, INC.
                Notes to Consolidated Financial Statements, Continued
                            (Dollar Amounts in Thousands)

(12)      OTHER OPERATING EXPENSES

          The components of other operating expenses follows:


                                   THREE MONTHS ENDED     YEARS ENDED
                                     SEPTEMBER 30,          JUNE 30,
                                   ------------------  ------------------
                                      1996     1995    1996    1995  1994
                                     -----     ----    ----    ----  ----
                                       (UNAUDITED)

Office supplies and services           $18       20     85      84     78
Legal and professional                  33       11     66     168     89
Data processing                         18       17     69      62     63
Advertising                             16       11     53      45     41
Expenses in connection with
  anticipated merger                   125       --     --      --     --
Other                                   98       55    290     218    179
                                     -----      ---    ---     ---    ---
    Total                            $ 308      114    563     577    450
                                     -----      ---    ---     ---    ---
                                     -----      ---    ---     ---    ---

(13)      Regulatory Capital

          Troy Hill is subject to various regulatory capital requirements administered by the federal baking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Troy Hill's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Troy Hill must meet specific capital guidelines that involve quantitative measures of Troy Hill's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Troy Hill's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require Troy Hill to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core Capital (as defined in the regulations) to total assets and of Total Capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 1996 (unaudited), and June 30, 1996, that Troy Hill meets all capital adequacy requirements to which it is subject.

          As of September 30, 1996, the most recent notification from the Office of Thrift Supervision (OTS) categorized Troy Hill as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," Troy Hill must maintain minimum Total Risk-based, Core and Tangible ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                Notes to Consolidated Financial Statements, Continued
                            (Dollar Amounts in Thousands)

          Troy Hill's actual capital amounts and ratios are also presented in the table. There is no deduction from capital for interest rate risk.


                                                                               TO BE WELL
                                                                            CAPITALIZED UNDER
                                                           FOR CAPITAL      PROMPT CORRECTIVE
                                          ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                                      --------------    -----------------   -----------------
                                      AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                      ------    -----    ------    -----     ------    -----
As of September 30,
  1996 (unaudited):

    Risk-based
      Capital                        $15,022   %24.51    $4,902    %8.00     $6,128    %10.00

          Core Capital                14,254    14.93     2,864     3.00      5,728      6.00

          Tangible
            Capital                   14,254    14.93     1,432     1.50      4,774      5.00

As of June 30, 1996:

  Risk-based Capital                  14,506    24.30     4,775     8.00      5,969     10.00

  Core Capital                        14,010    15.89     2,646     3.00      5,292      6.00

  Tangible Capital                    14,010    15.89     1,322     1.50      4,407      5.00

As of June 30, 1995:

  Risk-based
    Capital                           14,639    33.79     3,466     8.00      4,333     10.00

  Core Capital                        13,986    19.45     2,159     3.00      4,318      6.00

  Tangible Capital                    13,986    19.45     1,080     1.50      3,560      5.00

          OTS regulations impose limitations on all capital distributions. The rule establishes three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Bank), may after prior notice but without the approval of the OTS make capital distribution during a calendar year up to 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over fully phased-in capital requirements) at the beginning of the calendar year. Troy Hill is a Tier 1 Bank and, accordingly, had available at September 30, 1996, and June 30, 1996, approximately $4.2 million available for distribution. In October 1995, a capital distribution of $1.0 million was made to the Company by Troy Hill.

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                Notes to Consolidated Financial Statements, Continued
                            (Dollar Amounts in Thousands)

(14)      Disclosures About Fair Value of Financial Instruments

          Statement of Financial Accounting Standards No. 107,
             "Disclosure about Fair Value of Financial Instruments," (SFAS
             107), requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statements of financial condition as of September 30, 1996, and June 30, 1996. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the consolidated statements of financial condition approximate fair value for cash and due from banks.

          Investment and mortgage-backed securities available for sale at September 30, 1996, and June 30, 1996, are carried at market value. Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Refer to note 2 of the financial statements for the detail on breakdowns by type of investment products.

          The estimated fair value of loans exceeded the net carrying value at September 30, 1996, and at June 30, 1996, by approximately $945 (unaudited) and $842, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds. Delinquent loans were evaluated separately given the impact delinquency has on the projected future cash flow of the loan and the approximate discount or market rate.

          The carrying amounts and estimated fair values of deposits are as follows:

                                         SEPTEMBER 30,               JUNE 30,
                                             1996                      1996
                                      --------------------    ----------------------
                                                 ESTIMATED                 ESTIMATED
                                      CARRYING     FAIR       CARRYING       FAIR
                                       VALUE       VALUE       VALUE         VALUE
                                      --------   ---------    --------     ---------
                                          (UNAUDITED)

Passbook accounts                     $12,540     12,540       12,276       12,276
NOW accounts                            2,160      2,160        4,201        4,201
Money market demand deposit
  (MMDA)                                3,367      3,367        2,359        2,359
Time deposits                          34,588     34,081       35,124       34,764
                                      -------     ------       ------       ------
     Total deposits                   $52,655     52,148       53,960       53,600
                                      -------     ------       ------       ------
                                      -------     ------       ------       ------

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

          The carrying amounts of NOW and MMDA accounts and passbook accounts approximate their fair values. The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being offered in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities. The mark-to-market valuation adjustment for the portfolio consists of the present value of the difference of these two cash flows, discounted at the assumed market rate of the corresponding maturity.

          The estimated fair value of borrowed funds at September 30, 1996, and June 30, 1996, was $26,965 (unaudited) and $18,594 with carrying amounts of $26,950 (unaudited) and $18,583, respectively. Variable rate advances were estimated to approximate their carrying amounts. The fixed rate advances were valued by comparing their contractual cost to the prevailing market cost.

          At September 30, 1996, and June 30, 1996, the
             Company had no off-balance-sheet commitments to purchase investment securities or mortgage-backed securities.

          The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments fair value also considers the difference between current levels of interest rates and the committed rates. At the reporting date, the carrying value and estimated fair value on commitments to extend credit were not material.

(15)      REORGANIZATION AND CONVERSION TO STOCK FORM

          During fiscal 1994, Troy Hill Federal Savings and
             Loan Association's Board of Directors adopted a plan of conversion (the Plan) whereby the Association would convert to the stock form of ownership, followed by the issuance of all of the Association's outstanding stock to a newly formed holding company, Troy Hill Bancorp, Inc. The conversion was completed on June 24, 1994, and the Company issued 1,124,125 shares of its common stock. Costs of the common stock offering of $649 were deducted from the offering proceeds.

          At the completion of the conversion to stock form, Troy Hill established a liquidation account in the amount of retained earnings set forth in the offering prospectus utilized in the conversion. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in Troy Hill after conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by Troy Hill, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

          Troy Hill may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause Troy Hill's stockholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

(16)      CONDENSED FINANCIAL INFORMATION OF TROY HILL BANCORP, INC. (PARENT
            COMPANY ONLY)

          For 1994, the results of operations and cash flows are for the period of June 24 through June 30.

                                               BALANCE SHEETS

                                                                                JUNE 30,
                                                       SEPTEMBER 30,      -------------------
                                                           1996             1996       1995
                                                       -------------        ----       ----
                                                        (UNAUDITED)

                   ASSETS

Cash                                                      $    52              99        104
Investments available for sale                              3,886           3,877      2,750
Investment in subsidiary                                   14,208          14,005     14,080
Other assets                                                  258             255        466
                                                          -------          ------     ------
Total assets                                              $18,404          18,236     17,400
                                                          -------          ------     ------
                                                          -------          ------     ------
    LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses and other liabilities                        391             196        184

Common stock                                                   11              11         11
Additional paid-in capital                                 18,557          18,547     18,523
Retained earnings                                           1,415           1,462        725
Treasury stock, at cost                                      (703)           (703)      (703)
Shares acquired by the recognition and
    retention plan                                           (463)           (463)      (543)
Shares acquired by Employee Stock
    Ownership Plan                                           (732)           (756)      (850)
Unrealized gain (loss) on available for
    sale investments                                          (72)            (58)        53
                                                          -------          ------     ------
            Total stockholders' equity                     18,013           18,040    17,216
                                                          -------          ------     ------

            Total liabilities and
              stockholders' equity                        $18,404           18,236    17,400
                                                          -------          ------     ------
                                                          -------          ------     ------

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

                               STATEMENTS OF EARNINGS

                                                       THREE MONTHS ENDED         YEARS ENDED
                                                          SEPTEMBER 30,             JUNE 30,
                                                       ------------------     --------------------
                                                          1996     1995        1996   1995   1994
                                                          ----     ----        ----   ----   ----
                                                           (UNAUDITED)

Interest and dividend income                             $  60       74         355    376      4
Dividend from subsidiary                                   --        --         235     --     --
Other                                                        3       --           2     40     --
                                                         -----     ----       -----    ---    ---
           Total income                                     63       74         592    416      4

Operating expenses                                         176       37         188    185     --
                                                         -----     ----       -----    ---    ---
           Income (loss) before tax
               expense and equity in
               undistributed net income
               of subsidiary                              (113)      37         404    231      4

Income tax (benefit) expense                               (45)      --          (4)    61     --
                                                         -----     ----       -----    ---    ---
           Income (loss) before benefit in
               undistributed net
               of subsidiary                               (68)      37         408    170      4
Equity in undistributed net income of
   subsidiary                                              120      224         680    749     16
                                                         -----     ----       -----    ---    ---
           Net earnings                                  $  52      261       1,088    919     20
                                                         -----     ----       -----    ---    ---
                                                         -----     ----       -----    ---    ---

                                 STATEMENTS OF CASH FLOWS

                                                       THREE MONTHS ENDED         YEARS ENDED
                                                          SEPTEMBER 30,             JUNE 30,
                                                       ------------------     --------------------
                                                          1996     1995        1996   1995   1994
                                                          ----     ----        ----   ----   ----
                                                           (UNAUDITED)

Cash flows from operating activities:
   Net earnings                                          $  52      261       1,088    919     20
   Shares committed to be released by
       ESOP                                                 24       24          94    104     --
   Decrease (increase) in other assets                      (3)      (1)         87   (447)    (4)
   Increase (decrease) in accrued
       liabilities                                         195      (46)         12    184     --
   Equity in undistributed net income
       of subsidiary                                      (120)    (224)       (680)  (749)   (16)
   Other                                                   (88)      23          62    (40)    --
                                                         -----     ----       -----    ---    ---
           Net cash provided by (used
               in) operating activities                     60       37         663    (29)    --

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

                                                       THREE MONTHS ENDED         YEARS ENDED
                                                          SEPTEMBER 30,             JUNE 30,
                                                       ------------------     ---------------------------
                                                         1996      1995         1996      1995       1994
                                                         ----      ----         ----      ----       ----
                                                           (UNAUDITED)
Cash flows from investing activities:
    Purchase of subsidiary stock                       $  --        --             --        --    (5,296)
    Dividend from subsidiary                              --        --            765        --      --
    Purchase of investment securities                     --        --         (1,252)   (3,397)     --
    Sale of investment securities                         --        --            128       638      --
                                                       -----      ----        -------    ------    ------
            Net cash used in investing
                activities                                --        --           (359)   (2,759)   (5,296)


Cash flows from financing activities:
    Proceeds from issuance of common
        stock, net                                        --        --             --        --     9,648
    Purchase of shares for recognition
        and retention plan                                --        --             --      (543)     --
    Purchase of Treasury stock                            --        --             --      (703)     --
    Cash dividends paid                                 (107)      (64)          (309)     (214)     --
                                                       -----      ----        -------    ------    ------
            Net cash provided by
                (used in) financing
                activities                              (107)      (64)          (309)   (1,460)    9,648
                                                       -----      ----        -------    ------    ------
Net increase (decrease) in cash                          (47)      (27)            (5)   (4,248)    4,352
Cash at beginning of period                               99       104            104     4,352      --
                                                       -----      ----        -------    ------    ------
Cash at end of period$                                    52        77             99       104     4,352
                                                       -----      ----        -------    ------    ------
                                                       -----      ----        -------    ------    ------

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

(17)      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                THREE MONTHS ENDED
                                                 -----------------------------------------------------
                                                 JUNE 30,    MARCH 31,    DECEMBER 31,   SEPTEMBER 30,
                                                   1996        1996           1995           1995
                                                 -------     ---------    ------------   -------------

1996:
   Interest income                               $ 1,698       1,645         1,621           1,523
   Interest expense                                  789         761           804             737
                                                 -------       -----         -----           -----
   Net interest income before
       provision for loan losses                     909         884           817             786


   Provisions for loan losses                        130          30            30              30
   Noninterest income                                 67          55            32              57
   Noninterest expense                               477         437           402             384
                                                 -------       -----         -----           -----
   Earnings before income
       taxes                                         369         472           417             429

   Provision for income taxes                         86         187           159             167
                                                 -------       -----         -----           -----
               Net earnings                      $   283         285           258             262
                                                 -------       -----         -----           -----
                                                 -------       -----         -----           -----
Earnings per share (1)                           $   .27         .29           .26             .25
                                                 -------       -----         -----           -----
                                                 -------       -----         -----           -----

                                                                THREE MONTHS ENDED
                                                 -----------------------------------------------------
                                                 JUNE 30,    MARCH 31,    DECEMBER 31,   SEPTEMBER 30,
                                                   1995        1995          1994           1994
                                                 -------     ---------    ------------   -------------

1995:
   Interest income                               $ 1,428       1,339         1,226           1,159
   Interest expense                                  658         576           472             449
                                                 -------       -----         -----           -----
   Net interest income before
       provision for loan losses                     770         763           754             710
   Provisions for loan losses                        --           10           --              --
   Noninterest income                                 76          25           (33)             53
   Noninterest expense                               392         425           413             370
                                                 -------       -----         -----           -----
   Earnings before income
       taxes                                         454         353           308             393

   Provision for income taxes                        177         130           137             145
                                                 -------       -----         -----           -----
               Net earnings                       $  277         223           171             248
                                                 -------       -----         -----           -----
                                                 -------       -----         -----           -----
Earnings per share (1)                            $  .26         .22           .17             .24
                                                 -------       -----         -----           -----
                                                 -------       -----         -----           -----


(1) Quarterly earnings per share may vary from annual earnings per share due to rounding.

                                                               (Continued)

                               TROY HILL BANCORP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                            (DOLLAR AMOUNTS IN THOUSANDS)

(18)      CORPORATE REORGANIZATION

          On September 16, 1996, the Company entered into a definitive agreement to be acquired by PennFirst Bancorp Inc. (PennFirst). Under the agreement, PennFirst will pay $21.15 in cash and stock for each common share of the Company. The acquisition is subject to various regulatory and shareholder approvals and is expected to close in March 1997.

                                                                   APPENDIX A

                        AGREEMENT AND PLAN OF REORGANIZATION


    AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 16, 1996 ("Agreement"), between PennFirst Bancorp, Inc. ("PennFirst"), a Pennsylvania corporation headquartered in Ellwood City, Pennsylvania, and Troy Hill Bancorp, Inc. ("THB"), a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania.


                                    WITNESSETH:

    WHEREAS, the Boards of Directors of PennFirst and THB have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of THB with and into PennFirst subject to the terms and conditions set forth herein; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

    WHEREAS, as a condition and inducement to PennFirst's willingness to enter into this Agreement, (i) THB is concurrently entering into a Stock Option Agreement with PennFirst (the "Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which THB is granting to PennFirst the option to purchase shares of THB Common Stock (as defined herein) under certain circumstances and (ii) certain stockholders of THB are concurrently entering into a Stockholder Agreement with PennFirst (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such stockholders agree to vote their shares of THB Common Stock in favor of this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                     ARTICLE I

                                     THE MERGER

    1.01. THE MERGER. Subject to the terms and conditions of this Agreement and the Agreement of Merger, dated as of the date hereof, between PennFirst and THB, a copy of which is attached hereto as Appendix A, at the Effective Time (as defined in Section 1.02 hereof), THB shall be merged with and into PennFirst in accordance with Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law ("PBCL") (the "Merger"), with PennFirst as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Each share of common stock, par value $.01 per share, of THB ("THB Common Stock") outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law (the "THB Dissenting Shares") and shares held by THB (including treasury shares) or PennFirst or any of their respective wholly-owned subsidiaries) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive shares of common stock, par value $.01 per share, of PennFirst ("PennFirst Common Stock") or $21.15 in cash ("Merger Consideration"), as provided in Section 1.03 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Agreement of Merger.

    1.02. EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the effective time in such Articles of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of PennFirst, 600 Lawrence Avenue, Ellwood City, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to PennFirst and THB the opinions, certificates and other documents required to be delivered under Article V hereof.

    1.03 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of THB Common
Stock:

    (a) Each share of PennFirst Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

    (b) All shares of THB Common Stock owned by THB (including treasury shares) or PennFirst or any of their respective wholly-owned subsidiaries shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of PennFirst Common Stock, cash or other consideration.

    (c) (1) Subject to Sections 1.08, 1.05 and 1.09 each share of THB Common Stock issued and outstanding at the Effective Time (other than shares to be cancelled in accordance with Section 1.03(b)) shall be converted into, and shall be cancelled in exchange for, the right to receive, at the election of the holder thereof:

         (i) the number of shares of PennFirst Common Stock which is equal to (the "Exchange Ratio"), the quotient determined by dividing (x) $21.15 by (y) the Average Share Price (the "Per Share Stock
    Consideration"), or

         (ii) a cash amount equal to $21.15 per share of THB Common Stock (the "Per Share Cash Consideration").

         (2)  For purposes of this Agreement:

         (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of THB Common Stock (other than THB Common Stock owned by THB (including treasury shares) or PennFirst) outstanding at the Effective Time times .40 times $21.15; and

         (ii) the "Average Share Price" shall mean the average of the high bid and low asked price per share of PennFirst Common Stock, as reported on the Nasdaq Stock Market's National Market (as reported by an authoritative source), for the 20 trading days ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods.

    1.04 ELECTION AND EXCHANGE PROCEDURES

    (a) The parties shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in Sections 1.04 and 1.05. No later than seven business days following the Effective Time, PennFirst shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of THB Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of THB Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of THB Common Stock in exchange for the consideration set forth in Section 1.03(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as PennFirst and THB shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive PennFirst Common Stock with respect to all such holder's THB Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all such holder's THB Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of THB Common Stock (the "No-Election Shares"). Any shares of THB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any THB Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

    (b) The term "Election Deadline," as used below, shall mean 5:00 p.m., Eastern Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as PennFirst and THB shall mutually agree upon.

    (c) Any election to receive PennFirst Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of THB Common Stock covered thereby, subject to the provisions of subsection (h) below of this Section 1.04. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing THB Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

    (d) Within ten business days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of THB Common Stock of rights to receive PennFirst Common Stock or cash in the Merger in accordance with the Election Forms as follows:

         (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

              (1) all Cash Election Shares (subject to Section 1.08(a) with respect to Company Dissenting Shares) will be converted into the right to receive cash,

              (2) the Exchange Agent will select first from among the holders of No-Election Shares and then (if necessary) will allocate among the holders of Stock Election Shares (by the method of allocation described below), a sufficient number of Stock Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

              (3) the No-Election Shares and Stock Election Shares which are not Reallocated Cash Shares will be converted into the right to receive PennFirst Common Stock.

         (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

              (1) all Stock Election Shares and all No-Election Shares will be converted into the right to receive PennFirst Common Stock,

              (2) the Exchange Agent will allocate among the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares (excluding any THB Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including THB Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive PennFirst Common Stock, and

              (3) the Cash Election Shares (subject to Section 1.08(a) with respect to THB Dissenting Shares) which are not Reallocated Stock Shares will be converted into the right to receive cash.

         (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive PennFirst Common Stock.

    (e)  In the event that the Exchange Agent is required pursuant to
Section 1.04(d)(i)(2) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion of the remainder of the total Reallocated Cash Shares less the number of No Election Shares which are Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 1.04(d)(ii)(2) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive PennFirst Common Stock, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

    (f) At the Effective Time, PennFirst shall issue to the Exchange Agent the number of shares of PennFirst Common Stock issuable and the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of THB Common Stock and invested only in deposit accounts issued by the Exchange Agent (or an FDIC-insured affiliate of the Exchange Agent), direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). Within 10 business days after the Election Deadline, the Exchange Agent shall distribute PennFirst Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PennFirst Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (g) After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of THB Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of PennFirst Common Stock or the amount of cash into which the aggregate number of shares of THB Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of THB Common Stock have been converted into PennFirst Common Stock, any other distribution theretofore paid with respect to PennFirst Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented THB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of PennFirst Common Stock or the right to receive the amount of cash into which such THB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of THB of certificates representing shares of THB Common Stock and if such certificates are presented to THB for transfer, they shall be cancelled against delivery of certificates for PennFirst Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of PennFirst Common Stock under this Section 1.04 until such person surrenders the certificate or certificates representing THB Common Stock, at which time such dividends shall be remitted to such person, without interest.

    (h) PennFirst shall not be obligated to deliver cash and/or a certificate or certificates representing shares of PennFirst Common Stock to which a holder of THB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of THB Common Stock for exchange as provided in this
Section 1.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by PennFirst. If any certificates evidencing shares of PennFirst Common Stock are to be issued in a name other than that in which the certificate evidencing THB Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of PennFirst Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (i) Any portion of the shares of PennFirst Common Stock and cash delivered to the Exchange Agent by PennFirst pursuant to Section 1.04(f) that remains unclaimed by the shareholders of THB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PennFirst. Any shareholders of THB who have not theretofore complied with Section 1.04(g) shall thereafter look only to PennFirst for the consideration deliverable in respect of each share of THB Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of THB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of PennFirst Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PennFirst (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PennFirst and the Exchange Agent shall be entitled to rely upon the stock transfer books of THB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, PennFirst and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    1.05 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PennFirst Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of PennFirst Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

    1.06 STOCK OPTIONS.

    (a) Immediately before the Effective Time, each option with respect to THB Common Stock (a "THB Stock Option") that has been issued pursuant to THB's 1994 Stock Option Plan and is outstanding and exercisable at the Effective Time shall be cancelled and converted into the right to receive from THB or PennFirst, subject to required withholding taxes, if any, (x) cash in an amount equal to the difference between the exercise price of such THB Stock Option and the Per Share Cash Consideration for each share of THB Common Stock subject to such THB Stock Option or (y) an option to purchase shares of PennFirst Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of THB's 1994 Stock Option Plan):

         (1) the number of shares of PennFirst Common Stock to be subject to the new option shall be equal to the product of the number of shares of THB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of PennFirst Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

         (2) the exercise price per share of PennFirst Common Stock under the new option shall be equal to the exercise price per share of THB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The duration and other terms of the new option shall be the same as the original option, except that all references to THB shall be deemed to be references to PennFirst.

         (b) Within thirty (30) business days after the Effective Time, PennFirst shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of PennFirst Common Stock subject to options to acquire PennFirst Common Stock issued pursuant to Section 1.06(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" law, for so long as such options remain outstanding.

    1.07 WITHHOLDING RIGHTS. PennFirst (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of THB Common Stock such amounts as PennFirst is required under the Internal Revenue Code of 1986, as amended ("Code") or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of THB Common Stock in respect of which such deduction and withholding was made by PennFirst.

    1.08 DISSENTING SHARES. Each outstanding share of THB Common Stock the holder of which has perfected his right to dissent under the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "THB Dissenting Shares") shall not be converted into or represent a right to receive shares of PennFirst Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL.
THB shall give PennFirst prompt notice upon receipt by THB of any such written demands for payment of the fair value of such shares of THB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the PBCL (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of THB Dissenting Shares shall be made by PennFirst. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of THB Common Stock shall be converted into a right to receive cash or PennFirst Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of THB Common Stock of such holder shall be converted on a share by share basis into either the right to receive cash or PennFirst Common Stock as PennFirst shall determine.

    1.09 ANTI-DILUTION PROVISIONS. The Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and the Stock Amount shall be subject to appropriate adjustments as mutually agreed to by PennFirst and THB in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of PennFirst Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in PennFirst's capitalization. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

    1.10 ADDITIONAL ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of THB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, THB and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of THB or otherwise to take any and all such action.


                                     ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF THB

    References to "THB Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II, dated as of the date hereof and referenced to the specific sections and subsections of Article II of this Agreement, which have been delivered by THB to PennFirst. THB hereby represents and warrants to PennFirst as follows as of the date hereof:

    2.01.     CORPORATE ORGANIZATION.

    (a) THB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. THB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries (as defined below) taken as a whole. THB is registered as a thrift holding company under the Home Owners' Loan Act, as amended ("HOLA"). THB Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of THB and the THB Subsidiaries as in effect on the date hereof.

    (b) The only direct or indirect subsidiaries of THB are Troy Hill Federal Savings Bank ("Troy Hill") and THF, Inc. (together the "THB Subsidiaries"). Each of the THB Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole. THB and Troy Hill are in good standing with their appropriate federal thrift regulatory agencies and each has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with such thrift regulatory agencies. Except as set forth in THB Disclosure Schedule 2.01(b) and other than the THB Subsidiaries, THB does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

    2.02. CAPITALIZATION. The authorized capital stock of THB consists of 10,000,000 shares of THB Common Stock, of which 1,067,917 are issued and outstanding and 56,208 of which are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of THB, and all issued and outstanding shares of capital stock of each of the THB Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the THB Subsidiaries are owned by THB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options granted to PennFirst pursuant to the Option Agreement and for options to purchase 70,253 shares of THB Common Stock which have been granted pursuant to THB's 1994 Stock Option Plan, and which are outstanding, none of THB or either of the THB Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of THB or either of the THB Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

    2.03.     AUTHORITY; NO VIOLATION.

    (a) Subject to the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of THB, THB has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of THB. Except for the approval of THB's stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of THB are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by THB and constitute valid and binding obligations of THB, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (b) None of the execution and delivery of this Agreement and the Agreement of Merger by THB, nor the consummation by THB of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by THB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of THB or any of the THB Subsidiaries,
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to THB or any of the THB Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in THB Disclosure Schedule 2.03(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of THB or either of the THB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which THB or any of the THB Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in THB Disclosure Schedule 2.03(b) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission ("Commission"), the Secretary of State of the Commonwealth of Pennsylvania, the Office of Thrift Supervision ("OTS") and the stockholders of THB, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of THB in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by THB and (b) the consummation by THB of the Merger and the other transactions contemplated hereby and by the Agreement of Merger.

    2.04.     FINANCIAL STATEMENTS.

    (a) THB has previously delivered to PennFirst copies of the consolidated statements of financial condition of THB as of June 30, 1995, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1995, 1994 and 1993 in each case accompanied by the audit reports of Grant Thornton LLP, independent public accountants, as well as the unaudited consolidated statement of financial condition of THB as of March 31, 1996 and the related unaudited consolidated statement of income, changes in stockholders' equity and cash flows for the nine months ended March 31, 1996 and 1995. The consolidated statements of financial condition of THB referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of THB to be delivered by THB pursuant to Section 4.04 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of THB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of THB for the respective periods or as of the respective dates set forth therein (it being understood that THB's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of THB, necessary for a fair presentation of such financial statements).

    (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of THB and the THB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

    (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 2.04(a) or the notes thereto or liabilities incurred since March 31, 1996 in the ordinary course of business and consistent with past practice, none of THB or either of the THB Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole.

    2.05.     ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) There has not been any material adverse change in the business, operations, prospects, assets or financial condition of THB and the THB Subsidiaries taken as a whole since March 31, 1996 and to the best knowledge of THB, no fact or condition exists which THB believes will cause such a material adverse change in the future.

    (b) Neither THB nor either of the THB Subsidiaries has taken or permitted any of the actions set forth in Section 4.02 hereof between March 31, 1996 and the date hereof.

    2.06.     LEGAL PROCEEDINGS.  Except as disclosed in THB Disclosure
Schedule 2.06, none of THB or either of the THB Subsidiaries is a party to any, and there are no pending or, to the best knowledge of THB, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against THB or either of the THB Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of THB will not have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole. None of THB or any of the THB Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole.

    2.07.     TAXES AND TAX RETURNS.

    (a) Each of THB and the THB Subsidiaries, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to PennFirst) and (ii) have not finally been determined. THB and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in THB Disclosure Schedule 2.07(a), (i) the federal income tax returns of THB and its Affiliates have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of THB and its Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon THB or any of its Affiliates, nor has THB or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

    (b) Except as set forth in THB Disclosure Schedule 2.07(b), none of THB or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by THB or any Affiliate (nor does THB have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

    (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon THB or any of its Affiliates.

    2.08.     EMPLOYEE BENEFIT PLANS.

    (a) Each employee benefit plan or arrangement of THB or either of the THB Subsidiaries which is an "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in THB Disclosure Schedule 2.08(a) ("THB Plans"). THB has previously furnished to PennFirst true and complete copies of each of the THB Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified THB Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified THB Plans.

    (b) Each THB Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

    (c) Neither THB nor any THB Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d) The present value of all accrued benefits under each of the THB Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Plan, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions currently utilized for such THB Plans.

    (e) Neither THB nor either of the THB Subsidiaries, nor, to the best knowledge of THB, any trustee, fiduciary or administrator of an THB Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject THB or either of the THB Subsidiaries, or, to the best knowledge of THB, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

    (f) No THB Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any THB Plan, as that term is defined in Section 4043(b) of ERISA.

    (g) No THB Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

    (h) Each of the THB Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and THB is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

    2.09.     SECURITIES DOCUMENTS AND REGULATORY REPORTS.

    (a) THB has previously delivered or made available to PennFirst a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), or mailed by THB to its stockholders as a class since January 1, 1994, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

    (b) THB and each of the THB Subsidiaries has duly filed with the OTS and the Federal Deposit Insurance Corporation ("FDIC") in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and THB has delivered or made available to PennFirst accurate and complete copies of such reports. THB Disclosure Schedule 2.09(b) lists all examinations of THB or of the THB Subsidiaries conducted by the applicable thrift regulatory authorities since January 1, 1990 and the dates of any responses thereto submitted by THB. In connection with the most recent examinations of THB or the THB Subsidiaries by the applicable thrift regulatory authorities, neither THB nor any THB Subsidiary was required to correct or change any action, procedure or proceeding which THB or such THB Subsidiary believes has not been now corrected or changed as required.

    2.10. THB INFORMATION. None of the information relating to THB and the THB Subsidiaries to be contained in (i) the Registration Statement on Form S-4 to be filed by PennFirst in connection with the issuance of shares of PennFirst Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) ("Form S-4"), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the joint proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of PennFirst and THB in connection with the solicitation of their approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby ("Joint Proxy Statement/Prospectus"), as of the date(s) such Joint Proxy Statement/Prospectus is mailed to stockholders of PennFirst and THB and up to and including the date(s) of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

    2.11.     COMPLIANCE WITH APPLICABLE LAW.

    (a) THB and each of the THB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of THB and the THB Subsidiaries, no suspension or cancellation of any of the same is threatened.

    (b) Neither THB nor any of the THB Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole; and neither THB nor any THB Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that THB or any THB Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole. Neither THB nor any THB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

    2.12.     DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

    (a) The deposit accounts of Troy Hill are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and Troy Hill has paid all premiums and assessments required by the FDIA and the regulations thereunder.

    (b) Troy Hill is a member in good standing of the Federal Home Loan Bank ("FHLB") of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

    (c) Troy Hill is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

    (d) Troy Hill has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

    2.13.     CERTAIN CONTRACTS.

    (a) Except as disclosed in THB Disclosure Schedule 2.13(a), neither THB nor any THB Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by THB or any THB Subsidiary or the guarantee by THB or any THB Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of THB or any THB Subsidiary, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of THB or any of the THB Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which THB or any of the THB Subsidiaries is a party or by which any of the same is bound which limits the freedom of THB or any of the THB Subsidiaries to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to THB's Annual Report on Form 10-K (or Form 10-KSB) under the 1934 Act and which has not been so filed, or (viii) any other agreement, arrangement or understanding to which THB or any THB Subsidiary is a party and which is material to the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

    (b) Neither THB nor any THB Subsidiary is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

    2.14.     PROPERTIES AND INSURANCE.

    (a) All real and personal property owned by THB or any of the THB Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of THB and the THB Subsidiaries in the ordinary course of business consistent with their past practices. THB and the THB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in THB's consolidated statement of financial condition as of March 31, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. THB and the THB Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by THB and the THB Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right. THB Disclosure Schedule 2.14(a) sets forth an accurate listing of each lease pursuant to which THB or any of the THB Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

    (b) The business operations and all insurable properties and assets of THB and the THB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of THB, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of THB adequate for the business engaged in by THB and the THB Subsidiaries. As of the date hereof, neither THB nor either of the THB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

    2.15. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meaning:

    "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

    "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

    "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by THB or any of the THB Subsidiaries or those properties which serve as collateral for loans owned by THB or any of the THB Subsidiaries.

    (a) To the best knowledge of THB and the THB Subsidiaries, neither THB nor any of the THB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole.

    (b) To the best knowledge of THB and the THB Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by THB or the THB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole.

    (c) To the best knowledge of THB and the THB Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by THB or the THB Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole.

    2.16. ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on THB's consolidated statements of financial condition included in the consolidated financial statements referred to in Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of THB's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries.
The real estate owned reflected on the consolidated statements of financial condition included in the consolidated financial statements referred to in
Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

    2.17. MINUTE BOOKS. Since January 1, 1992, the minute books of THB and the THB Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

    2.18.     AFFILIATE TRANSACTIONS.

    (a) Except as disclosed in THB Disclosure Schedule 2.18(a) or in THB's proxy statements, and except as specifically contemplated by this Agreement, since January 1, 1992, neither THB nor either of the THB Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any "affiliated person" or "affiliate" of Troy Hill, as such terms are defined in 12 C.F.R Section 561.5 and 12 C.F.R. Section 563.41, respectively.

    (b) THB Disclosure Schedule 2.18(b) sets forth the name and number of shares of THB Common Stock owned as of the date hereof beneficially or of record by any persons THB considers to be affiliates of THB ("THB
Affiliates") as that term is defined for purposes of Rule 145 under the 1933
Act.

    2.19. BROKER FEES. Except as set forth in THB Disclosure Schedule 2.19, none of THB, either of the THB Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

    2.20.     DISCLOSURES.  No representation or warranty contained in
Article II of this Agreement, and no statement contained in the THB Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                                    ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PENNFIRST

    References to "PennFirst Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by PennFirst to THB. PennFirst hereby represents and warrants to THB as follows as of the date hereof:

    3.01.     CORPORATE ORGANIZATION.

    (a) PennFirst is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PennFirst has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries (as defined below) taken as a whole. PennFirst is registered as a thrift holding company under the HOLA.
PennFirst Disclosure Schedule 3.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of PennFirst and the PennFirst Subsidiaries as in effect on the date hereof.

    (b) The only direct or indirect subsidiaries of PennFirst are ESB Bank, FSB ("ESBB"), PennFirst Financial Services, Inc., Ellwood Service Corporation, Amsco, Inc. and Shady Park II Townhouse Associates (a limited partnership) (together the "PennFirst Subsidiaries"). Each of the PennFirst Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole. PennFirst and ESBB are in good standing with their appropriate federal thrift regulatory agencies and each has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with such thrift regulatory agencies. Other than the PennFirst Subsidiaries, PennFirst does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

    3.02. CAPITALIZATION. The authorized capital stock of PennFirst consists of 10,000,000 shares of PennFirst Common Stock, of which 3,909,184 are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of PennFirst, and all issued and outstanding shares of capital stock of each of the PennFirst Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the PennFirst Subsidiaries are owned by PennFirst free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 250,521 shares of PennFirst Common Stock which have been granted pursuant to PennFirst's Stock Option Plan or 1992 Stock Incentive Plan (or options granted by PennFirst pursuant thereto after the date hereof), none of PennFirst or any of the PennFirst Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of PennFirst or any of the PennFirst Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

    3.03.     AUTHORITY; NO VIOLATION.

    (a) Subject to the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of PennFirst, PennFirst has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of PennFirst and, except for the approval of PennFirst's stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of PennFirst are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by PennFirst and constitute valid and binding obligations of PennFirst, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (b) None of the execution and delivery of this Agreement and the Agreement of Merger by PennFirst, nor the consummation by PennFirst of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by PennFirst with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of PennFirst or any of the PennFirst Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PennFirst or any of the PennFirst Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of PennFirst or any of the PennFirst Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PennFirst or any of the PennFirst Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the Commonwealth of Pennsylvania, the OTS and the stockholders of PennFirst, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of PennFirst in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by PennFirst and (b) the consummation by PennFirst of the transactions contemplated hereby and by the Agreement of Merger.

    3.04.     FINANCIAL STATEMENTS.

    (a) PennFirst has previously delivered to THB copies of the consolidated statements of financial condition of PennFirst as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995, in each case accompanied by the audit reports of KPMG Peat Marwick, independent public accountants, as well as the unaudited consolidated statement of financial condition of PennFirst as of June 30, 1996 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 1995 and 1996. The consolidated statements of financial condition of PennFirst referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of PennFirst to be delivered by PennFirst pursuant to Section 4.04 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of PennFirst as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of PennFirst for the respective periods or as of the respective dates set forth therein (it being understood that PennFirst's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of PennFirst, necessary for a fair presentation of such financial statements).

    (b) Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of PennFirst and the PennFirst Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

    (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of this Section 3.04 or the notes thereto or liabilities incurred since June 30, 1996 in the ordinary course of business and consistent with past practice, none of PennFirst or any of the PennFirst Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole.

    3.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole since June 30, 1996 and to the best knowledge of PennFirst, no fact or condition exists which PennFirst believes will cause such a material adverse change in the future.

    3.06. LEGAL PROCEEDINGS. None of PennFirst or any of the PennFirst Subsidiaries is a party to any, and there are no pending or, to the best knowledge of PennFirst, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against PennFirst or any of the PennFirst Subsidiaries, except such proceedings, claims actions or governmental investigations which in the good faith judgment of PennFirst will not have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole. None of PennFirst or any of the PennFirst Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole.

    3.07.     TAXES AND TAX RETURNS.

    (a) Each of PennFirst and the PennFirst Subsidiaries, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes, and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to THB and (ii) have not finally been determined. PennFirst and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in PennFirst Disclosure Schedule 3.07(a), (i) the federal income tax returns of PennFirst and its Affiliates have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of PennFirst and its Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon PennFirst or any of its Affiliates, nor has PennFirst or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

    (b) Except as set forth in PennFirst Disclosure Schedule 3.07(b), none of PennFirst or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes,
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by PennFirst or any Affiliate (nor does PennFirst have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

    3.08.     EMPLOYEE BENEFIT PLANS.

    (a) Each employee benefit plan or arrangement of PennFirst or either of the PennFirst Subsidiaries which is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in PennFirst Disclosure Schedule 3.08(a) ("PennFirst Plans"). PennFirst has previously furnished or made available to THB true and complete copies of each of the PennFirst Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified PennFirst Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified PennFirst Plans.

    (b) Each PennFirst Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

    (c) Neither PennFirst nor any PennFirst Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d) The present value of all accrued benefits under each of the PennFirst Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Plan, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions currently utilized for such PennFirst Plans.

    (e) Neither PennFirst nor any of the PennFirst Subsidiaries, nor, to the best knowledge of PennFirst, any trustee, fiduciary or administrator of a PennFirst Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject PennFirst or any of the PennFirst Subsidiaries, or, to the best knowledge of PennFirst, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

    (f) No PennFirst Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any PennFirst Plan, as that term is defined in Section 4043(b) of ERISA.

    (g) No PennFirst Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

    (h) Each of the PennFirst Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and PennFirst is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

    3.09.     SECURITIES DOCUMENTS AND REGULATORY REPORTS.

    (a) PennFirst has previously delivered or made available to THB a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act or mailed by PennFirst to its stockholders as a class since January 1, 1993, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

    (b) PennFirst and each of the PennFirst Subsidiaries has duly filed with the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and PennFirst has delivered or made available to THB accurate and complete copies of such reports. PennFirst Disclosure Schedule 3.09(b) lists all examinations of PennFirst or of the PennFirst Subsidiaries conducted by the applicable thrift regulatory authorities since January 1, 1993 and the dates of any responses thereto submitted by PennFirst. In connection with the most recent examinations of PennFirst or the PennFirst Subsidiaries by the applicable thrift regulatory authorities, neither PennFirst nor any PennFirst Subsidiary was required to correct or change any action, procedure or proceeding which PennFirst or such PennFirst Subsidiary believes has not been now corrected or changed as required.

    3.10. PENNFIRST INFORMATION. None of the information relating to PennFirst and the PennFirst Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus, as of the date(s) such Joint Proxy Statement/Prospectus is mailed to stockholders of PennFirst and THB and up to and including the date(s) of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

    3.11.     COMPLIANCE WITH APPLICABLE LAW.

    (a) PennFirst and each of the PennFirst Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PennFirst and the PennFirst Subsidiaries, no suspension or cancellation of any of the same is threatened.

    (b) Neither PennFirst nor any of the PennFirst Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole; and neither PennFirst nor any PennFirst Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that PennFirst or any PennFirst Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole. Neither PennFirst nor any PennFirst Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

    3.12.     DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

    (a) The deposit accounts of ESBB are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA, and ESBB has paid all premiums and assessments required by the FDIA and the regulations thereunder.

    (b) ESBB is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

    (c) ESBB is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

    (d) ESBB has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

    3.13.     PROPERTIES AND INSURANCE.

    (a) All real and personal property owned by PennFirst or any of the PennFirst Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of PennFirst and the PennFirst Subsidiaries in the ordinary course of business consistent with their past practices. PennFirst and the PennFirst Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in PennFirst's consolidated statement of financial condition as of June 30, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. PennFirst and the PennFirst Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by PennFirst and the PennFirst Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right.

    (b) The business operations and all insurable properties and assets of PennFirst and the PennFirst Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of PennFirst, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of PennFirst adequate for the business engaged in by PennFirst and the PennFirst Subsidiaries. As of the date hereof, neither PennFirst nor either of the PennFirst Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

    3.14.     ENVIRONMENTAL MATTERS.

    (a) To the best knowledge of PennFirst and the PennFirst Subsidiaries, neither PennFirst nor any of the PennFirst Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of PennFirst and PennFirst Subsidiaries taken as a whole.

    (b) To the best knowledge of PennFirst and the PennFirst Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by PennFirst or the PennFirst Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole.

    (c) To the best knowledge of PennFirst and the PennFirst Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by PennFirst or the PennFirst Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole.

    3.15. ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on PennFirst's consolidated statements of financial condition included in the consolidated financial statements referred to in Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of PennFirst's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated statements of financial condition included in the consolidated financial statements referred to in Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

    3.16. MINUTE BOOKS. Since January 1, 1992, the minute books of PennFirst and the PennFirst Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

    3.17.     BROKER FEES.  Except as set forth in PennFirst Disclosure
Schedule 3.17, neither PennFirst nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

    3.18.     DISCLOSURES.  No representation or warranty contained in
Article III of this Agreement, and no statement contained in the PennFirst Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                                     ARTICLE IV

                              COVENANTS OF THE PARTIES

    4.01. CONDUCT OF THE BUSINESS OF THB. During the period from the date hereof to the Effective Time, THB shall, and shall cause each of the THB Subsidiaries to, conduct its businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice, except with the prior written consent of PennFirst, which consent shall not be unreasonably withheld. THB shall use its best efforts to (i) preserve its business organization and that of the THB Subsidiaries intact, (ii) keep available to itself and PennFirst the present services of the employees of THB and the THB Subsidiaries, and (iii) preserve for itself and PennFirst the goodwill of the customers of itself and the THB Subsidiaries and others with whom business relationships exist.

    4.02. NEGATIVE COVENANTS. THB agrees that from the date hereof to the Effective Time, except as otherwise approved by PennFirst in writing or as permitted or required by this Agreement, THB will not, nor will THB permit any of the THB Subsidiaries to:

    (i) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of THB or either of the THB Subsidiaries;

    (ii) except for the issuance of THB Common Stock pursuant to the present terms of stock options which are outstanding as of the date hereof (and identified on THB Disclosure Schedule 4.02) and compliance with the terms of the Option Agreement of even date herewith, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of THB or either of the THB Subsidiaries, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

    (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of THB or either of the THB Subsidiaries, except for regular quarterly cash dividends not in excess of $0.10 per share of THB Common Stock (but THB shall not alter its practices as to payment and record dates without PennFirst's consent);

    (iv) grant any severance or termination pay (other than pursuant to binding contracts of THB in effect on the date hereof and disclosed to PennFirst on THB Disclosure Schedule 2.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees, except, in the case of employees, such as may be granted in the ordinary course of business and consistent with past practices and policies;

    (v) enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of PennFirst, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to THB's Employee Stock Ownership Plan or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

    (vi) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (vii) make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in THB Disclosure Schedule 4.02(vii);

    (viii) except as set forth on THB Disclosure Schedule 4.02(viii), file any applications or make any contract with respect to branching or site location or relocation;

      (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

       (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

      (xi) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 2.18(a) hereof;

     (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

    (xiii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

     (xiv) agree to do any of the foregoing.

    4.03. NO SOLICITATION. Neither THB nor either of the THB Subsidiaries shall, nor shall THB or either of the THB Subsidiaries authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of THB or either of the THB Subsidiaries to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than PennFirst) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving THB or either of the THB Subsidiaries (an "Acquisition Transaction"); provided, however, that THB may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of THB, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such information should be furnished. THB will promptly communicate to PennFirst the terms of any proposal which it may receive in respect of any such Acquisition Transaction and shall provide PennFirst with copies of (i) any written legal advice provided to the Board of Directors of THB, (ii) all such written inquiries or proposals and (iii) an accurate and complete written synopsis of all such oral inquiries or proposals.

    4.04. CURRENT INFORMATION. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of each calendar year) ending after the date of this Agreement, each party will deliver to the other party its quarterly report on Form 10-Q (or Form 10-QSB) under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K (or Form 10-KSB). Within 25 days after the end of each month, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

    4.05.     ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

    (a) THB shall permit PennFirst and its representatives reasonable access to its properties and those of the THB Subsidiaries, and shall disclose and make available to PennFirst all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of THB and the THB Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which PennFirst may have a reasonable interest. Neither THB nor either of the THB Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. THB will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. THB and the THB Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with PennFirst and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Similar access shall be provided by PennFirst to THB and its representatives to the extent necessary to enable THB to satisfy its due diligence obligations with respect to PennFirst.

    (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

    (c) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, THB may invite one person (to be designated by PennFirst) to attend all meetings of the Board of Directors of THB and the THB Subsidiaries.

    4.06.     REGULATORY MATTERS.

    (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including without limitation the Form S-4 and the Joint Proxy Statement/Prospectus), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

    (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

    (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

    4.07. APPROVAL OF STOCKHOLDERS. Each party will (a) take all steps (including, without limitation, the preparation of the Form S-4 and Joint Proxy Statement/Prospectus in accordance with all applicable requirements) necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with the other party with respect to the foregoing matters.

    4.08. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

    4.09. DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by THB with the covenants set forth in Section 4.01 hereof.

    4.10. PUBLIC ANNOUNCEMENTS. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

    4.11. FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 1997 and that it will not waive that condition, it will promptly notify the other party. PennFirst and THB will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

    4.12.     CERTAIN POST-MERGER AGREEMENTS.

    The parties hereto agree to the following arrangements following the Effective Time:

    (a) OPERATIONS OF TROY HILL. PennFirst shall maintain Troy Hill as a separate subsidiary of PennFirst for a period of not less than one year from the Effective Time. Following such one-year period, PennFirst may, in its sole discretion, determine to merge or consolidate Troy Hill with ESBB.

    (b) BOARDS OF DIRECTORS OF PENNFIRST AND ESBB. Effective as of the Effective Time, the number of directors of both PennFirst and ESBB shall be increased by one and PennFirst shall nominate and elect one current director of THB (to be designated by PennFirst) as a director of each of PennFirst and ESBB for a term of not less than three years. In addition, in the event PennFirst determines to merge or consolidate Troy Hill and ESBB on or after one year from the Effective Time, two of the current directors of Troy Hill who continue as directors of Troy Hill (but not PennFirst and ESBB) after the Effective Time shall be elected to the Board of Directors of ESBB for a term of not less than three years, and the current Chairman of the Board of Troy Hill will be appointed to a newly created Troy Hill Advisory Board for a period of not less than one year and shall receive advisory Board fees therefor in an amount not less than $1,300 per month. The provisions of this
Section 4.12(b) are intended to be for the benefit of, and shall be enforceable by, current members of the Board of Directors of Troy Hill.

    (c) BOARD OF DIRECTORS OF TROY HILL. Effective as of the Effective Time, Charlotte A. Zuschlag, the President and Chief Executive Officer of PennFirst, shall be elected to the Board of Directors of Troy Hill.

    (d) OFFICERS AND EMPLOYEES OF THB AND TROY HILL. The employment of the current President and Chief Executive Officer of THB and Troy Hill, Ellry N. Davis, will be terminated effective as of the Effective Date, and Mr. Davis will thereupon be entitled to, and PennFirst agrees to provide, the payments and benefits reflected on THB Disclosure Schedule 2.13(a). On or before the Effective Date, in lieu of serving as a director of PennFirst, ESBB or Troy Hill, PennFirst and Mr. Davis will negotiate and enter into a consulting agreement on mutually acceptable terms. PennFirst agrees to continue the employment of all other personnel of THB and the THB Subsidiaries as of the Effective Date, except in the event of good cause for termination, for a period of not less than twelve (12) months subsequent to the Effective Date. After the Effective Time, Troy Hill shall not hire any additional employees without the prior consent of PennFirst.

    (e)  EMPLOYEE BENEFIT PLANS.

    (1) Subject to the provisions of this Section 4.12, all employees of THB or the THB Subsidiaries immediately prior to the Effective Time who are employed by PennFirst, ESBB or Troy Hill (the "Employers") immediately following the Effective Time ("Transferred Employees") will be covered by Employers' employee benefit plans on substantially the same basis as any employee of the Employers in a comparable position. Notwithstanding the foregoing, PennFirst may determine to continue any of the THB benefit plans for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of THB's benefit plans, or to merge any such benefit plans with the Employers' benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Employers' employees generally. Except as specifically provided in this Section 4.12 and as otherwise prohibited by law, Transferred Employees' service with THB or Troy Hill shall be recognized as service with the Employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the Employers' benefit plans, subject to applicable break-in-service rules. PennFirst agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by THB or Troy Hill on the Effective Time and who then change coverage to the Employers' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, (x) any amendment to, or grant of additional benefits under, any THB or Troy Hill benefit plan, including stock based plans, which continues to exist subsequent to the Effective Time, shall require the prior consent of the PennFirst, and (y) PennFirst may cause any of the THB or Troy Hill benefit plans which continue to exist, including stock based plans, to be amended in order to provide that employees of PennFirst or ESBB may be participants in such plans.

    (2) On or after the Effective Time, the THB employee stock ownership plan ("THB ESOP") may, at PennFirst's discretion, be combined with the PennFirst employee stock ownership plan ("PennFirst ESOP"); provided, however, that prior to any such combination of the THB ESOP and the PennFirst ESOP, the parties shall take all necessary action in order to amend the THB ESOP in order to ensure that any such combination does not accelerate (other than as required by law or regulation) or materially increase the benefits available to any participant in the THB ESOP. Notwithstanding anything herein to the contrary, the parties hereto will take all necessary action to amend the THB ESOP in order to provide that the Merger will not accelerate (other than as required by law or regulation) or materially increase the benefits available to any participant in the THB ESOP.


                                     ARTICLE V

                                 CLOSING CONDITIONS

    5.01. CONDITIONS TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OTS required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which would materially impair the value of THB and the THB Subsidiaries to PennFirst; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

    (b) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and by the Agreement of Merger shall have been duly and validly taken by PennFirst and THB, including approval by the requisite vote of the stockholders of PennFirst and THB of this Agreement and the Agreement of Merger.

    (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which PennFirst or THB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

    (d) The Form S-4 shall have become effective under the 1933 Act, and PennFirst shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the PennFirst Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

    (e) The parties shall have received, in form and substance reasonably satisfactory to them, an opinion of Elias, Matz, Tiernan & Herrick to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code; no taxable gain will be recognized by PennFirst or THB (i) upon the transfer of THB's assets to PennFirst in exchange for PennFirst Common Stock, cash and the assumption of THB's liabilities or (ii) upon the distribution of such PennFirst Common Stock and cash to THB stockholders.

    5.02. CONDITIONS TO THE OBLIGATIONS OF PENNFIRST UNDER THIS AGREEMENT. The obligations of PennFirst under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by
PennFirst:

    (a) Each of the obligations of THB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of THB contained in this

Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of THB and the THB Subsidiaries taken as a whole, and PennFirst shall have received a certificate to that effect signed by the President and Chief Executive Officer of THB.

    (b) All permits, consents, waivers, clearances, approvals and authorizations of all regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of THB and the THB Subsidiaries to PennFirst.

    (c) PennFirst shall have received, in form and substance satisfactory to it, a letter dated the date of the Closing, from KPMG Peat Marwick to the effect that the Merger will qualify for purchase accounting treatment.

    (d) Holders of THB Common Stock who dissent from the Merger pursuant to Chapter 15, Subchapter D of the PBCL by meeting the requirements set forth in the PBCL shall not hold more than 15% of the THB Common Stock immediately prior to the Effective Time.

    (e) Each stockholder of THB who is a THB Affiliate shall have executed and delivered a commitment and undertaking to the effect that (i) such stockholder will dispose of the shares of PennFirst Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (ii) such stockholder will not dispose of any of such shares until PennFirst has received an opinion of counsel acceptable to it that such proposed disposition is in compliance with the provisions of paragraph (d) of Rule 145 under the 1933 Act, which opinion shall be rendered promptly following counsel's receipt of such stockholder's written notice of its intention to sell shares of PennFirst Common Stock; and
(iii) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

    (f) THB shall have furnished PennFirst with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as PennFirst may reasonably request.

    5.03. CONDITIONS TO THE OBLIGATIONS OF THB UNDER THIS AGREEMENT. The obligations of THB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by THB:

    (a) Each of the obligations of PennFirst required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of PennFirst contained in this Agreement shall have been true and correct as of the date hereof and as of the

Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of PennFirst and the PennFirst Subsidiaries taken as a whole, and THB shall have received a certificate to that effect signed by the President and Chief Executive Officer of PennFirst.

    (b) PennFirst shall have furnished THB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as THB may reasonably request.


                                     ARTICLE VI

                      TERMINATION, AMENDMENT AND WAIVER, ETC.

    6.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of PennFirst and/or
THB:

    (a)  by mutual written consent of the parties hereto;

    (b) by PennFirst or THB (i) if the Effective Time shall not have occurred on or prior to September 30, 1997 or (ii) if a vote of the stockholders of PennFirst or THB is taken and either of such stockholders fails to approve this Agreement and the Agreement of Merger at the meetings of stockholders (or any adjournment thereof) of PennFirst and THB contemplated by Section 4.07 hereof; unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

    (c) by PennFirst or THB upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

    (d) by PennFirst in writing if THB has, or by THB in writing if PennFirst has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a material adverse effect on the business, operations, assets or financial condition of THB and the THB Subsidiaries or PennFirst and the PennFirst Subsidiaries, as applicable, taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein, notwithstanding any qualification therein relating to the knowledge of the other party;

    (e) by PennFirst or THB in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of PennFirst, would materially impair the value of THB and the THB Subsidiaries to PennFirst, and the time period for appeals and requests for reconsideration has run.


    6.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either PennFirst or THB as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and
7.01 hereof and except for liability for any breach of this Agreement.

    6.03. AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of PennFirst and/or THB, the parties may
(a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of PennFirst and/or THB, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of THB. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE VII

                                   MISCELLANEOUS

    7.01.     EXPENSES.

    (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that PennFirst shall bear all costs of printing, mailing and filing the Form S-4 and Joint Proxy Statement/Prospectus and all other registration and filing fees relating to the Merger.

    (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder; provided, further, however, that in the event that, (x) PennFirst's Board of Directors fails to recommend to its stockholders the approval of this Agreement and the Agreement of Merger and such stockholders fail to approve this Agreement and the Agreement of Merger at a duly held meeting of such stockholders or at any adjournment or postponement thereof or
(y) PennFirst fails to duly hold a meeting of its stockholders for the purpose of voting on this Agreement and the Agreement of Merger, then PennFirst will promptly reimburse THB for its out-of-pocket costs and expenses (documented with reasonable specificity) incurred by THB in connection with entering into this Agreement and carrying out any and all acts contemplated hereunder up to a maximum amount of $150,000 and shall also promptly pay THB a termination fee of $150,000.

    7.02. SURVIVAL. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Section 4.12 hereof.

    7.03. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

    (a)  If to PennFirst, to:

         PennFirst Bancorp, Inc.
         600 Lawrence Avenue
         Ellwood City, Pennsylvania  16117
         Attn:     Charlotte A. Zuschlag

         Copy to:

         Plowman, Spiegel & Lewis, P.C.
         2nd Floor, The Grant Building
         Pittsburgh, Pennsylvania  15219
         Attn:  Charles B. Jarrett, Jr.

    (b)  If to THB, to:

         Troy Hill Bancorp, Inc.
         1706 Lowrie Street
         Pittsburgh, Pennsylvania 15212
         Attn:  Ellry N. Davis

         Copy  to:

         Elias, Matz, Tiernan and Herrick L.L.P.
         734 15th Street, N.W.
         Washington, D.C.  20005
         Attn:     Raymond A. Tiernan, Esq.
                   Jeffrey D. Haas, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    7.04. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

    7.05. COMPLETE AGREEMENT. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

    7.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    7.07. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

    7.08. HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, PennFirst and THB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   PENNFIRST BANCORP, INC.


Attest:

/s/ Frank D. Martz                      By:  /s/ Charlotte A. Zuschlag
---------------------                        --------------------------------
Frank D. Martz                          Charlotte A. Zuschlag
Senior Vice President of Operations     President and Chief Executive Officer
  and Secretary



                                        TROY HILL BANCORP, INC.


Attest:

/s/ Nancy H. Kufner                     By:  /s/ Ellry N. Davis
-------------------                          --------------------------------
Nancy H. Kufner                         Ellry N. Davis
Secretary                               President and Chief Executive Officer

                                                          APPENDIX A

                                AGREEMENT OF MERGER

     This Agreement of Merger is dated as of September 16, 1996, by and between PennFirst Bancorp, Inc. ("PennFirst"), a Pennsylvania corporation, and Troy Hill Bancorp, Inc. ("THB"), a Pennsylvania corporation.

                                W I T N E S S E T H:

     WHEREAS, PennFirst and THB have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"); and

     WHEREAS, pursuant to the Reorganization Agreement and this Agreement of Merger, and subject to the terms and conditions set forth therein and herein, THB shall be merged with and into PennFirst, with PennFirst the surviving corporation of such merger;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto do mutually agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "EFFECTIVE TIME" shall mean the date and time at which the Merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

     1.2 "THB COMMON STOCK" shall mean the common stock, par value $.01 per share, of THB.

     1.3 "MERGER" shall refer to the merger of THB with and into PennFirst as provided in Section 2.1 of this Agreement of Merger.

     1.4 "MERGING CORPORATIONS" shall collectively refer to PennFirst and THB.

     1.5 "PENNFIRST COMMON STOCK" shall mean the common stock, par value $.01 per share, of PennFirst.

     1.6 "STOCKHOLDER MEETINGS" shall mean the respective meetings of the stockholders of PennFirst and THB held pursuant to Section 4.07 of the Agreement.

     1.7 "SURVIVING CORPORATION" shall mean PennFirst as the surviving corporation of the Merger.


                                     ARTICLE II

                                TERMS OF THE MERGER

     2.1 THE MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, THB shall be merged with and into PennFirst pursuant to Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law ("PBCL"). PennFirst shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. At the Effective Time, the separate existence and corporate organization of THB shall cease, and PennFirst shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of THB and PennFirst; and be subject to all the restrictions, disabilities and duties of each of THB and PennFirst; and all and singular, the rights, privileges, powers and franchises of each of THB and PennFirst, and all property, real, personal and mixed, and all debts due to either THB or PennFirst on whatever account, as well for stock subscriptions and all other things in action or belonging to each of THB and PennFirst shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of, respectively, THB and PennFirst, and the title to any real estate vested by deed or otherwise, under the laws of the Commonwealth of Pennsylvania or elsewhere in either THB or PennFirst shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of THB or PennFirst shall be preserved unimpaired, and all debts, liabilities and duties of THB and PennFirst shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are executed and filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the Effective Time in such Articles of Merger.

     2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be "PennFirst Bancorp, Inc."

     2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, the Articles of Incorporation of PennFirst shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     2.5 BYLAWS. On and after the Effective Time, the Bylaws of PennFirst shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.


                                    ARTICLE III

                                CONVERSION OF SHARES

     3.1  CONVERSION OF THB COMMON STOCK AND OPTIONS TO PURCHASE THB COMMON
          STOCK.

     (a) Subject to Section 3.2 hereof, each share of THB Common Stock outstanding immediately prior to the Effective Time, other than (i) shares held by THB (including Treasury shares) or PennFirst or any of their respective wholly owned subsidiaries and (ii) THB Dissenting Shares (as hereinafter defined), shall be converted into the number of shares of PennFirst Common Stock equal to the Exchange Ratio (as defined in the Reorganization Agreement) or $21.15 in cash in accordance with the terms of
Section 1.03 of the Reorganization Agreement.

     (b) Notwithstanding any other provision hereof, no fractional shares of PennFirst Common Stock shall be issued to holders of THB Common Stock. In lieu thereof, each holder of shares of THB Common Stock entitled to a fraction of a share of PennFirst Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash in accordance with the terms of Section 1.05 of the Reorganization Agreement. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     (c) At or immediately prior to the Effective Time, each option to purchase THB Common Stock issued pursuant to THB's 1994 Stock Option Plan shall be cancelled, and each holder of any such option, whether or not then vested or exercisable, shall be entitled to receive from PennFirst or THB either a new option to acquire shares of PennFirst Common Stock or a cash amount determined in accordance with Section 1.06 of the Reorganization Agreement. The payment of the consideration referred to in this Section 3.1(c) to holders of options to purchase THB Common Stock shall be subject to the execution by any such holder of such instruments of cancellation as PennFirst may reasonably deem appropriate.

     3.2  EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH.

     After the Effective Time, each holder of a certificate for theretofore outstanding shares of THB Common Stock, shall be surrendered and exchanged for cash or stock consideration in the manner provided in Section 1.04 of the Reorganization Agreement.

     3.3 DISSENTING SHARES. Notwithstanding anything in this Agreement of Merger to the contrary, shares of THB Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders (other than PennFirst or any wholly-owned subsidiary thereof) who shall not have voted such shares in favor of the Agreement and this Agreement of Merger and who shall have satisfied all of the applicable requirements of Chapter 15, Subchapter D of the PBCL ("THB Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, shares of PennFirst Common Stock or cash as set forth in Section 3.1 hereof, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with said section of the PBCL, subject to the procedures and the conditions specified in such provision of the PBCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal and payment under such law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of THB Common Stock held by such holder shall thereupon be deemed to have been converted into the right to receive, or be exchangeable at the Effective Time for, cash as provided in 1.08 of the Reorganization Agreement. PennFirst hereby agrees to make, or cause to be made, payment in cash for any Dissenting Shares.

     3.4 PENNFIRST COMMON STOCK. Each share of PennFirst Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of PennFirst Common Stock.


                                     ARTICLE IV

                                   MISCELLANEOUS

     4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in
Article V of the Reorganization Agreement.

     4.2 TERMINATION. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Reorganization Agreement in accordance with Section 6.01 thereof.

     4.3 AMENDMENTS. To the extent permitted by the PBCL, this Agreement of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Agreement of Merger relating to the consideration to be paid for the shares of THB Common Stock shall not be amended after either of the Stockholder Meetings so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the shareholders of PennFirst or THB without the approval of the stockholders of PennFirst and THB who are so affected.

     4.4 SUCCESSORS. This Agreement of Merger shall be binding on the successors of PennFirst and THB.

     IN WITNESS WHEREOF, PennFirst and THB have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.

                                         PENNFIRST BANCORP, INC.
Attest:



/s/ Frank D. Martz                       By: /s/ Charlotte A. Zuschlag
------------------                           --------------------------
Frank D. Martz                           Charlotte A. Zuschlag
Senior Vice President of Operations      President and Chief Executive Officer
  and Secretary


                                         TROY HILL BANCORP, INC.
Attest:


/s/ Nancy H. Kufner                      By: /s/ Ellry N. Davis
-------------------                          ------------------------
Nancy H. Kufner                          Ellry N. Davis
Secretary                                President and
                                           Chief Executive Officer

                                                                 APPENDIX B

                           STOCK OPTION AGREEMENT


    STOCK OPTION AGREEMENT, dated as of September 16, 1996, by and between PennFirst Bancorp, Inc. ("PennFirst"), a Pennsylvania corporation, and Troy Hill Bancorp, Inc. ("THB"), a Pennsylvania corporation (the "Agreement").


                                 WITNESSETH

    WHEREAS, PennFirst and THB have entered into an Agreement and Plan of Reorganization and related Agreement of Merger, each dated as of September 16, 1996 (collectively, the "Reorganization Agreement");

    WHEREAS, PennFirst has requested the execution of this Agreement by THB in order to increase the likelihood that the transactions contemplated by the Reorganization Agreement will be consummated in accordance with its terms and as a condition to PennFirst's obligation to complete the transactions contemplated by the Reorganization Agreement and, in consideration for such execution, THB has agreed to issue to PennFirst an option entitling PennFirst to purchase shares of its common stock upon the terms and subject to the conditions set forth herein; and

    NOW, THEREFORE, in consideration of the execution of the Reorganization Agreement and the premises therein and herein contained, the parties agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions hereof, THB irrevocably grants to PennFirst as of September 16, 1996 the option ("Option") to purchase at one time or from time to time an aggregate of 213,000 shares of common stock, par value $.01 per share, of THB ("Common Stock") at a price per share equal to $15.75 (the price per share is referred to below as the "Purchase Price" and the price when used with respect to a number of shares is referred to below as the "aggregate Purchase Price" for such shares). As used in this Agreement, the term "Shares" means the shares of Common Stock subject to the Option.

    2.   EXERCISE OF OPTION.

    (a) Subject to the terms and conditions hereof, PennFirst may exercise the Option, in whole at any time or in part from time to time, to the extent not previously exercised, if a Purchase Event (as defined below) shall have occurred and be continuing, provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further effect, except as to notices of exercise given prior thereto, on the Termination Date, which shall be the date on which occurs the earliest of (i) immediately prior to the Effective Time, as defined in Section 1.02 of the Reorganization Agreement, (ii) twelve (12) months after the first occurrence of a Purchase Event, (iii) twelve (12) months following a termination of the Reorganization Agreement by PennFirst pursuant to Section 6.01(d) thereof prior to the occurrence of a Purchase

Event; and (iv) a termination of the Reorganization Agreement in accordance with its terms (other than by PennFirst pursuant to Section 6.01(d) thereof) prior to the occurrence of a Purchase Event, provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable laws and regulations.

    (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

         (i) THB or any of its subsidiaries shall have entered into an agreement with any person (other than PennFirst or any subsidiary thereof) (A) to merge, consolidate or enter into any similar transaction with such person, (B) for the disposition, by sale, lease, exchange or otherwise, of all or substantially all of the consolidated assets or deposits of THB or any of its subsidiaries or (C) for the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or an option or right to acquire such securities) representing 15% or more of the voting power of THB or any of its subsidiaries;

         (ii) any person (other than PennFirst or any subsidiary thereof) shall have acquired beneficial ownership of, or any group of persons shall have been formed which beneficially owns, 15% or more of the then outstanding Common Stock (any of the foregoing in Section 2(b)(i) or (ii) is hereinafter referred to as an "Acquisition Transaction");

         (iii) any person (other than PennFirst or any subsidiary thereof) shall have (A) commenced a tender offer or filed a registration statement under the Securities Act of 1933, as amended ("Securities Act"), with respect to an exchange offer to purchase or otherwise acquire control of 15% or more of the then outstanding shares of Common Stock (such offers being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively); or

         (iv) the holders of the outstanding Common Stock shall not have approved the Reorganization Agreement (including the related Agreement of Merger) at the meeting of such holders called for such purpose pursuant to the Reorganization Agreement, such meeting shall not have been held or shall have been cancelled prior to the termination of the Reorganization Agreement in accordance with its terms, or THB's Board of Directors shall have withdrawn or modified in a manner which is adverse to PennFirst the recommendation of THB's Board of Directors with respect to the Reorganization Agreement and the Agreement of Merger, in each case after it shall have been publicly announced that any person (other than PennFirst or any subsidiary thereof) shall have
    (A) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, (B) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (C) filed an application (or given notice), whether in draft or final form, under the Bank Holding Company Act of 1956, the Home Owners' Loan Act, the Bank Merger Act or the Change in Bank
    Control Act of 1978, for approval
    to engage in an Acquisition Transaction or (D) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), in opposition to approval of the Reorganization Agreement by THB's stockholders.

    (c) As used in this Agreement, (i) "beneficial ownership," "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act and the regulations promulgated thereunder and
(ii) "commenced" shall have the meaning conferred thereon by Rule 14d-2 under the Exchange Act.

    (d) THB shall promptly give written notice to PennFirst of the occurrence of a Purchase Event known to THB. However, the giving of such notice by THB shall not be a condition to the right of PennFirst to exercise the Option. If more than one transaction or event giving rise to a Purchase Event is undertaken or effected, then all such transactions shall give rise to only one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions or events are abandoned.

    (e) Notwithstanding the foregoing, THB shall not be obligated to issue Shares upon exercise of the Option (i) in the absence of any required governmental, regulatory or stockholder approval or consent necessary for THB to issue the Shares or for PennFirst to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Shares. If the Option is otherwise exercisable but cannot be exercised prior to termination as specified in
Section 2(a) hereof solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall continue and will expire on the twentieth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

    3.   NOTICE OF EXERCISE; PAYMENT AND DELIVERY OF SHARES.

    (a) In the event that PennFirst desires to exercise the Option, PennFirst shall send a written notice (the date of which being herein referred to as the "Notice Date") to THB specifying the total number of Shares it will purchase and a place and date for the closing of such purchase, which date shall be not later than 60 calendar days nor earlier than three business days from the date such notice is given, unless additional time is needed to give notification to or to obtain approval from any governmental or regulatory authority and, if so required, three business days from the date on which the required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period with respect thereto shall have passed.

    (b) At any closing hereunder, (a)(i) PennFirst shall make payment to THB of the aggregate Purchase Price for the Shares to be purchased by delivery to THB of a certified, cashier's or bank check payable to the order of THB in such amount or, if mutually agreed, by wire transfer of funds in such amount to an account designated in writing by THB, or (ii) if requested by PennFirst, in lieu of the payment set forth in
(a)(i) above, THB shall issue to PennFirst a number of whole Shares determined by (A) multiplying the excess, if any, of the closing price of the Common Stock on the Notice Date over the Purchase Price by the number of Shares with respect to which the Option is being exercised, and (B) dividing such product by the Purchase Price; and (b) THB shall deliver to PennFirst a certificate or certificates representing the Shares so purchased, registered in the name of PennFirst or its designee. THB shall pay any and all federal, state and local taxes, or other charges that may be imposed upon PennFirst in connection with the preparation, issuance and delivery of stock certificates hereunder.

    4. REPRESENTATIONS AND WARRANTIES OF THB. THB hereby represents and warrants to PennFirst as follows:

    (a) This Agreement has been duly authorized, executed and delivered by THB and constitutes a valid and binding agreement of THB, enforceable against THB in accordance with its terms, except to the extent that the obligations of THB set forth in Section 8(a) and (d) hereof may be unenforceable under applicable federal and state securities laws.

    (b) THB has taken all necessary corporate and other action (excluding any required governmental or stockholder approvals) to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Shares subject to the Option (less the number of Shares previously issued upon any partial exercise of the Option or as to which the Option may no longer be exercised). All of the Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all claims, liens, charges, encumbrances and security interests, and will not have been issued in violation of, and will not be subject to, any preemptive rights of any stockholders of THB.

    (c) The execution, delivery and performance by THB of this Agreement and the consummation of the transactions contemplated hereby (excluding any required governmental approvals) do not contravene, or constitute a default under, (i) the Articles of Incorporation or Bylaws of THB or (ii) any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation binding upon THB or any of its subsidiaries.

    5. REPRESENTATIONS AND WARRANTIES OF PENNFIRST. PennFirst hereby represents and warrants to THB as follows:

    (a) This Agreement has been duly authorized, executed and delivered by PennFirst and constitutes a valid and binding agreement of PennFirst, enforceable against PennFirst in accordance with its terms, except to the extent that the obligations of PennFirst set forth in Section 8(b) and (d) hereof may be unenforceable under applicable federal and state securities laws.

    (b) PennFirst is acquiring the Option for the purpose set forth in the second Whereas clause of this Agreement and hereby acknowledges that (i) the Option has not been, and the Shares may not be, registered under the Securities Act or any other applicable securities registration requirements and (ii) the Option and the Shares may not be transferred except in compliance with applicable registration requirements or an available exemption therefrom.

    6. ADJUSTMENT UPON CHANGE IN CAPITALIZATION, ETC. In the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of THB which would have the effect of diluting or changing PennFirst's rights hereunder, the number and kind of shares or securities subject to the Option and the Purchase Price (but not the aggregate Purchase Price of the Shares) shall be appropriately and equitably adjusted so that PennFirst shall receive upon exercise of the Option the number and class of shares or other securities or property that PennFirst would have received in respect of the Shares that could have been purchased upon exercise of the Option if the Option could have been and had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that after the date hereof THB issues any additional shares of Common Stock other than pursuant to any event described in the preceding sentence or pursuant to the exercise of the Option, the number of shares of Common Stock which can be purchased pursuant to the Option shall be increased by an amount so that after such issuance the number of shares of Common Stock subject to the Option, less any shares previously acquired upon exercise of the Option, shall equal (a) 20.0% of the number of shares of Common Stock then issued and outstanding minus (b) one share, without giving effect to any shares which may be issued pursuant to the Option. THB shall take such steps in connection with any consolidation, merger, liquidation or other such action as may be necessary to ensure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option. Nothing contained in this Section 6 shall be deemed to authorize THB to effect any of the changes contemplated by this Section 6 in breach of the provisions of the Reorganization Agreement.

    7.   REGISTRATION OF THE SHARES.

    (a) If PennFirst requests THB in writing to register under the Securities Act or any other applicable securities registration requirements Shares which have been purchased by PennFirst hereunder, THB will use its best efforts to cause the Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by PennFirst of such Shares (and to keep such registration in effect for a period of at least 180 days) and in connection therewith shall prepare and file as promptly as reasonably possible (but in no event later than 45 days from receipt of PennFirst's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Shares by PennFirst in the manner specified by PennFirst in its request. In connection with such registration, THB shall use its best efforts to cause to be delivered to PennFirst (and any other holder whose Shares are the subject of such registration) such certificates, opinions, accountants' letters and other documents as PennFirst (or any such other holder) shall reasonably request and are customarily rendered in connection with the registration of securities under the Securities Act. PennFirst shall provide all information reasonably requested by THB for inclusion in any documents to be prepared hereunder. All expenses incurred by THB in complying with the provisions of this Section 7, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for THB and blue sky fees and expenses shall be paid by THB. Underwriting discounts and commissions to brokers and dealers relating to the Shares, fees and disbursements of counsel to PennFirst and any other expenses incurred by PennFirst in connection with such registration shall be borne by PennFirst. THB shall not be obligated to make effective more than two registration statements pursuant to this Section 7(a).

    (b) THB shall notify PennFirst in writing not less than ten business days prior to filing a registration statement under the Securities Act with respect to any Common Stock (other than a filing on Form S-4 or Form S-8) of THB's intention so to file. If PennFirst wishes to have any portion of its Shares purchased hereunder included in such registration statement, it shall advise THB in writing to that effect within five business days following receipt of such notice from THB pursuant to the preceding sentence, and THB will thereupon include the number of shares indicated by PennFirst under such registration statement, provided, however, that if the managing underwriter determines and advises THB and PennFirst in writing that the inclusion in the registration statement of the number of shares indicated by PennFirst would interfere with the successful marketing of the Common Stock proposed to be registered and sold by THB, then the number of shares indicated by PennFirst to be included in the underwriting shall be reduced or eliminated pro rata among all holders of shares of Common Stock requesting such registration, and further provided, however, that nothing herein shall prevent THB from, at any time, abandoning or delaying any registration.

    (c) The rights provided under this Section 7 shall expire upon the third annual anniversary of the first acquisition of Shares by PennFirst hereunder.

    8.   INDEMNIFICATION.

    (a)  In connection with any registration under the provisions of
Section 7 hereof, THB shall indemnify and hold harmless PennFirst and any underwriter (as defined in the Securities Act) for PennFirst and each person who controls PennFirst or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which PennFirst or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary or final offering prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that THB will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by PennFirst, such underwriter or such controlling persons in writing specifically for use in the preparation thereof.

    (b) PennFirst will indemnify and hold harmless THB, any underwriter for THB and each person who controls THB or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which THB or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary or final offering prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was so made in conformity with information furnished by PennFirst in writing specifically for use in the preparation thereof.

    (c) Promptly after receipt by an indemnified party pursuant to the provisions of Section 8(a) or (b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of Section 8(a) or
(b), promptly notify the indemnifying party of the commencement thereof; except to the extent of any actual prejudice to the indemnifying party, the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder.
In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Section 8(a) or (b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

    (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative fault, knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

    9. QUOTATION. If the Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market System ("Nasdaq NMS") or any securities exchange, THB, upon the request of PennFirst after the occurrence of a Purchase Event, will promptly file an application, if required, to authorize for quotation or trading or listing the Shares of Common Stock (or other securities to be acquired upon exercise of the Option pursuant to the terms of Section 6 hereof) on the Nasdaq NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

    10. FURTHER ASSURANCES. THB agrees to execute and deliver such documents and instruments and take such further actions as may be necessary or appropriate or as PennFirst may reasonably request in order to ensure that PennFirst receives the full benefits of this Agreement (including, without limitation, the prompt filing of any required notice or application for approval with any applicable federal or state regulatory agency and the expeditious processing of the same). Prior to the Termination Date, THB will refrain from taking any action which would have the effect of preventing or interfering with the delivery by THB of the Shares (or other securities deliverable pursuant to Section 6 hereof) to PennFirst upon any exercise of the Option or from otherwise performing its obligations under this Agreement.

    11. REMEDIES. The parties agree that PennFirst would be irreparably damaged if for any reason THB failed to issue any of the Shares (or other securities deliverable pursuant to Section 6 hereof) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that PennFirst would not have an adequate remedy at law in such event. Accordingly, PennFirst shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by THB. This provision is without prejudice to any other rights that PennFirst may have against THB for any failure to perform its obligations under this Agreement.

    12.  MISCELLANEOUS.

    (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telecopy or telex addressed as follows:

         (i)   If to PennFirst, to:

               PennFirst Bancorp, Inc.
               600 Lawrence Avenue
               Ellwood City, Pennsylvania  16117
               ATTN:  Charlotte A. Zuschlag

               Copy to:

               Plowman, Spiegal & Lewis, P.C.
               2nd Floor, The Grant Building
               Pittsburgh, Pennsylvania  15219
               ATTN:  Charles B. Jarrett, Jr.

         (ii)  If to THB, to:

               Troy Hill Bancorp, Inc.
               1706 Lowrie Street
               Pittsburgh, Pennsylvania  15212
               ATTN:  Ellry N. Davis

               Copy to:

               Elias, Matz, Tiernan and Herrick L.L.P.
               734 15th Street, N.W.
               Washington, D.C.  20005
               ATTN:  Raymond A. Tiernan, Esq.
                      Philip R. Bevan, Esq.
                      Hugh T. Wilkinson, Esq.


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     (c) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     If for any reason any court or regulatory agency determines that the Option will not permit the holder to acquire the full number of Shares, it is the express intention of THB to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of laws thereof.

     (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (f) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (g) Assignment. PennFirst may assign this Agreement to any wholly owned subsidiary of PennFirst. PennFirst may not, without the prior written consent of THB, assign this Agreement to any other person in whole or in part, provided that upon the occurrence of and following a Purchase Event, PennFirst may sell, transfer, assign or otherwise dispose of its rights and obligations hereunder in whole or in part without such consent. In the case of any permitted sale, transfer, assignment or disposition in part of this Option, THB shall do all things necessary to facilitate the same and the person to whom this Option is sold, transferred assigned or disposed of shall agree in writing to the terms and conditions hereof. This Agreement shall not be assignable by THB except by operation of law. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (h) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than an assignee or transferee of PennFirst pursuant to Section 12(g) hereof) any rights or remedies of any nature whatsoever under or by any reason of this Agreement.

     13. ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

      IN WITNESS WHEREOF, PennFirst and THB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        PENNFIRST BANCORP, INC.

Attest:

/s/ Frank D. Martz                      By:  /s/ Charlotte A. Zuschlag
-----------------------------------     -------------------------------------
Frank D. Martz                          Charlotte A. Zuschlag
Senior Vice President of Operations     President and Chief Executive Officer
  and Secretary



                                        TROY HILL BANCORP, INC.

Attest:

/s/ Nancy H. Kufner                     By:  /s/ Ellry N. Davis
----------------------------------      -------------------------------------
Nancy H. Kufner                         Ellry N. Davis
Secretary                               President and Chief Executive Officer

                                                                      APPENDIX C



                        [CHARLES WEBB & COMPANY LETTERHEAD]




September 16, 1996


Board of Directors
Troy Hill Bancorp, Inc
1706 Lowrie Street
Pittsburgh, Pennsylvania 15212


Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the shareholders of Troy Hill Bancorp, Inc. ("THBC"), of the consideration to be received by such shareholders in the merger (the "Merger") between THBC and PennFirst Bancorp, Inc., ("PWBC"). We have not been requested to opine as to, and our opinion does not in any matter address, THBC's underlying business decision to proceed with or effect the Merger.

Pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated September 16, 1996, by and between THBC and its wholly owned subsidiary, Troy Hill Federal Savings Bank ("Troy Hill"), and PWBC, (the "Agreement"), at the effective time of the Merger, PWBC will acquire all of THBC's issued and outstanding shares of common stock (1,067,917 shares as of the date of the Agreement) and the holders of such shares of common stock shall have the right to receive either (i) $21.15 in cash per share of THBC Common Stock or (ii) the number of shares of PWBC's Common Stock which equals the result of dividing $21.15 by the "Average Share Price", as defined in
Section 1.03 of the Agreement, in exchange for each share of THBC Common Stock. Aggregate Cash Consideration to be received by THBC shareholders will equal 40% of the aggregate total consideration which results by multiplying $21.15 times the number of shares of THBC Common Stock at the effective time. Therefore, 60% of total consideration will be PWBC common stock, pursuant to terms described in the Agreement.

In addition, the holders of unexercised and outstanding options awarded pursuant to the THBC 1994 Stock Option Plan, will elect to receive, for each share subject to such option, either (i) cash equal to the difference between $21.15 and the option exercise price, or (ii) an option to purchase shares of PWBC common stock in an

Troy Hills Bancorp, Inc.
September 16 1996
Page 2


amount and at an exercise price determined pursuant to Section 1.06 of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies.

In September, 1996, you engaged us to issue a fairness opinion to be delivered upon execution of an agreement for the acquisition of THBC. Prior to your execution of the Agreement with PWBC, we reviewed certain financial and other business data supplied to us by THBC including audited financial statements for the years ended June 30, 1995 and 1994 and a draft of June 30, 1996 financial statements and certain other information we deemed relevant. We considered historical quotations and the prices of recorded transactions in THBC's common stock since its public offering and conversion to a stock holding company on June, 1994. We reviewed financial and stock market data of other thrifts, particularly in the Mid-Atlantic region, and the financial and structural terms of several other recent transactions involving savings and loan mergers and acquisitions or proposed changes of control of comparably situated companies.

For PWBC, we reviewed the audited financial statements for the fiscal years ended December 31, 1995 1994, 1993 and quarterly financial statements (unaudited) for the quarters ending March 31, 1996, June 30, 1996 and related SEC reports and certain other information deemed relevant. We considered historical quotations and the prices of recorded transactions in PWBC's common stock. For comparative purposes, we reviewed financial and stock merger data of other financial institutions in the Mid-Atlantic region.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by THBC and PWBC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from THBC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of THBC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of THBC or PWBC. We have further relied on the assurances of management of THBC and PWBC that they are not aware of any facts that would make such information

Troy Hills Bancorp, Inc.
September 16 1996
Page 2


inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to THBC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

We have been engaged to issue a fairness opinion for a fee, a majority of which is contingent upon the affirmative shareholder approval of the Merger. In addition, THBC has agreed to indemnify us for certain liabilities arising out of our engagement by THBC in connection with the Merger. We have also performed various investment banking services for THBC in the past and have received customary fees for such services.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the shareholders of THBC in the Merger is fair, from a financial point of view, to the shareholders of THBC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statements of THBC used to solicit shareholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of THBC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

Very truly yours,

/s/ Charles Webb & Company

Charles Webb & Company

                                 [LETTERHEAD]


February 3, 1997


Board of Directors
Troy Hill Bancorp, Inc
1706 Lowrie Street
Pittsburgh, Pennsylvania 15212

Dear Board of Directors:

We hereby confirm our letter of September 16, 1996 regarding the merger proposal, whereby Troy Hill Bancorp, Inc. ("THBC") shall merge with PennFirst Bancorp, Inc. In our opinion, the above referenced transaction remains fair to the THBC shareholders, from a financial point of view.


Very truly yours,


/s/ Charles Webb & Company
Charles Webb & Company,
A Division of Keefe, Bruyette & Woods, Inc.

                                                                APPENDIX D

           PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED,
                     PROVISIONS FOR DISSENTING SHAREHOLDERS



SUBCHAPTER D.--DISSENTERS RIGHTS.

Section 1571. APPLICATION AND EFFECT OF SUBCHAPTER.

    (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

         Section 1906(c) (relating to dissenters rights upon special treatment).

         Section 1930 (relating to dissenters rights).

         Section 1931(d) (relating to dissenters rights in share exchanges).

         Section 1932(c) (relating to dissenters rights in asset transfers).

         Section 1952(d) (relating to dissenters rights in division).

         Section 1962(c) (relating to dissenters rights in conversion).

         Section 2104(b) (relating to procedure).

         Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

         Section 2325(b) (relating to minimum vote requirement).

         Section 2704(c) (relating to dissenters rights upon election).

         Section 2705(d) (relating to dissenters rights upon renewal of election).

         Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

         Section 7104(b)(3) (relating to procedure).

         (b) EXCEPTIONS.--(1) Except as otherwise provided in paragraph
    (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

              (i)  listed on a national securities exchange; or

              (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

         (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

              (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

              (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

              (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

         (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (c) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

    (d) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

         (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

         (2)  a copy of this subchapter.

    (e) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

    (g) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. DEFINITIONS.

    The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division..

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

    (a) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (b) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  NOTICE OF INTENTION TO DISSENT.

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  NOTICE TO DEMAND PAYMENT.

    (a) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

         (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

         (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

         (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

         (4)  Be accompanied by a copy of this subchapter.

    (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576.  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

    (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) and shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (b) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (c) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

    (a) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (c) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

         (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

         (2) A statement of the corporation's estimate of the fair value of the shares.

         (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (d) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

Section 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

    (a) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (b) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. VALUATION PROCEEDINGS GENERALLY.

    (a) GENERAL RULE.--Within 60 days after the latest of:

         (1)  Effectuation of the proposed corporate action;

         (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

         (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (b) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

    (c) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (d) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

    (a)  GENERAL RULE.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Section 1930. DISSENTERS RIGHTS.

    (a) GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

    (b) PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

    (c) CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

-----------------------------------------------------------------------------------------------------------------------------------

                                        PennFirst Bancorp, Inc.
                                            Revocable Proxy

/x/ Please mark your choice like                                                                        For     Against    Abstain
    this /x/ in blue or black ink                                Proposal to adopt an Agreement and    /  /      /  /        /  /
                                                                 Plan of Reorganization, dated as of
            SPECIAL MEETING OF STOCKHOLDERS                      September 16, 1996, by and between
                     March 18, 1997                              PennFirst and Troy Hill Bancorp, Inc.
                                                                 ("THB"), and a related Agreement of
This Proxy is solicited on behalf of the Board of Directors.     Merger (together, the "Merger
                                                                 Agreement"), pursuant to which (i)
   The undersigned, as a holder of Common Stock of               THB will be merged into PennFirst
PennFirst Bancorp, Inc. ("PennFirst"), hereby appoints the       (the "Merger"), with PennFirst as the
Board of Directors of PennFirst, or any successors               surviving corporation of the Merger;
thereto, as Proxies, with full powers of substitution, to        and (ii) each share of common stock
represent and to vote as designated on this card all of          of THB, par value $.01 per share
the shares of Common Stock of PennFirst which the                ("THB Common Stock"), outstanding
undersigned is entitled to vote at the Special Meeting of        immediately prior to consummation of
Stockholders to be held at the Connoquenessing Country           the Merger (other than shares as to
Club located at RD #2, Route 65, Ellwood City,                   which dissenters' rights have been
Pennsylvania, on March 18, 1997 at 10:00 a.m., Eastern           asserted and duly perfected in
Time, or any adjournment thereof.                                accordance with Pennsylvania law and
                                                                 shares held by PennFirst, THB or any
                                                                 of their respective subsidiaries)
                                                                 shall be converted into and represent
                                                                 the right to receive either (i) $21.15
                                                                 in cash or (ii) a number of shares of
                                                                 PennFirst common stock, par value
                                                                 $.01 per share ("PennFirst Common
                                                                 Stock"), with a value equal to $21.15,
                                                                 as determined by applying a formula
                                                                 (the "Exchange Ratio") set forth in
                                                                 the Merger Agreement and based on the
                                                                 average market price ("Average Share
                                                                 Price") of PennFirst Common Stock over
                                                                 the 20 trading day period ending on
                                                                 the date PennFirst and THB receive all
                                                                 requisite regulatory approvals and
                                                                 satisfy all applicable waiting periods
                                                                 related to the Merger.


                                                                 I plan to attend the Meeting.                               /  /



                                                                      The Board of Directors of
                                                                 PennFirst recommends a vote FOR
                                                                 approval of the Merger Agreement.
                                                                 Such votes are hereby solicited by
                                                                 the Board of Directors.

                               Dated:_____________, 1997            This Proxy may be revoked at any
                                                                 time before it is exercised.
__________________________________________________________
stockholder sign above       co-holder (if any) sign above          Shares of Common Stock of
                                                                 PennFirst will be voted as
                                                                 specified. Unless otherwise
                                                                 specified, this Proxy will be voted
                                                                 FOR the proposal to adopt an
                                                                 Agreement and Plan of
                                                                 Reorganization, dated as of
                                                                 September 16, 1996, by and between
                                                                 PennFirst and Troy Hill Bancorp,
                                                                 Inc, and a related Agreement of
                                                                 Merger. If any other matter is
                                                                 properly presented at the Special
                                                                 Meeting of Stockholders, the Proxy
                                                                 will be voted in accordance with
                                                                 the judgment of the persons
                                                                 appointed as Proxies.


----------------------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE


Important: Please sign your name exactly as it appears hereon. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

                                       Important: Please date and sign the proxy promptly.






-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                        Troy Hill Bancorp, INC.
                                              Revocable Proxy

/x/ Please mark your choice like                                                                        For     Against    Abstain
    this /x/ in blue or black ink                                Proposal to adopt an Agreement and    /  /      /  /        /  /
                                                                 Plan of Reorganization, dated as
           SPECIAL MEETING OF STOCKHOLDERS                       of September 16, 1996, by and
                   March 17, 1997                                between PennFirst Bancorp, Inc.
                                                                 ("PennFirst") and THB, and a
This Proxy is solicited on behalf of the Board of Directors.     related Agreement of Merger
                                                                 (together, the "Merger
                                                                 Agreement"), pursuant to which (i)
   The undersigned, as a holder of Common Stock of Troy          THB will be merged into PennFirst
Hill Bancorp, Inc. ("THB"), hereby appoints the Board            (the "Merger"), with PennFirst as
of Directors of the Company or any successors thereto            the surviving corporation of the
as Proxies, with full powers of substitution, to                 Merger; and (ii) each share of
represent and to vote as designated on this card all of          common stock of THB, par value
the shares of Common Stock of THB which the undersigned          $.01 per share ("THB Common
is entitled to vote at the Special Meeting of                    Stock"), outstanding immediately
Stockholders to be held at the Holiday Inn located at            prior to consummation of the
4859 McKnight Road, Pittsburgh, Pennsylvania, on March           Merger (other than shares as to
17, 1997 at 10:00 a.m., Eastern Time, or any                     which dissenters' rights have been
adjournment thereof.                                             asserted and duly perfected in
                                                                 accordance with Pennsylvania law
                                                                 and shares held by PennFirst, THB
                                                                 or any of their respective
                                                                 subsidiaries) shall be converted
                                                                 into and represent the right to
                                                                 receive either (i) $21.15 in cash
                                                                 or (ii) a number of shares of
                                                                 PennFirst common stock, par value
                                                                 $.01 per share ("PennFirst Common
                                                                 Stock"), with a value equal to
                                                                 $21.15, as determined by applying
                                                                 a formula (the "Exchange Ratio")
                                                                 set forth in the Merger Agreement
                                                                 and based on the average market
                                                                 price ("Average Share Price") of
                                                                 PennFirst Common Stock over the 20
                                                                 trading day period ending on the
                                                                 date PennFirst and THB receive all
                                                                 requisite regulatory approvals and
                                                                 satisfy all applicable waiting
                                                                 periods related to the Merger.


                                                                 I plan to attend the Meeting.                               /  /



                                                                    The Board of Directors of THB
                                                                 recommends a vote FOR approval
                                                                 of the Merger Agreement. Such
                                                                 votes are hereby solicited by
                                                                 the Board of Directors.

                              Dated:_____________, 1997             This Proxy may be revoked at
                                                                 any time before it is exercised.

__________________________________________________________          Shares of Common Stock of THB
stockholder sign above       co-holder (if any) sign above       will be voted as specified.
                                                                 Unless otherwise specified, this
                                                                 Proxy will be voted FOR the
                                                                 proposal to adopt an Agreement
                                                                 and Plan of Reorganization,
                                                                 dated as of September 16, 1996,
                                                                 by and between PennFirst
                                                                 Bancorp, Inc, and THB, and a
                                                                 related Agreement of Merger. If
                                                                 any other matter is properly
                                                                 presented at the Special Meeting
                                                                 of Stockholders, the Proxy will
                                                                 be voted in accordance with the
                                                                 judgment of the persons appointed
                                                                 as Proxies.


----------------------------------------------------------------------------------------------------------------------------------
                                                   FOLD AND DETACH HERE


Important: Please sign your name exactly as it appears hereon. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

                                     Important: Please date and sign the proxy Promptly.

----------------------------------------------------------------------------------------------------------------------------------


                               [PennFirst Letterhead]
                                  February 3, 1997



To: Participants in the Employee Stock Ownership Plan of PennFirst Bancorp, Inc.


    As described in the enclosed materials, your proxy as a shareholder of PennFirst Bancorp, Inc. ("PennFirst") is being solicited in connection with an upcoming Special Meeting of Stockholders of PennFirst, at which stockholders of PennFirst will consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Merger Agreement"), by and between PennFirst and Troy Hill Bancorp, Inc. ("THB"), and a related Agreement of Merger, pursuant to which, among other things, THB will be merged into PennFirst (the "Merger"). If the Merger is approved and consummated, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of PennFirst Common Stock allocated to your account under PennFirst's Employee Stock Ownership Plan (the "ESOP") will be voted.

    Enclosed with this letter is a Joint Proxy Statement/Prospectus, which describes the matter to be voted upon, a voting instruction ballot for the ESOP, which will permit you to vote the shares allocated to your account under the ESOP, and a stamped, pre-addressed return envelope. After you have reviewed the Joint Proxy Statement/Prospectus, I urge you to vote your shares in the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to Frank D. Martz, Senior Vice President of Operations and Secretary of PennFirst. Your voting instructions will remain completely confidential. Only Mr. Martz, who will tabulate the voting instructions, will have access to your ballot. Messrs. William B. Salsgiver, George William Blank, Jr., Herbert S. Skuba and Edmund C. Smith, as the trustees for the ESOP, will vote as directed the shares held in the ESOP. No other person associated with PennFirst will see the individual voting instructions.

    If your voting instructions are not received, the shares allocated to your account will be voted in the same proportion as the shares under the ESOP have voted.

    Your Board of Directors has determined the Merger to be fair to and in the best interests of PennFirst and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    On behalf of the Board, I thank you for your attention to this important matter.

    Sincerely,

    /s/ Charlotte A. Zuschlag
    Charlotte A. Zuschlag
    President and Chief Executive Officer

                              PENNFIRST BANCORP, INC.
                          SPECIAL MEETING OF STOCKHOLDERS
                                  March 18, 1997


    The undersigned, as a holder of Common Stock of PennFirst Bancorp, Inc. ("PennFirst") pursuant to PennFirst's Employee Stock Ownership Plan (the "ESOP"), hereby instructs William B. Salsgiver, George William Blank, Jr., Herbert S. Skuba and Edmund C. Smith, as Trustees for the ESOP, to vote as designated on the reverse of this card all of the shares of Common Stock of PennFirst which the undersigned holds pursuant to the ESOP at the Special Meeting of Stockholders to be held at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania, on March 18, 1997 at 10:00 a.m., Eastern Time, or any adjournment thereof.

    SHARES OF COMMON STOCK OF PENNFIRST WILL BE VOTED AS SPECIFIED. IF YOU RETURN THIS BALLOT PROPERLY SIGNED BUT DO NOT OTHERWISE SPECIFY, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED FOR THE PROPOSAL TO ADOPT AN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF SEPTEMBER 16, 1996, BY AND BETWEEN PENNFIRST AND TROY HILL BANCORP, INC., AND A RELATED AGREEMENT OF MERGER. IF YOU DO NOT RETURN THIS BALLOT, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED IN THE SAME PROPORTION AS THE SHARES UNDER THE ESOP HAVE VOTED.

           IMPORTANT:  PLEASE DATE AND SIGN THIS BALLOT ON REVERSE SIDE.

                                  [THB Letterhead]

                                  February 3, 1997



To: Participants in the Employee Stock Ownership Plan of Troy Hill Bancorp, Inc.


    As described in the enclosed materials, your proxy as a shareholder of Troy Hill Bancorp, Inc. ("THB") is being solicited in connection with an upcoming Special Meeting of Stockholders of THB, at which stockholders of THB will consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Merger Agreement"), by and between PennFirst Bancorp, Inc. ("PennFirst") and THB, pursuant to which, among other things, THB will be merged with and into PennFirst (the "Merger"). If the Merger is approved and consummated, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of THB Common Stock allocated to your account under THB's Employee Stock Ownership Plan (the "ESOP") will be voted.

    Enclosed with this letter is a Joint Proxy Statement/Prospectus, which describes the matter to be voted upon, a voting instruction ballot for the ESOP, which will permit you to vote the shares allocated to your account under the ESOP, and a stamped, pre-addressed return envelope. After you have reviewed the Joint Proxy Statement/Prospectus, I urge you to vote your shares in the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to Nancy H. Kufner, Secretary of THB. Your voting instructions will remain completely confidential. Only Ms. Kufner, who will tabulate the voting instructions, will have access to your ballot. Messrs. Ellry N. Davis, Joseph W. Snyder and Raymond K. Aiken, as the trustees for the ESOP, will vote as directed the shares held in the ESOP. No other person associated with THB will see the individual voting instructions.

    If your voting instructions are not received, the shares allocated to your account will be voted in the same proportion as the shares under the ESOP have voted.

    Your Board of Directors has determined the Merger to be fair to and in the best interests of THB and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    On behalf of the Board, I thank you for your attention to this important matter.

    Sincerely,


    /s/ Ellry N. Davis
    Ellry N. Davis
    President and Chief Executive Officer

                              TROY HILL BANCORP, INC.
                          SPECIAL MEETING OF STOCKHOLDERS
                                   March 17, 1997


    The undersigned, as a holder of Common Stock of Troy Hill Bancorp, Inc. ("THB") pursuant to THB's Employee Stock Ownership Plan (the "ESOP"), hereby instructs Ellry N. Davis, Joseph W. Snyder and Raymond K. Aiken, as Trustees for the ESOP, to vote as designated on the reverse of this card all of the shares of Common Stock of THB which the undersigned holds pursuant to the ESOP at the Special Meeting of Stockholders to be held at the Holiday Inn located at 4859 McKnight Road, Pittsburgh, Pennsylvania, on March 17, 1997 at 10:00 a.m., Eastern Time, or any adjournment thereof.

    SHARES OF COMMON STOCK OF THB WILL BE VOTED AS SPECIFIED. IF YOU RETURN THIS BALLOT PROPERLY SIGNED BUT DO NOT OTHERWISE SPECIFY, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED FOR THE PROPOSAL TO ADOPT AN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF SEPTEMBER 16, 1996, BY AND BETWEEN THB AND PENNFIRST BANCORP, INC., AND A RELATED AGREEMENT OF MERGER. IF YOU DO NOT RETURN THIS BALLOT, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED IN THE SAME PROPORTION AS THE SHARES UNDER THE ESOP HAVE VOTED.

           IMPORTANT:  PLEASE DATE AND SIGN THIS BALLOT ON REVERSE SIDE.